UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ____)

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WHITE RIVER CAPITAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of White River Capital, Inc. (“White River”), Coastal Credit Holdings, Inc. (“Parent”), and Coastal Credit Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), have approved and adopted, respectively, an Agreement and Plan of Merger (the “merger agreement”), providing for the merger of Merger Sub with and into White River, with White River as the surviving corporation (the “merger”).  As a result of the merger, White River will become a wholly-owned subsidiary of Parent.  Parent and Merger Sub are affiliated entities of Parthenon Capital Partners, a San Francisco and Boston based private equity firm.  In the merger, each outstanding share of White River common stock (other than any treasury shares and any shares owned by Parent, Merger Sub, or any wholly owned subsidiaries of Parent or White River) will be converted into the right to receive an amount of cash, without interest, determined by dividing the aggregate purchase price to be paid by Merger Sub in the merger, as may be adjusted pursuant to the terms of the merger agreement, by the number of fully diluted White River shares of common stock as of the effective time of the merger (other than any treasury shares and any shares owned by Parent, Merger Sub, or any wholly owned subsidiaries of Parent or White River).  Before adjustments, the aggregate purchase price under the merger agreement is $79,500,000, which, based on 3,625,892 shares of common stock of White River expected to be issued and outstanding at closing on a fully diluted basis, equates to a per share purchase price of $21.93.

The board of directors of White River, after thorough review and consideration, unanimously determined and declared that the merger agreement and the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of White River and its shareholders and has unanimously approved the merger agreement and the merger. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. THE BOARD OF DIRECTORS OF WHITE RIVER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, AS WELL AS “FOR” APPROVAL OF TWO RELATED PROPOSALS THAT ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

The merger cannot be completed unless the holders of a majority of the outstanding shares of White River common stock on the record date (other than unvested restricted and performance shares) vote to adopt the merger agreement. The accompanying proxy statement provides you with detailed information about the merger, the merger agreement, the two related proposals, and the special meeting. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. We encourage you to read the entire proxy statement and its appendices, including the merger agreement, carefully. You may also obtain additional information about White River from documents we have filed with the Securities and Exchange Commission.  The closing price of White River’s common stock on January 10, 2013, the latest practicable date before the date of this document, was $21.37. The market price of White River common stock will fluctuate between now and the completion of the merger, but the cash purchase price to be paid to White River shareholders in the merger will remain fixed (subject to adjustment, as set forth in the merger agreement). White River common stock currently trades on the NYSE MKT under the trading symbol “RVR.”

The accompanying proxy statement provides detailed information about the White River special shareholders’ meeting and the proposed merger. We urge you to read the proxy statement carefully, including the appendices to the proxy statement. If you do not plan to attend the White River special shareholders’ meeting, to ensure your shares are represented at the meeting, please vote as soon as possible either by completing and submitting the enclosed proxy card or by using the telephone or Internet voting procedures described in your proxy card.  If your shares are held in the name of a bank, broker, or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, or other nominee in order to vote your shares. Please note that if your shares are held in the name of a bank, broker, or other nominee and you wish to vote at the special meeting, you must obtain a proxy issued in your name from that record holder prior to the special meeting and bring the proxy to the special meeting.  Your vote is very important, regardless of the number of shares of White River common stock you own. The failure to vote your shares will have the same effect as a vote “AGAINST” the approval of the proposal to adopt the merger agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger or the merger agreement, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in the proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated January 11, 2013, and is first being mailed to White River shareholders on or about January 14, 2013.

AVAILABLE INFORMATION

This document makes reference to certain important business and financial information about White River from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

White River Capital, Inc.
6051 El Tordo, P.O. Box 9876
Rancho Santa Fe, California 92067
Attention: Martin J. Szumski
Chief Financial Officer
(858) 997-6740

In order to ensure timely delivery of these documents, you should make your request by January 28, 2013, to receive them before the White River special shareholders’ meeting. You may also read and copy any materials filed by White River with the Securities and Exchange Commission (“SEC”) by accessing the SEC’s website at http://www.sec.gov, or at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. White River’s periodic filings with the SEC may also be accessed on White River’s website at www.WhiteRiverCap.com. See “Where You Can Find More Information” on page 75.

6051 El Tordo, P.O. Box 9876
Rancho Santa Fe, California 92067
(858) 997-6740

Notice of Special Meeting of Shareholders

To Be Held on February 11, 2013

To the Shareholders of White River Capital, Inc.:

We cordially invite you to attend the Special Meeting of Shareholders of White River Capital, Inc., to be held on Monday, February 11, 2013, at 9:00 a.m., Pacific time, at The Inn at Rancho Santa Fe, 5951 Linea Del Cielo, Rancho Santa Fe, California 92067. At the special meeting, you will be asked to vote on the following matters:

1.
Merger Agreement Proposal. To approve and adopt the Agreement and Plan of Merger dated as of November 15, 2012, by and among Coastal Credit Holdings, Inc. (“Parent”), Coastal Credit Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and White River Capital, Inc. (“White River”), pursuant to which Merger Sub will be merged with and into White River, with White River surviving the merger as a wholly-owned subsidiary of Parent.  Parent and Merger Sub are affiliated entities of Parthenon Capital Partners, a San Francisco and Boston based private equity firm.

2.
Shareholder Advisory (Non-Binding) Vote on Merger-Related Compensation. To consider and approve, on a non-binding advisory basis, the compensation that may or will become payable to the named executive officers of White River in connection with the merger.

3.
Adjournment. To approve the adjournment of the special meeting, if necessary, to permit the solicitation of additional proxies in the event there are not sufficient votes, in person or by proxy, to approve any of the above proposals.

4.
Other Matters. To transact any other business as may properly come before the special meeting or any adjournments of the special meeting. The board of directors is not aware of any other business to come before the special meeting.

Only holders of record of White River common stock as of the close of business on January 7, 2013 (other than unvested restricted and performance shares), are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

YOUR VOTE IS VERY IMPORTANT. The affirmative vote of the holders of a majority of the outstanding shares of White River common stock (other than unvested restricted and performance shares) is required to approve the merger agreement proposal.

Please read the accompanying proxy statement carefully, including the appendices thereto, so that you will have information about the business to be presented at the special meeting. A proxy card also accompanies this notice. Whether or not you plan to attend the special meeting, please mark, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope so that your shares may be voted in accordance with your wishes. If you do not return your proxy card or do not vote in person at the special meeting, the effect will be the same as a vote against the merger agreement proposal.

You may revoke your proxy at any time before the special meeting by following the directions on the proxy card or by attending the special meeting and voting in person. If you hold your shares in “street name” with a bank, broker, or other nominee, and you wish to vote at the special meeting, you will need to obtain a proxy issued in your name from your bank, broker, or other nominee and bring the proxy to the special meeting.  Also, check your voting instruction card from your bank, broker, or other nominee to see if you also may vote by telephone or through the Internet.

The board of directors of White River recommends that White River shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval of the non-binding advisory resolution regarding the merger-related compensation payable to our named executive officers, and “FOR” any proposal of the White River board of directors to adjourn or postpone the special meeting, if necessary.

By Order of the Board of Directors

Martin J. Szumski
Chief Financial Officer and Senior Vice President

Rancho Santa Fe, California
January 11, 2013

APPENDICES

A	Agreement and Plan of Merger dated November 15, 2012 by and among Coastal Credit Holdings, Inc., Coastal Credit Merger Sub, Inc., and White River Capital, Inc.

B	Limited Guaranty dated November 15, 2012 by Parthenon Investors IV, L.P. in favor of White River Capital, Inc.

C	Opinion of Milestone Advisors, LLC

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you.  Accordingly, we encourage you to read carefully this entire proxy statement, its appendices and the documents referred to in this proxy statement before you decide how to vote.  You may obtain the information referred to in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 75.

Parties to the Merger

White River Capital, Inc.
6051 El Tordo, P.O. Box 9876
Rancho Santa Fe, California 92067
(858) 997-6740

Founded in 2004, White River Capital, Inc. (“White River”) is a financial services holding company headquartered in Rancho Santa Fe, California. White River’s principal operating subsidiary is Coastal Credit L.L.C. (“Coastal Credit”), based in Virginia Beach, Virginia. Coastal Credit is a specialized subprime auto finance company engaged in acquiring subprime auto receivables from both franchised and independent automobile dealers which have entered into contracts with purchasers of typically used, but some new, cars and light trucks.  Coastal Credit then services the receivables it acquires. Coastal Credit operates in 27 states through 14 offices.

White River’s net interest income after provision for loan losses was $29.3 million and $22.0 million for the year ended December 31, 2011, and the nine months ended September 30, 2012, respectively. Net income for the year ended December 31, 2011 was $9.5 million, and net income for the nine months ended September 30, 2012 was $6.9 million. At December 31, 2011 and September 30, 2012, total assets were $155.3 million and $162.5 million, respectively, and total liabilities were $83.6 million and $86.3 million, respectively.  White River’s website address is www.WhiteRiverCap.com. Information contained in, or accessible through, White River’s website does not constitute a part of this proxy statement. White River’s common stock is traded on the NYSE MKT under the trading symbol “RVR.”

Coastal Credit Holdings, Inc.
Four Embarcadero Center, Suite 3610
San Francisco, California 94111
(415) 913-3900

Coastal Credit Holdings, Inc., which we refer to as “Parent,” was formed by affiliates of Parthenon Capital Partners (“Parthenon”), a San Francisco and Boston based private equity firm, solely for the purpose of entering into the Agreement and Plan of Merger among White River, Parent, and Merger Sub dated November 15, 2012 (the “merger agreement”), and related agreements and transactions.  Parthenon is a private equity investment firm founded in March 1998 and has approximately $2 billion of capital under management.  Parthenon focuses on investing in select middle-market companies in a variety of industry sectors with particular expertise in business and financial services, healthcare, distribution/logistics, and technology-enabled services.

Coastal Credit Merger Sub, Inc.
Four Embarcadero Center, Suite 3610
San Francisco, California 94111
(415) 913-3900

Coastal Credit Merger Sub, Inc., which we refer to as “Merger Sub,” was formed by Parent solely for the purpose of entering into the merger agreement and related agreements and transactions, and, pursuant to the merger agreement, merging into White River with White River as the surviving corporation (the “merger”).  Upon the completion of the merger, Merger Sub, which is currently wholly owned by Parent, will cease to exist and White River will become a wholly owned subsidiary of Parent.

The Merger (page 21)

The merger agreement is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. You are encouraged to read the merger agreement as it is the legal document that governs the merger.

On November 15, 2012, White River entered into the merger agreement providing for the merger of Merger Sub with and into White River, with White River surviving the merger as a wholly-owned subsidiary of Parent.  The following will occur in connection with the merger:

•
each share of common stock of White River, without par value (the “Common Stock”), issued and outstanding immediately prior to the effective time of the merger (other than treasury shares and any shares owned by Parent, Merger Sub, or any wholly owned subsidiaries of Parent or White River (collectively, “Excluded Shares”)), as well as all outstanding and unvested restricted shares and performance shares of White River as of such time (“Performance Shares,” and, collectively with the Common Stock, the “White River Common Stock”), will convert into the right to receive an amount of cash, without interest and less any applicable withholding taxes, determined by dividing the aggregate purchase price to be paid by Merger Sub in the merger, as may be adjusted as described below, by the number of fully diluted shares of White River Common Stock as of the effective time of the merger (other than any Excluded Shares), which we refer to as the “merger consideration.”  Before adjustments, the aggregate purchase price under the merger agreement is $79,500,000, which, based on 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis, equates to a per share merger consideration of $21.93 per share; and

•
all shares of White River Common Stock so converted will, upon the completion of the merger, no longer be outstanding and will be automatically cancelled and shall cease to exist, and each holder of White River Common Stock shall cease to have any rights with respect thereto, except the right to receive the merger consideration upon surrender of the certificate(s) representing such holder’s shares of White River Common Stock (if such shares are certificated).

Following and as a result of the merger (i) shareholders of White River will no longer have any interest in, and will no longer be shareholders of, White River; (ii) shares of the Common Stock of White River will no longer be listed on the NYSE MKT, and price quotations with respect to shares of Common Stock in the public market will no longer be available; and (iii) the registration of shares of the Common Stock of White River under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

See “Proposal 1 – The Merger – General” beginning on page 21 for additional information.

The Special Meeting (page 14)

The special meeting of shareholders of White River, which we refer to as the “special meeting,” will be held at 9:00 a.m., Pacific time, on Monday, February 11, 2013, at The Inn at Rancho Santa Fe, 5951 Linea Del Cielo, Rancho Santa Fe, California 92067. At the special meeting, you will be asked to, among other things, approve the adoption of the merger agreement.  Please see the sections of this proxy statement captioned “Questions and Answers About the Merger and the White River Special Meeting” and “The Special Meeting of White River’s Shareholders” beginning on pages 9 and 14, respectively, for additional information about the special meeting, including how to vote your shares of White River Common Stock.

Merger Consideration (page 52)

If the merger is completed, each share of White River Common Stock, including all outstanding Performance Shares, but excluding any Excluded Shares, will be converted into the right to receive the per share merger consideration in cash, without interest and less any applicable withholding taxes.  Excluded Shares will be cancelled without payment of the merger consideration.

Prior to the effective time of the merger, Merger Sub will designate a paying agent reasonably acceptable to White River to receive the merger consideration for the benefit of the holders of shares of White River Common Stock (excluding any Excluded Shares, and excluding holders of Performance Shares, which will be paid through White River’s payroll system after the closing).  At the closing, Parent will deposit, or will cause Merger Sub or its designee to deposit, with the paying agent the portion of the merger consideration payable in respect of all shares of

White River Common Stock (other than Excluded Shares and Performance Shares).  Subject to the adjusted purchase price procedures described below, as soon as reasonably practicable (and in any event within 5 business days) after the final resolution of the adjusted purchase price, Parent will cause the paying agent to mail to all holders of record of White River Common Stock whose shares were converted into the right to receive the merger consideration (other than Performance Shares) a letter of transmittal and instructions advising them how to exchange their share certificates or book-entry shares for the merger consideration.  If you are a record holder of White River Common Stock (other than Performance Shares) entitled to receive the merger consideration, the paying agent will pay the merger consideration to you after you have (a) surrendered your share certificates or book-entry shares to the paying agent, and (b) provided to the paying agent your signed letter of transmittal and any other document as may be required by the paying agent.  Do not return your share certificates with your proxy card and do not forward your share certificates to the paying agent prior to receipt of the written instructions from the paying agent.  If your shares are held in “street name” by your brokerage firm, bank, trust company, or other nominee and you are entitled to receive the merger consideration, you will receive instructions from your brokerage firm, bank, trust company, or other nominee as to how to effect the surrender of your shares held in “street name.”

With respect to holders of Performance Shares, at the closing, Parent will deposit, or will cause Merger Sub or its designee to deposit, with White River the portion of the merger consideration payable in respect of all Performance Shares.  Upon receipt of an acknowledgment, in form and substance reasonably acceptable to Parent, of the conversion and exchange of the Performance Shares in the merger, together with any other deliveries described therein, from a holder of Performance Shares, White River, as the surviving corporation in the merger, will pay the merger consideration in respect of such Performance Shares, as may be adjusted pursuant to the adjusted purchase price provisions below, through White River’s payroll system.

See “The Merger Agreement – Merger Consideration” beginning on page 52, and “The Merger Agreement – Payment Procedures” beginning on page 55 for additional information.

Adjustment to Purchase Price (page 52)

The aggregate purchase price to be paid by Parent in the merger, and consequently the per share merger consideration to be paid to White River’s shareholders, may be adjusted upward or downward in connection with the closing in the event the aggregate amount of certain expenses incurred by White River (or incurred by Coastal Credit on behalf of White River) prior to the closing (as defined in the merger agreement, the “Company Allocable Expenses”) is greater or less than a certain level of targeted net expenses of White River based on the month in which the closing occurs, which level of targeted net expenses has been agreed upon by the parties in the merger agreement.  For example, if the closing occurs in February 2013, the targeted net expenses are $5,087,000; and March 2013, $5,491,000; subject, in each case, to a proration adjustment based on the portion of the month elapsed at the time of closing.  The purchase price adjustment cannot reduce the aggregate purchase price by more than $2 million, which means that, based on 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis, the purchase price adjustment cannot reduce the per share purchase price by more than $0.55.

See “The Merger Agreement – Adjustment to Purchase Price” beginning on page 52 for additional information on the expenses to be allocated to White River and Coastal Credit for purposes of the purchase price adjustment and the specific mechanism used to determine the purchase price adjustment.

Recommendation of White River’s Board of Directors; White River’s Reasons for the Merger (page 31)

Based on the reasons discussed elsewhere in this proxy statement, White River’s board of directors has determined that the merger agreement, the merger, and the other transactions contemplated thereby are in the best interests of White River and its shareholders and recommends that its shareholders vote “FOR” the approval of the merger agreement, “FOR” approval of the non-binding advisory resolution regarding the merger-related compensation payable to White River’s named executive officers, and “FOR” any proposal of the White River board of directors to adjourn the special meeting, if necessary, to solicit additional proxies.  For a discussion of the circumstances surrounding the merger and the factors considered by White River’s board of directors in approving the merger agreement, see page 31. White River’s board of directors unanimously approved the merger agreement.

Opinion of White River’s Financial Advisor (page 33)

On November 14, 2012, at a meeting of the board of directors of White River held to evaluate the merger and the merger agreement, Milestone Advisors, LLC (“Milestone”), the financial advisor retained by White River, rendered its oral opinion to the board of directors, which was subsequently confirmed by the delivery of a written opinion as of the same date, that, as of the date of the opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the $21.93 cash per share merger consideration to be received by the holders of White River Common Stock in the merger (subject to increase or decrease in accordance with the terms of the merger agreement within a range of not more than $0.55 per share) was fair, from a financial point of view, to such holders.

The full text of Milestone’s written opinion, dated November 14, 2012, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Milestone in connection with the opinion, is attached in its entirety as Appendix C to this proxy statement.  We encourage you to read the Milestone opinion carefully and in its entirety.  Milestone provided its opinion for the use and benefit of White River’s board of directors in connection with the directors’ evaluation of the merger.  Milestone’s opinion does not constitute a recommendation to the board of directors or any shareholder as to how you should vote with respect to the merger.  See “Proposal 1 – The Merger – Opinion of the Financial Advisor to White River’s Board of Directors” beginning on page 33.

Material U.S. Federal Income Tax Consequences of the Merger (page 48)

The exchange of shares of White River Common Stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.  In general, a U.S. holder of White River Common Stock who receives cash for shares of White River Common Stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of White River Common Stock.  You should read “Proposal 1 - The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for more information regarding the U.S. federal income tax consequences of the merger to shareholders.  Because individual circumstances may differ, we urge you to consult your tax advisors for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or non-U.S. taxes.

Regulatory Approvals (page 47)

We cannot complete the merger unless we receive the prior written approval of the Florida Office of Financial Regulation (“FOFR”) and the Texas Office of Consumer Credit Commissioner (“TOCCC”) in connection with the change in control of Coastal Credit’s Florida Sales Finance Company License and Texas Motor Vehicle Sales Finance License, or the written approvals from such regulatory bodies for Coastal Credit’s temporary continued operation following the closing pending such approvals.  In addition, under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the merger may not be consummated until notification and report forms have been filed with the Federal Trade Commission (“FTC”) and Antitrust Division of the U.S. Department of Justice (“DOJ”) by White River and Parthenon, and the applicable waiting period has expired or been terminated.  The DOJ also may review the impact of the merger on competition and challenge it.

As of the date of this proxy statement, Parent, White River, and their relevant subsidiaries have filed all required applications and notices described above with the applicable regulatory authorities in connection with the merger.  On December 11, 2012, the FTC granted early termination of the waiting period under the HSR Act.  As of the date of this proxy statement, the parties have not received the approval of either the FOFR or TOCCC to the change in control, or approval of Coastal Credit’s temporary continued operation after closing pending the change in control approvals.  Although we believe that we will be able to obtain these regulatory approvals, there can be no assurance that all requisite approvals will be obtained or that such approvals will be received within the time periods contemplated by the merger agreement or on conditions that would not be detrimental to the surviving corporation, or at all.

Dissenters’ or Appraisal Rights (page 50)

Indiana law does not provide for dissenters’ rights of appraisal for White River’s shareholders with respect to the merger.

Interests of Certain White River Directors and Executive Officers in the Merger (page 45)

You should be aware that certain of White River’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as shareholders of White River.  The board of directors of White River was aware of these interests and took them into account at the time it approved the merger agreement.  These interests include provisions in the merger agreement relating to indemnification of directors and officers of White River, insurance for directors and officers of White River for events occurring before the merger, severance payments in the case of certain executive officers whose employment with White River is to be terminated in connection with the merger, a discretionary cash bonus payment in connection with the merger, and other benefits pursuant to employment agreements and stock award agreements (including vesting and acceleration of unvested restricted stock and phantom stock).  These interests are more fully described in this proxy statement under the heading “Proposal 1 - The Merger – Interests of Certain White River Directors and Executive Officers in the Merger” beginning on page 45.

Restrictions on Solicitations of Other Offers (page 60)

The merger agreement contains detailed provisions prohibiting White River and Coastal Credit, either directly or indirectly, from seeking or encouraging an alternative acquisition proposal.  These non-solicitation provisions prohibit White River and Coastal Credit, as well as their officers, directors, managers, agents, advisors, representatives, or affiliates from taking any action to solicit an acquisition proposal as described on page 63.  However, the merger agreement does not prohibit White River’s board of directors from providing confidential information to and engaging in negotiations with third parties, and potentially recommending an alternative unsolicited acquisition proposal as described on pages 63 and 64, if the board of directors concludes in good faith, after consultation with its independent financial advisors and legal counsel, that the alternative proposal constitutes or would reasonably be expected to lead to a superior proposal, and that such action would be required in order for the directors to comply with their respective fiduciary duties under applicable law.  See “The Merger Agreement – Restrictions on Solicitations of Other Offers” on page 60.

Conditions to Completion of the Merger (page 65)

The obligation of each party to the merger agreement to complete the merger is subject to various conditions, including the approval and adoption of the merger agreement by White River’s shareholders, the accuracy of the other parties’ representations and warranties and performance by the other parties of their respective covenants and agreements under the merger agreement, the absence of any law, order, or legal injunction which prohibits the consummation of the merger, the expiration of all applicable waiting periods under the HSR Act, and certain other customary conditions.  In addition, the obligation of Parent and Merger Sub to complete the merger is subject to various additional conditions, including (i) White River and Coastal Credit having obtained the consent of Coastal Credit’s senior lender, Wells Fargo Financial Preferred Capital, Inc. (“Wells Fargo”), under Coastal Credit’s current line of credit (the “Wells Fargo LOC”), to the transactions contemplated under the merger agreement and an expansion of the Wells Fargo LOC to an amount not less than $120 million, unless alternative financing is available to Parent at closing either from Wells Fargo or another lender, no default or event of default under the Wells Fargo LOC existing as of the closing date, and at least $10 million being available to be drawn under the Wells Fargo LOC as of the closing date under Coastal Credit’s existing borrowing base; (ii) receipt of regulatory approvals from the FOFR and TOCCC regarding the change in control of Coastal Credit (or written approvals from such regulatory bodies for Coastal Credit’s temporary continued operation following the closing pending such approvals); (iii) the adjustment to the purchase price in connection with the Company Allocable Expenses not being more or less than $2 million (assuming for purposes of such calculation as if the $2 million cap on Company Allocable Expenses did not apply); (iv) the absence of the occurrence of a material adverse effect with respect to White River and Coastal Credit taken as a whole between the date of signing the merger agreement and the closing; and (v) the absence of certain litigation matters.  There can be no assurance as to whether or when all of the conditions to closing will be satisfied or, where permissible, waived.  In addition, there can be no assurance that the requisite regulatory approvals will be received within the time periods contemplated by the merger agreement.

Financing of the Merger (page 43)

The obligations of Parent and Merger Sub to complete the merger are not contingent upon the consummation of any financing arrangement, obtaining any financing, or, other than described above in respect of the Wells Fargo LOC, the availability, grant, provision, or extension of any financing to Parent or Merger Sub.  Parent will draw on committed equity investments to pay the aggregate merger consideration, and Parent may also use up to $21 million of cash borrowings under the Wells Fargo LOC, or borrowings under a new warehouse line of credit with another financial institution.  See “Proposal 1 – The Merger – Financing of the Merger” beginning on page 43 for more information.

Limited Guaranty (page 44)

An affiliate of Parthenon, Parthenon Investors IV, L.P., has entered into a limited guaranty in favor of White River to secure the payment of the aggregate merger consideration and Parent’s and Merger Sub’s obligations to pay any termination and expense fees under the merger agreement.  See “Proposal 1 - The Merger – Limited Guaranty” beginning on page 44 for more information.

Termination of the Merger Agreement (page 67)

White River and Merger Sub can jointly agree to terminate the merger agreement at any time.  Either party also may terminate the merger agreement at any time prior to the closing date of the merger if:

•	the merger is not closed by March 31, 2013, with certain exceptions; or

•	approval of the merger agreement by White River’s shareholders is not obtained, with certain exceptions.

White River also can terminate the merger agreement if:

•
at any time prior to the special meeting, White River concurrently enters into an acquisition agreement with respect to a competing acquisition proposal which the board of directors determines in good faith is a superior proposal to the merger agreement and that the failure to enter into such competing proposal would reasonably likely violate the directors’ fiduciary obligations under applicable law; provided that (i) White River provides prior written notice to Merger Sub of its intention to accept the superior proposal, (ii) within three business days thereafter, Merger Sub, Parent, and White River do not negotiate an adjustment to the merger agreement so that the third-party acquisition proposal is no longer a superior proposal to the merger agreement, and (iii) White River pays a termination fee of $3,975,000 to Merger Sub.  If Merger Sub notifies White River in writing prior to the expiration of the three-day period described above that it shall modify its offered terms so that the competing acquisition proposal ceases to be a superior proposal, then White River shall not be permitted to enter into an alternative acquisition agreement, or permit the board to change its recommendation in favor of the merger agreement, with respect to the competing acquisition proposal.  White River will have 48 hours to evaluate Merger Sub’s modified terms.  However, in the event our board determines in good faith, after consultation with its financial advisor and upon advice from outside legal counsel, that consummation of Merger Sub’s modified transaction terms instead of the competing acquisition proposal would be reasonably likely to violate its fiduciary obligations under applicable law and not be in the best interests of White River, in accordance with the standards of conduct applicable to directors under the Indiana Business Corporation Law (“IBCL”), White River will be permitted to terminate the merger agreement in order to execute an alternative acquisition agreement with respect to the superior proposal; or

•
at any time prior to the effective time of the merger, whether before or after shareholder approval is received, there has been a breach of any representation, warranty, covenant, or agreement made by Parent or Merger Sub in the merger agreement such that the closing condition regarding the accuracy of Parent’s and Merger Sub’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by White River to Parent or March 31, 2013.

Parent also can terminate the merger agreement if:

•
(i) the board of directors of White River makes a “company adverse recommendation change” (as defined in the merger agreement) to its shareholders with respect to the merger, (ii) White River’s board of directors fails to reaffirm the recommendation to its shareholders in favor of the merger within five business days after Parent has requested in writing that it do so and the board continues to fail to reaffirm the recommendation as of the date the merger agreement is terminated, or (iii) any third party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting an acquisition proposal and White River shall not have sent to its shareholders pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent, or given, a statement disclosing that White River recommends rejection of such tender offer or exchange offer;

•
White River breaches any of its covenants regarding non-solicitation, competing acquisition proposals, or the holding of the special meeting and solicitation of proxies in connection with the merger agreement (other than an immaterial breach not intended to result in a third-party acquisition proposal); or

•
at any time prior to the effective time of the merger, whether before or after shareholder approval is received, there has been a breach of any representation, warranty, covenant, or agreement made by White River in the merger agreement such that the closing condition regarding the accuracy of White River’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by Parent to White River or March 31, 2013.

Either White River or Parent also may terminate the merger agreement if:

•
any governmental body shall have issued an order or taken other action permanently enjoining, restraining, or prohibiting the merger, and such order or action shall have become final and nonappealable; provided that the party seeking to terminate the agreement in this regard shall not have initiated such proceeding or taken any action in support of such proceeding and such party shall have used its reasonable best efforts to prevent and oppose such order or action.

Termination Fees and Reimbursement of Expenses (page 69)

If Parent terminates the merger agreement because (i) White River makes a “company adverse recommendation change” (as defined in the merger agreement) to its shareholders with respect to the merger, (ii) White River breaches any of its covenants regarding non-solicitation, competing acquisition proposals, or the holding of the special meeting and solicitation of proxies in connection with the merger agreement, or (iii) there has been a breach of a representation, warranty, covenant, or agreement made by White River in the merger agreement such that the closing condition regarding the accuracy of White River’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, such breach is a result of an intentional breach by White River, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by Parent to White River or March 31, 2013, then White River must pay Merger Sub a $3,975,000 termination fee.

If (i) (A) either Merger Sub or White River terminates the merger agreement because approval of the merger agreement by White River’s shareholders is not obtained, or because the merger is not closed by March 31, 2013, or (B) Parent terminates the merger agreement because there has been a breach of a representation, warranty, covenant, or agreement made by White River in the merger agreement such that the closing condition regarding the accuracy of White River’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, such breach is not the result of an intentional breach by White River, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by Parent to White River or March 31, 2013, and (ii) within 12 months after termination White River enters into an alternative acquisition agreement or consummates any competing proposal (with certain exceptions), then White River must pay Merger Sub a $3,975,000 termination fee, less any expense fee White River previously paid to Parent as described in the following paragraph.

If (i) (A) either Merger Sub or White River terminates the merger agreement because approval of the merger agreement by White River’s shareholders is not obtained, or (B) Parent terminates the merger agreement because there has been a breach of a representation, warranty, covenant, or agreement made by White River in the merger agreement such that the closing condition regarding the accuracy of White River’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, such breach is not the result of an intentional breach by White River, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by Parent to White River or March 31, 2013, then White River must pay an expense fee of $1,300,000 to Parent as agreed upon liquidated damages, which is intended to represent a reimbursement of Parent’s expenses incurred in connection with the negotiation and performance of the merger agreement.  If after the expense fee is paid pursuant to this paragraph, White River is subsequently required to pay a termination fee under the circumstances set forth in the immediately preceding paragraph, then White River will be entitled to reduce the termination fee by the amount of such paid expense fee.

If White River terminates the merger agreement because there has been a breach of a representation, warranty, covenant, or agreement made by Parent or Merger Sub in the merger agreement such that the closing condition regarding the accuracy of Parent’s and Merger Sub’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, such breach is a result of an intentional breach by Parent or Merger Sub, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by White River to Parent or March 31, 2013, then Parent must pay White River a $3,975,000 termination fee.

If White River terminates the merger agreement because there has been a breach of a representation, warranty, covenant, or agreement made by Parent or Merger Sub in the merger agreement such that the closing condition regarding the accuracy of Parent’s and Merger Sub’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, such breach is not the result of an intentional breach by Parent or Merger Sub, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by White River to Parent or March 31, 2013, then Parent or Merger Sub must pay a fee of $1,300,000 to White River as agreed upon liquidated damages, which is intended to represent a reimbursement of White River’s expenses incurred in connection with the negotiation and performance of the merger agreement.

Additional Information (page 75)

You can find more information about White River in the periodic reports and other information we file with the SEC.  The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.  For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 75.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE WHITE RIVER SPECIAL MEETING

About the Merger

Q:	What am I voting on?

A:
White River, Parent, and Merger Sub have entered into a merger agreement pursuant to which Merger Sub will merge with and into White River, with White River surviving the merger as a wholly-owned subsidiary of Parent.  Parent and Merger Sub are affiliated entities of Parthenon.  You are being asked to consider and vote upon the proposal to approve the merger agreement, as well as the proposal to approve, on a non-binding advisory basis, the compensation payable to the named executive officers of White River in connection with the merger.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote upon the following proposals at the special meeting:

•	Adoption of the merger agreement;

•	A non-binding advisory proposal to approve the compensation that may or will become payable to the named executive officers of White River in connection with the merger; and

•
A proposal to adjourn the special meeting, if necessary, to permit the solicitation of additional proxies in the event there are not sufficient votes, in person or by proxy, to approve any of the above proposals.

Q:	As a shareholder of White River, what will I receive in the merger?

A:
If the merger is completed, for each share of White River Common Stock that you own immediately prior to the effective time of the merger, you will be entitled to receive an amount of cash, without interest and less any applicable withholding taxes, determined by dividing the aggregate purchase price to be paid by Merger Sub in the merger, as may be adjusted as described in this proxy statement, by the number of fully diluted shares of White River Common Stock as of the effective time of the merger (excluding any Excluded Shares).  Before adjustments, the aggregate purchase price under the merger agreement is $79,500,000, which, based on 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis, equates to a per share merger consideration of $21.93 per share.  See “Proposal 1 – The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for a more detailed description of the U.S. federal tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, and/or non-U.S. taxes.

Q:	What will happen in the merger?

A:
In the merger, Merger Sub will be merged into White River and White River will continue as the surviving corporation and become a wholly owned subsidiary of Parent. As a result of the merger, the Common Stock of White River will no longer be publicly traded.  In addition, the Common Stock of White River will be delisted from the NYSE MKT and deregistered under the Exchange Act, and White River will no longer be required to file reports with the SEC.

Q:	What is the required vote to approve and adopt the merger agreement proposal?

A:
The holders of at least a majority of the outstanding shares of Common Stock as of January 7, 2013, the record date for the special meeting, must vote to approve the merger agreement in order for the merger to be completed.  Abstentions from voting and “broker non-votes” are not considered affirmative votes and, therefore, will have the same effect as a vote “against” the merger.  As of the record date of the special meeting, White River’s executive officers and directors and their respective affiliates, as a group, beneficially owned or had the power to direct the voting of approximately 20.1% of the common stock of White River.

Q:	What is the required vote to approve the non-binding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate?

A:
The approval of the non-binding compensation proposal and the proposal to adjourn the special meeting each requires more votes to be cast by White River’s shareholders in favor of the proposal than are cast against it.  Abstentions and “broker non-votes” will have no effect on the outcomes of the proposals.

Q:	Why am I being asked to cast an advisory (non-binding) vote to approve the compensation payable to certain White River officers in connection with the merger?

A:
The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, recently adopted rules that require White River to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to White River’s named executive officers in connection with the merger.

Q:	What will happen if White River’s shareholders do not approve such compensation at the special meeting?

A:
Approval of the compensation payable in connection with the merger is not a condition to completion of the merger.  The vote with respect to such compensation is an advisory vote and will not be binding on White River (or the surviving company that results from the merger) regardless of whether the merger agreement is approved.  Accordingly, as the compensation to be paid to the White River executives in connection with the merger is contractual, such compensation will or may be payable if the merger is completed regardless of the outcome of the advisory vote.

Q:	What does the White River board of directors recommend?

A:
The board of directors of White River recommends that White River’s shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval of the non-binding advisory resolution regarding the merger-related compensation payable to our named executive officers, and “FOR” any proposal of the White River board of directors to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	Do I have dissenters’ rights with respect to the merger?

A:	Because the Common Stock of White River is traded on the NYSE MKT, White River’s shareholders do not have dissenters’ rights of appraisal under the Indiana Business Corporation Law.

Q:	What will happen if the merger is not completed?

A:
If the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of White River Common Stock pursuant to the merger agreement.  Instead, we will remain a public company and our Common Stock will continue to be registered under the Exchange Act and listed and traded on the NYSE MKT.  Under certain circumstances specified in the merger agreement, either we or Parent may be required to pay the other party a termination fee and/or an expense fee, depending on the nature and timing of the termination. See “The Merger Agreement – Termination Fees and Reimbursement of Expenses” beginning on page 69 for additional information.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
If you hold White River shares in street name with a broker, your broker will not be able to vote your shares without instructions from you on the proposal to approve the merger agreement proposal or the non-binding advisory resolution regarding the merger-related compensation payable to our named executive officers. You should follow the directions provided by your broker on how to vote your shares.

Q:	When do you expect the merger to occur?

A:
We expect to complete the merger promptly after White River’s shareholders approve the merger agreement at the special meeting and after the receipt of all requisite governmental and regulatory approvals, the expiration of applicable regulatory waiting periods, and the satisfaction or waiver of all other conditions to the merger. We currently expect this to occur in the first quarter of 2013, although delays may occur.

About the White River Special Shareholders’ Meeting

Q:	When and where is the White River special shareholders’ meeting?

A:	The special meeting will be held on Monday, February 11, 2013, at 9:00 a.m., Pacific time, at The Inn at Rancho Santa Fe, 5951 Linea Del Cielo, Rancho Santa Fe, California 92067.

Q:	Who is entitled to vote at the special meeting?

A:
Holders of record of Common Stock at the close of business on January 7, 2013, which is the date White River’s board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:
Please mail your signed proxy card in the enclosed return envelope or submit your vote by telephone or the Internet, as soon as possible, so your shares will be represented at the special meeting.  To be sure that your vote is counted, please vote now even if you plan to attend the special meeting in person. Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement, “FOR” the non-binding advisory resolution regarding the merger-related compensation payable to our named executive officers, and “FOR” any proposal of the White River board of directors to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may change your vote by submitting a new proxy with a later date or by voting in person at the special meeting. Alternatively, you may revoke your proxy altogether by notifying White River’s Corporate Secretary in writing before the special meeting that you have revoked your proxy. See “The Special Meeting of White River’s Shareholders – Revocation of Proxies” on page 17 below.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person rather than completing, signing, and mailing a proxy card.

Q:	Why is it important for me to vote?

A:
We cannot complete the merger without the holders of at least a majority of the outstanding shares of Common Stock as of the record date voting in favor of the merger agreement. If you do not vote or fail to give instructions to your broker or bank to vote on your behalf, it will have the same effect as a vote against the merger.

Q:	Do I need to do anything right now with my White River share certificates?

A:
No. As soon as practicable after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares for the merger consideration (or, in the case of holders of Performance Shares, you will receive an acknowledgment of the conversion and exchange of the Performance Shares in the merger prior to closing).  You must then send your completed letter of transmittal to Parent’s paying agent (or, in the case of Performance Shares, send your completed acknowledgment to White River) in order to receive the merger consideration.  You should not send your share certificate until you receive the letter of transmittal or acknowledgment, as the case may be.  If you own shares of our Common Stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares following the completion of the merger.

How to Get More Information

Q:	Who can help answer my questions?

A:
If you have more questions about the merger agreement or the merger, you should contact White River Capital, Inc., 6051 El Tordo, P.O. Box 9876, Rancho Santa Fe, California 92067, Attention: Corporate Secretary, (858) 997-6740.

Q:	Where can I find more information about White River?

A:	You can find more information about White River from the various sources described under the heading “Where You Can Find More Information” beginning on page 75 of this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Shareholders’ Meeting to be Held on February 11, 2013

You may obtain copies of our public filings, including this proxy statement, our 2011 Annual Report on Form 10-K, and the form of proxy relating to the special meeting, without charge from our web site at http://www.WhiteRiverCap.com or from the SEC’s web site at http://www.sec.gov. You also may request a copy of these materials, without charge, by sending an email to mszumski@whiterivercap.com.  Please make your request no later than January 28, 2013 to facilitate timely delivery.  If you do not request materials pursuant to the foregoing procedures, you will not otherwise receive an email or electronic copy of the materials.  For meeting directions please call (858) 997-6740.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to management’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of White River, and which may cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements.  Words such as “believe”, “contemplate”, “seek”, “estimate”, “plan”, “project”, “anticipate”, “assume”, “expect”, “intend”, “targeted”, “continue”, “remain”, “will”, “should”, “indicate”, “would”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.

All written or oral forward-looking statements that are made by or attributable to White River are expressly qualified in their entirety by this cautionary notice. White River has no obligation and does not undertake to update, revise, or correct any of the forward-looking statements after the date of this proxy statement, or after the respective dates on which such statements otherwise are made.  White River does not make any assurances that its expectations, beliefs, or projections will be achieved or accomplished. These forward-looking statements may not be realized due to a variety of factors, including, without limitation, the following:

•	Local, regional, national, and international economic and financial market conditions and the impact they may have on White River and its customers and their assessment of that impact.

•	Changes in the level of nonperforming assets and charge-offs.

•	Changes in estimates of future cash reserve requirements based upon the periodic review thereof under relevant banking and other regulatory and accounting requirements.

•
The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate and other policies of the Federal Reserve Board and the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

•	Inflation, interest rate, securities market, and monetary fluctuations.

•	Political instability.

•	Acts of war or terrorism.

•	Substantial increases in the cost of fuel.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by others.

•	Changes in consumer spending, borrowings, and savings habits.

•	Changes in the financial performance and/or condition of borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	Changes in the competitive environment among consumer finance companies.

•	Illiquidity in the capital markets and its impact on the fair value of assets.

•	The ability of White River, Coastal Credit, or the surviving corporation to obtain debt financing.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which White River and Coastal Credit must comply.

•
The effect of changes in accounting policies and practices and auditing requirements, as may be adopted by the regulatory agencies, including the SEC, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other regulatory entities.

•	Changes in the organization, compensation, and benefit plans of White River, Coastal Credit, or both.

•
The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquires and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The timing and terms of regulatory review and approval in connection with the merger.

•	Unforeseen actions by third parties that may delay the merger.

•
The amount of expenses to be incurred by White River and Coastal Credit in connection with the merger or otherwise prior to the consummation of the merger and final determination of the merger consideration.

Additional factors that could cause White River’s results to differ materially from those described in the forward-looking statements can be found in White River’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

THE SPECIAL MEETING OF WHITE RIVER’S SHAREHOLDERS

We are furnishing this proxy statement to White River’s shareholders as part of the solicitation of proxies by the board for use at the special meeting.

Date, Time, and Place

We will hold the special meeting at 9:00 a.m., Pacific time, on Monday, February 11, 2013, at The Inn at Rancho Santa Fe, 5951 Linea Del Cielo, Rancho Santa Fe, California 92067. If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Shareholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

This document and the enclosed form of proxy are being first sent to White River’s shareholders on or about January 14, 2013.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on the adoption of the merger agreement;

•	to consider and vote on a non-binding advisory proposal to approve the compensation that may or will become payable to White River’s named executive officers in connection with the merger; and

•
to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

A copy of the merger agreement is attached as Appendix A to this proxy statement.

Recommendation of White Rivers’ Board of Directors

Based on the reasons discussed elsewhere in this proxy statement, White River’s board of directors has determined that the merger agreement, the merger, and the transactions contemplated thereby are in the best interests of White River and its shareholders and unanimously recommends that its shareholders vote:

•	“FOR” approval of the adoption of the merger agreement;

•	“FOR” approval of the non-binding advisory proposal to approve the compensation that may or will become payable to White River’s named executive officers in connection with the merger; and

•
“FOR” approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Voting; Quorum

White River’s board of directors has fixed the close of business on January 7, 2013, as the record date for determining the holders of shares of Common Stock entitled to receive notice of and to vote at the special meeting.  Only holders of record of shares of Common Stock as of the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting.  At the close of business on the record date, there were 3,553,158 shares of Common Stock outstanding, held by approximately 71 holders of record.

Each holder of shares of Common Stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter presented at the special meeting and at any adjournment or postponement of that meeting.  In order for White River to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the special meeting must be present.  A shareholder will be deemed to be present if the shareholder attends the meeting or if the shareholder submits a proxy card that is received at or prior to the special meeting (and not revoked as described below).  Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.  In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

If your proxy card is properly executed and received by White River in time to be voted at the special meeting, your shares represented by the proxy card will be voted in accordance with the instructions marked on the proxy card. If you execute a proxy but do not provide White River with any instructions, your shares will be voted “FOR” the approval of the merger agreement, “FOR” the approval of the non-binding advisory resolution regarding the merger-related compensation payable to our named executive officers, and “FOR” any proposal of the White River board of directors or the chairman to adjourn or postpone the special meeting.

Broker non-votes are shares held in “street name” by a broker or other nominee that are present in person or represented by proxy at the meeting but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on a particular proposal and the broker does not have discretionary voting power on such proposal.  Because all proposals for the special meeting are non-routine and non-discretionary, broker non-votes will only occur with respect to a proposal in the event that a broker receives voting instructions for at least one proposal but not with respect to another proposal.  In such an event the shares will not be voted for the uninstructed proposal.  If your shares are held in “street name,” your broker or other nominee will vote your shares on a proposal only if you provide instructions on how to vote on such proposal.  If you fail to give any voting instructions to your broker with respect to any shares of Common Stock held in “street name,” those shares will not be voted at the special meeting.  Please follow the directions on the voting instruction form sent to you by your broker or other nominee with this proxy statement.

Vote Required

Adoption of the Merger Agreement

The approval of the proposal to adopt the merger agreement and approve the merger by our shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting.  A vote to “ABSTAIN” or a failure to vote your shares of Common Stock on this proposal will have the same effect as a vote “AGAINST” the approval of the proposal to adopt the merger agreement.

Approval of the Compensation Proposal

The approval of the non-binding advisory proposal to approve the compensation that may or will become payable to White River’s named executive officers in connection with the merger requires more votes to be cast in favor of the proposal than are cast against it.  Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of this proposal.

Approval of the Adjournment of the Special Meeting

The approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires more votes to be cast in favor of the proposal than are cast against it.  Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of this proposal.

Voting Procedures

Ensure that your shares of Common Stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company, or other nominee.

If your shares of Common Stock of White River are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company, or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company, or other nominee in order to obtain directions as to how to ensure that your shares of Common Stock are voted at the special meeting.

If your shares of Common Stock of White River are registered in your name, submit your proxy as soon as possible by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Common Stock can be voted at the special meeting. Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement.  If you sign, date, and mail your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, the non-binding advisory proposal to approve the compensation that may or will become payable to White River’s named executive officers in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

For additional questions about the merger or for assistance in submitting proxies or voting shares of Common Stock of White River, or to request additional copies of this proxy statement or the enclosed proxy card, please call White River’s Corporate Secretary at (858) 997-6740.

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Common Stock are voted at the special meeting by completing, signing, dating, and delivering the enclosed proxy card in the enclosed postage-paid envelope.  Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person.  If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.  Please note, however, that if your shares of Common Stock are held in “street name” by a broker, dealer, commercial bank, trust company, or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of those shares of Common Stock authorizing you to vote at the special meeting.

You should return a proxy by mail, by telephone, or via the Internet even if you plan to attend the special meeting in person.  If you vote your shares of Common Stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet or telephone proxy.  If no instructions are indicated on your signed proxy card, all of your shares of Common Stock will be voted:

•	“FOR” approval of the proposal to adopt the merger agreement;

•	“FOR” approval of the non-binding advisory proposal to approve the compensation that may or will become payable to White River’s named executive officers in connection with the merger; and

•
“FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Electronic Voting

Our holders of record and many shareholders who hold their shares of Common Stock through a broker, dealer, commercial bank, trust company, or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet.  Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Common Stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company, or other nominee.  If you hold your shares of Common Stock through a broker, bank, or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company, or other nominee to see which options are available.  Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter will be brought before the special meeting other than the proposals to approve the adoption of the merger agreement, the non-binding advisory proposal regarding the merger-related compensation payable to our named executive officers, and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.  If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form or proxy does not preclude a shareholder from voting in person at the special meeting.  You may change your vote or revoke your proxy at any time before your vote is counted at the meeting by:

•	notifying our Corporate Secretary in writing at 6051 El Tordo, P.O. Box 9876, Rancho Santa Fe, California 92067, that you wish to revoke your proxy;

•	submitting a later dated proxy card; or

•	attending the special meeting and voting in person.

Attending the special meeting will not automatically revoke your proxy.  You must comply with one of the methods indicated above to revoke your proxy.  If you hold your shares in “street name,” you must contact your broker or other nominee to change your vote or obtain a proxy from your broker to vote your shares if you wish to cast your vote in person at the meeting.

Solicitation of Proxies; Expenses

This proxy solicitation is being made by White River on behalf of the board and will be paid for by White River.  Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission, e-mail, the Internet, or by other means by the directors, officers, and employees of White River, with no special or extra compensation therefor, although such officers, directors, and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.  Arrangements will also be made with custodians, nominees, and fiduciaries for the forwarding of soliciting material to the beneficial owners of White River Common Stock held of record by such persons, and White River may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses  that they incur in that regard.

In addition, White River may make arrangements with a third-party proxy soliciting firm to assist in soliciting proxies for the special meeting.  If White River engages a third-party soliciting firm, it will pay such firm customary compensation for its service, which will include out-of-pocket expenses.

THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF WHITE RIVER.  ACCORDINGLY, HOLDERS OF WHITE RIVER COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact White River Capital, Inc., 6051 El Tordo, P.O. Box 9876, Rancho Santa Fe, California 92067, Attention: Corporate Secretary, (858) 997-6740.

PLEASE DO NOT SEND IN YOUR SHARE CERTIFICATES WITH YOUR PROXY CARD.  YOU WILL BE SENT A LETTER OF TRANSMITTAL AND WRITTEN INSTRUCTIONS PROMPTLY AFTER COMPLETION OF THE MERGER DESCRIBING HOW YOU MAY EXCHANGE YOUR SHARES OF WHITE RIVER COMMON STOCK FOR THE MERGER CONSIDERATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

As of January 7, 2013, the record date for the special meeting, our directors and executive officers beneficially owned, in the aggregate, 713,345 shares of Common Stock (or collectively approximately 20.1% of the outstanding shares of Common Stock) and 67,733 Performance Shares (with respect to which the directors and executive officers do not have voting power), which means that our directors and executive officers beneficially owned, in the aggregate, 781,078 shares of White River Common Stock including both Common Stock and Performance Shares.  All of our directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Common Stock in favor of the adoption of the merger agreement because they believe that the merger is in the best interests of White River and its shareholders.

Certain members of our management and the board have interests that may be different from, or in addition to, those of our shareholders generally. For more information, see “Proposal 1 - The Merger – Interests of Certain White River Directors and Executive Officers in the Merger” beginning on page 45 for additional information.

The following table describes the shares of our Common Stock that each of the following persons beneficially owned as of January 7, 2013:

•	each of our current directors;

•
our Chief Executive Officer, and each of our two most highly compensated executive officers serving at the end of 2012 (other than our Chief Executive Officer) whose total compensation during 2012 exceeded $100,000 (together as a group, the “Named Executive Officers”);

•	all of our directors and executive officers as a group; and

•	each other person known by us to beneficially own more than five percent of the outstanding shares of our Common Stock.

Information with respect to the directors and Named Executive Officers is based on our records and data supplied by each of the directors and Named Executive Officers.  Information with respect to beneficial owners of more than five percent of the outstanding shares of our Common Stock is based on filings those persons have made with the SEC.

	Amount and Nature of Beneficial Ownership as of January 7, 2013
Name or Number of Persons in Group	Sole Voting and/or Investment Power	Shared Voting and/or Investment Power	Total	Percent of Class(1)
Directors Who are Not Named Executive Officers
Thomas C. Heagy Director	9,732(2)	0	9,732	*
Daniel W. Porter Director	9,971(2)	0	9,971	*
John W. Rose Director	136,862(2), (3)	35,000(4)	171,862	4.8%
Richard D. Waterfield Director 7221 Engle Road, Suite 250 Fort Wayne, Indiana 46804	10,386(2)	218,862(5)	229,248	6.5%

Named Executive Officers
John M. Eggemeyer, III Chairman and Chief Executive Officer; Director	152,706(2), (6)	310(7)	153,016	4.2%
William E. McKnight President and Chief Executive Officer – Coastal Credit, LLC; Director 3852 Virginia Beach Blvd. Virginia Beach, Virginia 23452	195,749(2)	0	195,749	5.5%
Martin J. Szumski Chief Financial Officer and Senior Vice President	11,500(8)	0	11,500	*
All Directors and Executive Officers as a group (7 persons)	526,906	254,172	781,078	21.6%

Other 5% Beneficial Owners
Franklin Mutual Advisors, L.L.C.(9) 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	722,550	0	722,550	20.3%
* Represents less than 1.0% of the outstanding shares of our Common Stock calculated in accordance with Rule 13d-3 under the Exchange Act. See footnote (1) below.

(1)
For each individual or group disclosed in the table above, the figures in this column are based on 3,553,158 shares of our Common Stock issued and outstanding as of January 7, 2013, plus the number of shares of Common Stock each such individual or group has the right to acquire on or within 60 days after January 7, 2013 (including 67,733 Performance Shares over which such individual or group may be deemed to have investment power as described below).

(2)
Includes 909 shares of restricted common stock held by each director pursuant to a one-time grant on January 4, 2013 under White River’s 2005 Stock Incentive Plan.  No director has voting rights with respect to any unvested restricted shares, but he may be deemed to have investment power over the shares.  The restricted shares will vest in one installment, in full, upon the earlier to occur of: (i) the closing date of the merger; or (ii) the second business day following the “Determination Date” as defined in the White River Capital, Inc. Directors Stock Compensation Plan, amended as of May 6, 2010.

(3)	Includes 135,953 shares held in a margin account.

(4)
All of the shares are held of record by the Rose/Harnett Family Foundation with the Shenango Valley Foundation, an affiliate of the Community Foundation of Western PA and Eastern OH (the “Foundation”).  The Foundation has agreed to cause such shares to be voted at any meeting of the shareholders of White River occurring in the six months after December 31, 2012 in the manner consistent with the recommendation of White River’s board of directors.  Accordingly, the reported shares held by the Foundation may be regarded as being beneficially owned by Mr. Rose.

(5)
Includes 217,357 shares of Common Stock held in a limited liability company of which Mr. Waterfield is a member. Mr. Waterfield disclaims beneficial ownership of the portion of the reported shares in excess of his percentage economic interest in the limited liability company; also includes 1,505 shares of Common Stock held of record by Waterfield Foundation, Inc., of which Mr. Waterfield is an officer and director. Mr. Waterfield disclaims beneficial ownership of the shares held of record by Waterfield Foundation, Inc.

(6)
Includes (i) a one-time grant of 50,000 performance shares made to Mr. Eggemeyer on October 26, 2011 under White River’s 2005 Stock Incentive Plan; and (ii) 8,945 performance shares granted to Mr. Eggemeyer pursuant to a Stock Award Agreement dated October 26, 2011 between White River and Mr. Eggemeyer under the 2005 Stock Incentive Plan, in respect of White River’s declaration of a one-time special cash dividend of $4.00 per share payable on December 22, 2011.  Mr. Eggemeyer does not have voting rights with respect to these 58,945 performance shares, but he may be deemed to have investment power over the shares.  Subject to possible earlier forfeiture under certain circumstances, upon the occurrence of a “Vesting Event,” as defined in the 2005 Stock Incentive Plan, which includes a change in control of White River, Mr. Eggemeyer will become 100% vested in the performance shares that are unvested and have not been forfeited on the date of the Vesting Event.  The merger will be a “Vesting Event” under this award.

(7)	All of the shares are held of record by Eggemeyer Advisory Corp., of which Mr. Eggemeyer is the sole shareholder.
(8)
Includes 3,334 shares of restricted common stock held by Mr. Szumski pursuant to a one-time grant on March 18, 2011 under White River’s 2005 Stock Incentive Plan.  Mr. Szumski does not have voting rights with respect to any unvested restricted shares, but he may be deemed to have investment power over the shares.  Under the terms of the grant, the remaining unvested restricted shares are scheduled to vest on December 31, 2013. However, any unvested portion of this award will vest upon the closing of the merger.

(9)	As reported in a Schedule 13G filed on October 28, 2005.

PROPOSAL 1 – THE MERGER

This section of the proxy statement describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement and the other documents that we refer to carefully for more detailed information regarding the merger.

General

White River’s, Parent’s, and Merger Sub’s boards of directors have approved and adopted the merger agreement, the merger, and the transactions contemplated thereby. The merger agreement provides for the merger of Merger Sub with and into White River, with White River as the surviving corporation.  As a result of the transaction, White River will become a wholly-owned subsidiary of Parent.  The directors and officers of Merger Sub before the merger will serve as the directors and officers of the surviving corporation after the merger. Following the merger, Coastal Credit will continue its separate existence as a wholly-owned subsidiary of the surviving corporation.

In the merger, each outstanding share of White River Common Stock will be converted into the right to receive an amount of cash, without interest and less any applicable withholding taxes, determined by dividing the aggregate purchase price to be paid by Merger Sub in the merger (as it may be adjusted as described in this proxy statement) by the number of fully diluted shares of White River Common Stock as of the effective time of the merger (other than any Excluded Shares).  All Excluded Shares (i.e., shares of White River Common Stock owned by White River as treasury shares or owned by Parent, Merger Sub, or any wholly owned subsidiaries of Parent or White River) will be cancelled without payment of merger consideration with respect thereto. Before adjustments, the aggregate purchase price under the merger agreement is $79,500,000, which, based on 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis, equates to a per share merger consideration of $21.93 per share.  All shares of White River Common Stock so converted will, upon the completion of the merger, no longer be outstanding and will be automatically cancelled and shall cease to exist, and each holder of White River Common Stock shall cease to have any rights with respect thereto, except the right to receive the merger consideration, subject (if such shares are certificated) to surrender of such certificate.

Following and as a result of the merger (i) shareholders of White River prior to the completion of the merger will no longer have any interest in, and will no longer be shareholders of, White River; (ii) shares of Common Stock will no longer be listed on the NYSE MKT, and price quotations with respect to shares of Common Stock in the public market will no longer be available; and (iii) the registration of shares of Common Stock under the Exchange Act will be terminated.

Please see “The Merger Agreement” beginning on page 51 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Since White River’s acquisition of Coastal Credit in 2005, White River’s board has regularly evaluated strategic alternatives.  While Coastal Credit has provided strong and consistent earnings despite a challenging economic climate, it has experienced only modest growth.  At the same time, White River holds a substantial net operating loss (“NOL”) carryforward for income tax purposes which affords the opportunity to enhance value to the extent the NOL’s can be utilized against taxable income more rapidly.  In addition, the strong earnings from Coastal Credit and the liquidation of the portfolios of Union Acceptance Company and its subsidiaries put White River in a strong capital and liquidity position.  In evaluating strategies to grow earnings, White River evaluated acquisition, expansion, and portfolio purchase opportunities, as well as various business combination alternatives.

In 2008, White River entered into a merger agreement with First Chicago Bancorp.  White River anticipated, among other potential advantages, that the combination could strengthen earnings by lowering costs of funds while diversifying risk and still leveraging the value of net operating losses for tax purposes.  That transaction was terminated by White River in 2009 because of regulatory delay and certain performance issues at First Chicago Bancorp.

Despite the failure of the First Chicago Bancorp transaction to close, White River’s board of directors continued to evaluate strategic initiatives on an ongoing basis, including discussions about a potential combination or sale transaction involving White River and Coastal Credit.  Such discussions were motivated in part by awareness that the market for White River shares offered only limited liquidity to many shareholders and the board had interest in identifying opportunities to afford greater liquidity for all shareholders.  In this regard, during this time period and in the ordinary course of business, officers and directors of White River from time to time had informal conversations concerning potential strategic alternatives, including the possible sale of White River or Coastal Credit to an unaffiliated firm.  These conversations were always general in nature and never proceeded past preliminary discussions.

However, as 2011 progressed, White River’s management and board perceived that changing market conditions in the sub-prime auto finance industry and management succession needs at Coastal Credit strongly favored the consideration of a possible strategic combination with another firm.  To begin with, management and the board recognized that, since the end of the most recent recession in 2009, competition in the sub-prime auto finance industry had increased significantly, characterized most notably by the entry into the industry of numerous private equity firms which in the past did not present a substantial competitive threat to Coastal Credit’s business.  However, with the entry of these additional private equity participants, White River’s management and board ascertained that this increased competition would likely put downward pressure on the pricing of Coastal Credit’s finance receivables and result in an increase in substitutes to financing from Coastal Credit that would be available to consumers.  Based on these competitive pressures, management and the board perceived that the time was appropriate to consider a combination with another firm.  Second, White River’s management and board also recognized that William E. McKnight, Coastal Credit’s President and Chief Executive Officer, was approaching the time at which he may consider transitioning away from his leadership roles at Coastal Credit in favor of a new generation of company leaders.  Management and the board had always acknowledged that Coastal Credit had strong breadth of management talent developed under Mr. McKnight’s leadership.  However, management and the board also acknowledged that when Mr. McKnight decided to step away, Coastal Credit would need a robust formalized management structure to efficiently facilitate such a transition.  Management and the board perceived that a combination with another firm to take advantage of a potential acquiror’s management resources while Mr. McKnight was still in his leadership roles at Coastal Credit would be more likely to result in a successful management succession process and offer the best opportunity to receive the highest value from a potential buyer.

In September and October 2011, White River’s management undertook a detailed pro forma financial analysis of White River in view of circumstances facing White River and Coastal Credit, the current economic environment, and the strategic options that might be available to pursue.  Management’s analysis included, among other things, various tangible book value and earnings multiples potential bidders were currently paying in the marketplace for companies comparable to White River and Coastal Credit.  This analysis resulted in a potential White River valuation of approximately $88.2 million. After evaluating the results of this analysis, White River’s management developed a detailed report and delivered it to its board.

On October 26, 2011, at a regularly scheduled board of directors meeting, John M. Eggemeyer, White River’s Chairman and Chief Executive Officer, presented management’s pro forma valuation analysis to the board.  At this meeting, the White River board reviewed and discussed the analysis, the strategic rationale for exploring a possible combination with another firm, general management succession issues at Coastal Credit in connection with any potential transaction, and other strategic alternatives, including the prospects of remaining independent.  The board also discussed expanding Coastal Credit’s current senior line of credit with Wells Fargo in connection with any course of action.  After these deliberations, the White River board determined to further discuss alternatives at a future board meeting regarding a potential strategic transaction process.

For the balance of 2011, management continued to consider potential strategic alternatives and refine its pro forma analysis of White River’s and Coastal Credit’s financial position and projected operating performance.  During this period, management also began a process to identify investment banking firms which would be suitable candidates to act as White River’s financial advisor in connection with a strategic transaction.  As part of this process, in December 2011 Mr. Eggemeyer contacted Milestone to review, in a general fashion, current market conditions for a business combination of specialty finance companies.  As a result of these initial discussions, Mr. Eggemeyer invited representatives of Milestone to make a presentation at an upcoming board of directors meeting regarding general market conditions for a strategic transaction.  Milestone, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities, particularly specialty consumer finance companies, in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities.

On January 4, 2012, White River’s board of directors held a special meeting to discuss, among other things, possible strategic options for White River and current market conditions for a potential business combination with another entity.  Representatives of Barnes & Thornburg LLP (“B&T”), White River’s legal counsel, and Milestone were invited to attend this meeting.  At the meeting, Milestone presented a peer benchmarking and initial valuation analysis of White River, provided an analysis of several recent mergers and acquisitions in the auto finance industry, and indicated a valuation range that White River could potentially realize in a sale transaction.  Milestone conveyed to the board that, in the current market, private equity firms tend to be the primary buyers of auto finance companies because of the availability of senior debt financing to these buyers.  Milestone also described the process it follows for soliciting initial indications of interest and organizing due diligence for a business combination transaction.  After Milestone’s presentation, the directors further discussed the content of the presentation, the timing of a proposed transaction process, and alternatives to a sale of the company.  The board then determined to continue consideration of a potential strategic transaction process and further discuss the engagement of a financial advisor at a future board meeting.

During the balance of January 2012, White River’s management continued analyzing the general acquisition market for auto finance companies and the prospects for a strategic transaction involving White River or Coastal Credit.  Management also continued discussions with Milestone regarding a possible engagement and participated in discussions with another investment banking firm to potentially represent White River as its financial advisor in connection with the evaluation of a potential transaction.

On February 2, 2012, White River’s board of directors held a meeting to discuss, among other things, continued evaluation of whether to pursue a potential strategic transaction.  Mr. Eggemeyer updated the board regarding the results of further discussions with Milestone and the other investment banking firm he met with, and after further discussion the board authorized Mr. Eggemeyer to proceed toward formalizing an engagement with Milestone to act as White River’s financial advisor.

On February 17, 2012, White River formally engaged Milestone as its financial advisor in connection with the evaluation of the potential sale of White River or Coastal Credit.  Milestone, working with White River’s and Coastal Credit’s management, then commenced preparations for due diligence.

On March 6, 2012, Milestone conducted on-site due diligence of Coastal Credit at its principal office in Virginia Beach, Virginia, and commenced preparation of a confidential information memorandum containing financial and operating information about White River and Coastal Credit.

During the week of March 19, 2012, Milestone initiated confidential inquiries and market outreach to potential business combination candidates.  In connection with that process, Milestone contacted 88 potential business combination candidates which was comprised of banks, private equity investors, and finance companies.  Of those candidates, 48 signed confidentiality agreements and thereafter received the confidential information memorandum.

On April 16, 2012, Milestone notified the parties to which it had distributed a confidential information memorandum that May 7, 2012 was the due date for initial indications of interest to be submitted for a potential transaction with White River or Coastal Credit.  On April 19 and 20, 2012, members of White River’s and Coastal Credit’s management attended meetings in New York with potential bidders in advance of submissions of initial indications of interest.

By May 7, 2012, nine potential bidders submitted preliminary non-binding indications of interest, with eight of those contemplating an acquisition of Coastal Credit and one contemplating an acquisition of White River.  Upon receipt of the preliminary indications of interest, Milestone discussed the merits of the proposals with White River.

On May 10, 2012, White River held a meeting of its board of directors at which representatives of Milestone and B&T were present.  At the meeting, Milestone reviewed the benefits and drawbacks of each indication of interest it received.  In addition, B&T advised the board regarding its fiduciary duties applicable to dealing with acquisition offers under the Indiana Business Corporation Law.  B&T also discussed factors and constituencies directors may choose to consider when evaluating an offer, and actions that may be available when responding to an offer.  After further discussion, the board of directors instructed Milestone to invite four of the bidders to a second round of due diligence and allow them to refine and strengthen their bids, including one joint bid from Parthenon and another financial sponsor for an acquisition of Coastal Credit for $81.0 million to $83.0 million.  The four parties (including the joint bid as one party) selected for second round due diligence indicated aggregate deal valuations ranging from $79.0 million to $100.0 million, with all but one party quoting a range of valuations as opposed to a single figure, and three of the four parties proposing to consummate an acquisition at the Coastal Credit subsidiary level.  The highest of the four bidders selected to continue in the process required a significant financing contingency in connection with its indication of interest (the “Financing Contingency Bidder”).  White River’s board resolved to allow the Financing Contingency Bidder to continue due diligence but to postpone on-site visits until further clarity was provided regarding such bidder’s status with capital providers and its ability to consummate an acquisition.  The Financing Contingency Bidder also submitted the lone bid contemplating an acquisition of the shares of White River.

Of the five bidders not selected for second round due diligence, four bids were rejected due to valuations well below the range deemed acceptable by White River’s board of directors and other conditions to these offers that the board deemed inferior.  In this regard, one potential bidder expressed an interest to pay an aggregate purchase price of $70 million for the acquisition of Coastal Credit, conditional upon certain equity holders of White River rolling over a significant amount of their proceeds into debentures of the surviving entity.  Another potential bidder expressed an interest to pay an aggregate cash purchase price in the range of $65 million to $70 million for an acquisition of Coastal Credit, with no financing contingency.  A third potential bidder expressed an interest to pay an aggregate cash purchase price in the range of $58 million to $68 million for an acquisition of Coastal Credit, with no financing contingency.  A fourth potential bidder expressed an interest to pay an aggregate cash purchase price in the range of $55.5 million to $64.8 million in a deal structured as an acquisition of Coastal Credit’s assets and giving certain White River equity owners an opportunity to co-invest in the transaction.  Finally, one bid from a strategic bidder who is a direct competitor of Coastal Credit (the “Strategic Bidder”) expressed interest to enter into a transaction at an aggregate cash purchase price in the range of $85 million to $90 million for an acquisition of Coastal Credit.  This bid was rejected due to the significant perceived competitive risk associated with allowing the Strategic Bidder to conduct the due diligence such party deemed necessary to proceed to negotiation of a definitive agreement for the purchase of Coastal Credit and the risk of disruption to Coastal Credit likely to occur if a transaction with the Strategic Bidder was announced.  In this regard, the board believed that if a deal with the Strategic Bidder did not materialize after sharing Coastal Credit’s most competitively sensitive information in due diligence, Coastal Credit’s value would be materially impaired.

After the May 10 board meeting, the four bidders selected for the second round of due diligence were given access to additional information about White River and Coastal Credit and were permitted to meet with White River’s and Coastal Credit’s management to answer questions and obtain additional information necessary in order to confirm and strengthen their proposals.  In this regard, on May 16, 2012, the Financing Contingency Bidder was granted a call with Coastal Credit management during which the Financing Contingency Bidder outlined its diligence requests.  During the week of May 21, 2012, the other three bidders conducted on-site meetings with the management team of Coastal Credit.  Investment professionals from Parthenon and the financial sponsor with which it submitted its proposal met with management of Coastal Credit on May 25, 2012.

Following on-site meetings with the parties selected to enter second round diligence, Milestone reached out to each of the four bidders in order to receive updated valuation guidance and initial feedback from their on-site meetings.  In discussions with Milestone, one of the remaining four parties, a financial sponsor, indicated a valuation below the low end of its initial valuation range of $85 million. After consultation with the board of directors of White River, management instructed Milestone to notify this party of its elimination from the bidding process.  A second party, a subprime auto finance company, withdrew as the result of concerns regarding the strategic fit between Coastal Credit and its existing auto finance operations.  The two remaining active bidders included the Financing Contingency Bidder and the joint bid from Parthenon and the additional equity sponsor with which Parthenon originally submitted its joint indication of interest.  On May 30, 2012, Parthenon and the additional equity sponsor indicated an increase in their joint bid to $87.0 million.

During the week of June 4, 2012, the Strategic Bidder conveyed to Milestone its continued interest in Coastal Credit and verbally indicated a potential increase in its offer for Coastal Credit to a possible maximum valuation of $95.0 million to $100.0 million.  Milestone conveyed this communication to Mr. Eggemeyer for further consideration and discussion with members of the White River board of directors.  During the week of June 11, 2012, the board authorized Milestone to re-admit the Strategic Bidder into the due diligence process and commence discussions regarding a potential transaction.

On June 12, 2012, Parthenon informed Milestone that its equity partner would no longer be participating in the potential transaction, notified Milestone of its ability to move forward on its own, and increased its offer for Coastal Credit to $88.5 million from $87.0 million.  Milestone conveyed this information to White River’s management for further comparison with the revised verbal bid communicated by the Strategic Bidder and the current position of the Financing Contingency Bidder.

On June 22, 2012, members of White River’s and Coastal Credit’s management and Milestone met with representatives of the Strategic Bidder in New York to discuss diligence information previously provided to the Strategic Bidder and to further pursue discussions regarding a potential transaction.  During the balance of June and early July, White River’s management continued to analyze the outstanding bids, and the Strategic Bidder and Parthenon continued their due diligence.

On July 10, 2012, Parthenon conducted additional on-site meetings in Virginia Beach, Virginia with members of Coastal Credit’s management.  Following these diligence meetings, Parthenon orally indicated to Milestone a reduction in its valuation range for Coastal Credit to between $82.0 million and $83.0 million and communicated a desire to receive exclusivity in the process prior to incurring additional expense in connection with its due diligence.  At this time, Milestone relayed Parthenon’s requests to White River’s management.  After consulting with the board of directors of White River, management instructed Milestone to inform Parthenon that its valuation level was not sufficient to grant exclusivity at that time.

On July 13, 2012, Milestone received a revised indication of interest from the Financing Contingency Bidder for an acquisition of White River indicating an implied equity value of $105.0 million to $110.0 million, but such indication of interest noted a stipulation that all White River’s tax NOLs be “complete, correct and available for utilization by the buyer.”  At this time, White River’s management discussed with Milestone the Financing Contingency Bidder’s continued lack of clarity regarding such bidder’s status with capital providers and its ability to consummate the transaction.  Milestone and management also noted that it was unlikely that the net operating losses would be available for utilization by the Financing Contingency Bidder without limitation due to restrictions under the Internal Revenue Code with respect to the utilization of a target’s net operating losses by a buyer in a change of control transaction in addition to uncertainty regarding the outcome of certain examinations of White River by tax authorities that were open at the time of receipt of the indication of interest.  After consultation with the board of directors of White River, management instructed Milestone to deny exclusivity to the Financing Contingency Bidder due to execution risk surrounding the issues regarding net operating losses and the Financing Contingency Bidder’s lack of existing or immediately available funds required for the consummation of the proposed transaction. At this time, Milestone relayed to the Financing Contingency Bidder that it would not be granted exclusivity in the process at this time.

On July 17, 2012, White River’s board of directors held a special meeting to receive an update regarding the process of obtaining bids for a potential sale of Coastal Credit, at which representatives of B&T and Milestone were present.  At this meeting, Milestone reviewed the bid process to date and conveyed the current status of the valuation ranges presented by the remaining bidders.  B&T advised the directors once again regarding the standards that apply to the conduct of directors under Indiana law.  The directors revisited the concerns expressed at the May 10 board meeting about the Strategic Bidder as a transaction partner, particularly the fact that, because of its strategic plans, the directors were concerned that the Strategic Bidder would eliminate the positions of numerous Coastal Credit employees and close various branch offices.  The directors also reiterated concerns regarding the risk to Coastal Credit if its most competitively sensitive information was shared with the Strategic Bidder and then a transaction fails to close, which would lead to significant disruption and loss of competitive advantage and the value of Coastal Credit could be materially impaired.  The board determined that if White River were to move forward with the Strategic Bidder that appropriate arrangements be made to mitigate substantial adverse impacts on Coastal Credit’s employees, including the funding of special severance benefits, and to withhold competitively sensitive information until a deal was certain.  After further discussion, the board authorized Mr. Eggemeyer and Milestone to seek to negotiate a stronger, firm bid from Parthenon, and in the absence of a significant increase from Parthenon or a credible and qualified bid from the Financing Contingency Bidder, White River would move toward negotiating a definitive agreement with the Strategic Bidder with suitable protections for Coastal Credit’s employees and confidential information, subject to further review and approval by the board of directors.

On July 17, 2012, Andrew Dodson, a Partner at Parthenon, informed Milestone via telephone that Parthenon would not move forward with a transaction without exclusivity or a break-up fee.

During the week of July 23, 2012, the Strategic Bidder provided White River and Milestone with its detailed due diligence plan and request list outlining the necessary information and access to Coastal Credit personnel that it would require prior to signing a definitive agreement for the acquisition of Coastal Credit.  In this regard, the Strategic Bidder pressed for a highly detailed forensic diligence investigation, despite the fact White River was an SEC reporting, exchange-traded registrant.  White River was not agreeable to a forensic diligence investigation of this nature by a strategic competitor without a phased diligence schedule that would assure protection of Coastal Credit’s franchise.  During this period, White River endeavored to reach agreement with the Strategic Bidder to separate its due diligence investigation into phases in order to protect Coastal Credit’s most competitively sensitive information.

On July 26, 2012, White River’s board of directors held a regular meeting at which, among other matters, the status of the potential sale alternatives and due diligence investigations of the Strategic Bidder and Parthenon were discussed.  The directors discussed the adverse impacts the extensive due diligence investigation by the Strategic Bidder was having on Coastal Credit’s branch personnel, morale of employees, and overall business operations.  Mr. Eggemeyer also updated the board that, despite persistent negotiating efforts by management, Parthenon was holding to its offer of $83 million and that the Financing Contingency Bidder failed to produce evidence of equity support.  As a result, based on the prior direction of the board, management and Milestone had continued discussions with the Strategic Bidder.  The directors authorized Mr. Eggemeyer to meet again with the Strategic Bidder the following week in an effort to determine a satisfactory process that would be responsive to the bidder’s requests and also protect Coastal Credit.  If an agreement on process could be reached, management was authorized to negotiate an asset purchase agreement under which the Strategic Bidder would acquire substantially all the assets of Coastal Credit.  If an agreement on process could not be reached, the board authorized management to cease pursuing sale alternatives and continue operating the company.

On July 30, 2012, Mr. Eggemeyer met with the Strategic Bidder to discuss the proposed diligence plan and to relay significant concerns from White River’s and Coastal Credit’s management and White River’s board regarding the scope of the diligence investigation proposed by the Strategic Bidder to be conducted and the competitively-sensitive information to be provided prior to the signing of a definitive agreement.  At this time, the Strategic Bidder expressed reluctance to delay a significant portion of the proposed diligence procedures until after the signing of a definitive agreement due to the perceived reputational risk associated with announcing a transaction to acquire Coastal Credit and subsequently failing to consummate the acquisition due to issues discovered in the final phase of diligence.

During the last several days of July, Mr. Eggemeyer and the Strategic Bidder continued discussions regarding the scope of the diligence investigation.  On August 2, 2012, a first draft of an asset purchase agreement for the purchase of substantially all the assets of Coastal Credit was provided to the Strategic Bidder.  On August 3, 2012, the Strategic Bidder submitted a revised diligence plan, but continued to insist, among other things, on access to highly sensitive competitive information of Coastal Credit, including access to mid-level management.  During these discussions, the Strategic Bidder indicated it would insist on the survival of White River’s and Coastal Credit’s representations and warranties, which created down-side purchase price risk.  It also became apparent that, as part of any transaction with the Strategic Bidder, White River would need to ensure adequate severance protection for Coastal Credit’s employees whose positions the Strategic Bidder would eliminate.

Shortly thereafter, Parthenon informed White River and Milestone of its renewed interest in pursuing a transaction.  On August 6, 2012, formal discussions were reinitiated with Parthenon and Milestone communicated a willingness by White River to grant exclusivity to Parthenon subject to Parthenon’s confirmation of a valuation level acceptable to White River.  Parthenon then informed Milestone of a willingness to discuss a valuation for Coastal Credit at approximately $85 million pursuant to a purchase of the membership interests of Coastal Credit, likely with no survival of representations and warranties, and Parthenon would plan to retain Coastal Credit’s workforce and management team.

On August 9, 2012, White River’s board of directors held a special meeting to provide directors a status report on the potential sale of Coastal Credit, at which representatives of Milestone and B&T were in attendance.  At this meeting, Mr. Eggemeyer updated the directors on the inability to reach an agreement with the Strategic Bidder and subsequent renewed interest from Parthenon on proposed terms that appeared favorable to White River and posed less risk to White River and Coastal Credit.  B&T once again reviewed with the directors the fiduciary standard that applies to the conduct of the directors under Indiana law when evaluating acquisition proposals and whether to maintain the independence of the company.

At this meeting, the directors engaged in a thorough discussion of the merits and risks of the proposals from Parthenon and the Strategic Bidder and the merits and risks of remaining independent.  Directors noted that while the price proposed by the Strategic Bidder was appealing, a final net price that would be available to shareholders in a transaction was uncertain because the Strategic Bidder reserved the ability to adjust pricing based on several significant issues.  The Strategic Bidder also suggested that the purchase price may need to be subject to a holdback and downward adjustment post-closing at least for certain matters that would be subject to confirmatory due diligence.  In addition, the directors agreed that the cost of severance arrangements for employees whose positions would be expected to be eliminated by the Strategic Bidder would be expected to further reduce the net price to White River.  Directors reiterated concern that sharing competitively sensitive details with the Strategic Bidder without assurance of a transaction would put Coastal Credit at significant risk and that rumors, and the eventual disclosure, of an impending transaction with the Strategic Bidder would cause distraction, significantly impair staff morale, and lead to employee attrition, potentially prior to the closing of a transaction.  Coastal Credit’s management did not perceive the same level of risk in a transaction with Parthenon because Parthenon was not a direct strategic competitor of Coastal Credit and Parthenon intended to keep Coastal Credit intact and grow it.  The directors further discussed risks associated with a transaction with the Strategic Bidder that would not be present in a transaction with Parthenon, and noted Coastal Credit already suffered damage attributed to the Strategic Bidder’s inability to control information regarding pending negotiations with White River, including certain unauthorized discussion of the potential sale of Coastal Credit.  The directors were concerned that risk of significant employee attrition would be high, even if Coastal Credit implemented “stay bonuses,” and that it appeared likely dealers would disfavor Coastal Credit in the pre-closing period if they expected Coastal Credit to be consumed by the Strategic Bidder because they would see no value in supporting a long-term relationship with Coastal Credit.

Directors specifically discussed how a transaction with the Strategic Bidder could affect the company’s other constituencies in a manner different from the effect of a transaction with Parthenon.  It was anticipated that Coastal Credit’s employees in Jacksonville and most of the employees in Virginia Beach would be eliminated if a transaction occurred with the Strategic Bidder.  The directors were concerned that the loss of numerous well-paying jobs would be adverse not only to the affected employees, but also to the interests of the communities of Virginia Beach and Jacksonville.  Moreover, the directors discussed how the transaction would not appear to be favorable to Coastal Credit’s dealers and customers because the good will and relationships built by Coastal Credit over the years would effectively be eliminated if its operations were consumed by the Strategic Bidder.

Following further discussion, and based on the reasons described above, the directors determined to terminate discussions with the Strategic Bidder and that re-engaging in negotiations with Parthenon appeared to be the most favorable of the alternatives available to White River and Coastal Credit at that time.  In this regard, the directors concluded that a transaction with the Strategic Bidder posed too great a risk to the continuance of the Coastal Credit franchise, and that Parthenon’s current proposed valuation level was acceptable as a basis to continue negotiations.  The directors then authorized Mr. Eggemeyer and Milestone to proceed to negotiate with Parthenon as proposed.

Following the board meeting on August 9, 2012, Milestone informed the Strategic Bidder that it had been eliminated from the transaction process.  Milestone also informed Parthenon that White River was willing to move forward with discussions regarding a transaction, with the expectation that Parthenon would submit a revised indication of interest reflecting the terms upon which White River’s board was willing to move forward with an acquisition of Coastal Credit.

After consulting with its advisors, on August 13, 2012, Parthenon submitted a revised non-binding letter of interest to White River to acquire Coastal Credit in an all-cash transaction for $85.0 million based on and subject to Coastal Credit’s ability to meet its 2012 projections for pre-tax income and end of year book equity as forecasted in the confidential information memorandum previously provided to Parthenon by Milestone.  Following receipt of the letter from Parthenon, Mr. Eggemeyer discussed its contents in detail with White River’s management, members of White River’s board of directors, and B&T.

On August 20, 2012, Parthenon and White River executed Parthenon’s revised letter of interest.  Subsequent to the execution of the letter, Parthenon commenced confirmatory due diligence and provided a detailed diligence plan to White River, Coastal Credit, and Milestone outlining the scope of diligence and involvement of third-party advisors, including Parthenon’s legal counsel, Kirkland & Ellis LLP (“K&E”).  During the weeks of August 27 and September 3, 2012, Parthenon conducted additional due diligence on Coastal Credit, including on-site visits with Coastal Credit’s management.

On September 7, 2012, Milestone provided Parthenon with financial results of Coastal Credit through July 2012 and White River’s revised Coastal Credit forecast for full-year 2012, which reflected a decrease to forecasted 2012 pre-tax income of over 10% as compared to the projections that were previously provided to Parthenon.  After receiving this information, Parthenon expressed initial concern to White River regarding the downward revision to 2012 projections.

On September 18, 2012, Parthenon provided Milestone with a presentation outlining its investment thesis and preliminary findings from its due diligence.  Included in the presentation was an analysis reflecting an implied $8.9 million reduction to the valuation of Coastal Credit based on Parthenon’s original valuation methodology, the downward revision to Coastal Credit’s forecasted 2012 pre-tax income, as well as the future earnings potential of Coastal Credit’s receivables portfolio.  As a result of this revised valuation analysis, on September 23, 2012, the parties agreed to continue negotiations on the basis of a revised purchase price of $81.25 million.  White River’s management convinced Parthenon of a higher valuation despite the thoroughness of the analysis.  Parthenon agreed to the higher purchase price in order to consummate the transaction.  At this time, Parthenon also indicated a willingness to consummate an acquisition of White River, rather than the Coastal Credit subsidiary, with the intent, among other things, of acquiring White River’s deferred tax asset even though it would likely be impaired upon closing.  Both parties agreed to proceed with the negotiation of a definitive agreement on this basis.  The acquisition of White River also presented a cost advantage to shareholders as compared to an acquisition solely of Coastal Credit by eliminating the cost of dissolving White River, as the parent entity, which would have been required in a transaction involving only Coastal Credit, as well as the change of control costs that would have been incurred by White River in such a transaction.

During the balance of September and early October, Parthenon and its third-party advisors completed their due diligence on White River and Coastal Credit, including multiple site visits to Virginia Beach and other Coastal Credit branch locations.  Also at this time, B&T, at Mr. Eggemeyer’s instruction, prepared a draft definitive merger agreement for a transaction in which a newly-formed acquisition subsidiary of a newly-formed Parthenon affiliated entity would merge with and into White River, with White River as the surviving corporation and Coastal Credit remaining as a wholly-owned subsidiary of White River.

On October 5, 2012, B&T delivered the initial draft of the definitive merger agreement to Parthenon and K&E, which contained, among other things, the expression of the position of the White River board that if the purchaser entities affiliated with Parthenon which were to be party to the merger agreement would be newly-formed entities, White River would require a guaranty of a funded Parthenon entity to guarantee the payment of the purchaser entities’ obligations under the merger agreement.  At this time, White River, Coastal Credit, and B&T began preparing White River’s disclosure letter to the merger agreement.

Following receipt of the first draft of the merger agreement from B&T, Parthenon continued to discuss the merits of the proposed transaction with K&E and potential co-investors of Parthenon who would potentially provide capital support for the transaction.  Mr. Dodson also continued negotiations with Milestone and White River regarding pricing and valuation terms.

During the course of continuing negotiations, on October 13, 2012, Parthenon demanded a reduced purchase price for White River of $79.5 million due to the evaluation of several factors, including the performance of Coastal Credit below projected levels, Coastal Credit’s decentralized structure and lack of front-end automation which would require additional capital expenditures, Parthenon’s agreement to assume more than $2 million of additional expenses of White River, and an intensifying competitive environment.  The revised pricing was also affected by Parthenon’s agreement in principle to pay for certain expenses that White River would incur in connection with the closing, including certain severance and change of control payments for members of White River’s and Coastal Credit’s management.  Parthenon also expressed concern regarding pre-closing expenses that White River was expected to incur and a desire to propose a mechanism for a purchase price adjustment if these expenses exceeded a budgeted amount.

On October 16, 2012, K&E delivered a revised draft of the definitive merger agreement to B&T, reflecting negotiations between the parties on a variety of issues, including the pre-closing White River expense budget and related purchase price adjustment mechanism, the representations and warranties the parties would give in the merger agreement, termination fees, an expansion of Coastal Credit’s senior line of credit with Wells Fargo in connection with the closing (or obtaining a replacement credit facility), and various closing conditions regarding White River’s and Coastal Credit’s levels of cash and indebtedness.

On October 16, 2012, White River’s board of directors held a special meeting to discuss the status of negotiations with Parthenon, at which representatives of B&T and Milestone attended.  At this meeting, Mr. Eggemeyer updated the directors regarding the reduced offering price of $79.5 million being proposed by Parthenon and the reasons for this reduction.  The directors considered whether management should continue to pursue negotiations with Parthenon even if closing of a transaction would occur after year-end 2012 and the uncertainty surrounding projected capital gains rates in 2013 and beyond.  After further discussion, the directors determined that negotiations with Parthenon toward a merger transaction should continue, but the board directed Mr. Eggemeyer to resist any further price movement.

Between October 16 and 18, 2012, White River discussed the second draft of the merger agreement with B&T and proposed further revisions.  On October 18, B&T delivered a third draft of the merger agreement to K&E.  Between October 18 and 22, White River, Parthenon, and their respective legal counsels continued to negotiate the terms of the definitive merger agreement, including the circumstances under which the merger agreement could be terminated by the parties, the circumstances under which White River and Parthenon would be required to pay a termination fee or reimburse the expenses of the other party, conditions to closing regarding regulatory approval for the transfer of control of Coastal Credit’s sales finance company licenses in Texas and Florida, Parthenon’s desire to have protection with respect to Coastal Credit’s net worth and cash levels at closing, various issues regarding executive compensation arrangements, and the respective responsibilities of the parties in obtaining Wells Fargo’s consent to the merger transaction under the Wells Fargo LOC.  White River also reiterated the need for a guaranty of the payment of the purchaser entities’ obligations, including the payment of the purchase price, under the merger agreement by a funded Parthenon entity, due to the fact the acquisition subsidiary and its holding company would be newly formed entities.  Parthenon also expressed a desire to obtain a representation and warranty insurance policy, which had an effect on the nature of White River’s representations and warranties Parthenon was willing to accept.

On October 22, 2012, White River’s board of directors held another special meeting to discuss the status of the transaction.  At this meeting, Mr. Eggemeyer informed the board that negotiations with Parthenon were progressing, but agreement on the key deal points described above had not yet been reached and a further revised draft of the merger agreement had not yet been received from Parthenon or its legal counsel.  Mr. Eggemeyer and B&T described to the directors the material outstanding issues on the merger agreement.  Following further discussion, Mr. Eggemeyer reviewed the challenges that would face Coastal Credit if White River chose not to pursue the transaction with Parthenon given the progress in negotiations.  The directors agreed with Mr. Eggemeyer that the better course for White River and Coastal Credit would be to continue negotiations with Parthenon and reach agreement on a definitive merger transaction.

On the evening of October 22, 2012, K&E delivered a further revised draft of the merger agreement to B&T reflecting the parties’ negotiations on the deal points described above.  Between October 23 and 26, the parties continued negotiations toward reaching a definitive agreement, including discussions regarding the pre-closing White River expense budget and related purchase price adjustment mechanism and termination and fee payment provisions.  On October 26, B&T delivered a further revised draft of the merger agreement to K&E reflecting these negotiations.

Between October 27 and 31, 2012, negotiations continued between White River, Parthenon, and their respective advisors on the remaining deal points.  On October 31, 2012, K&E delivered a further revised draft of the merger agreement to B&T reflecting these negotiations, which B&T reviewed with White River’s management between October 31 and November 2.  After B&T and White River thoroughly reviewed the latest merger agreement draft, differences remained on a variety of issues, including the guaranty of the purchaser entities’ obligations under the merger agreement, certain conditions to closing regarding the level of pre-closing expenses of White River, and the nature of the pre-closing expense budget of White River and related purchase price adjustment mechanism.  Between November 2 and 5, White River, Parthenon, B&T, K&E, and Milestone engaged in extensive negotiations in an effort to resolve these material outstanding issues on the merger agreement.  During this time period, post-closing executive compensation arrangements for Mr. McKnight also were discussed.

On November 5, 2012, White River’s board of directors held a special meeting to discuss the current status of negotiations with Parthenon and the outstanding issues under the merger agreement.  Mr. Eggemeyer conveyed to the directors that progress had been made on many deal points, but that important differences remained.  The most significant outstanding issues were the existence of a guaranty by a funded, credit-worthy Parthenon entity to provide support for the payment of the purchase price and other obligations of the purchaser entities under the merger agreement, and the events that would trigger termination rights under the agreement.  Mr. Eggemeyer also conveyed that clarity had not yet been reached on the post-closing executive compensation arrangements for Coastal Credit’s key management employees, including Mr. McKnight.  The directors engaged in extensive discussion regarding the prospects for reaching a definitive agreement with Parthenon given the remaining differences between the parties and strategic alternatives for White River and Coastal Credit if an agreement could not be reached.  After further discussion, the directors authorized Mr. Eggemeyer to attempt to finalize negotiations with Parthenon, but that such negotiations should be completed expeditiously.

During the week of November 5, 2012, White River, Parthenon, B&T, K&E, and Milestone continued to negotiate the terms of the final definitive agreement.  During this time period, significant progress was made on the outstanding issues under the merger agreement, including an agreement among the parties on a limited guaranty by an existing funded Parthenon affiliated entity guaranteeing Parent’s and Merger Sub’s obligations to pay the purchase price under the merger agreement and any termination and expense fees that may become due.  Agreement also was reached on the pre-closing White River expense budget and related price adjustment mechanism, termination events, and the level of termination and expense fees.  During the period from November 12 to November 15, White River and Parthenon resolved all remaining issues under the merger agreement and discussed a public announcement of the transaction.  At this time, White River and B&T also began finalizing White River’s disclosure letter, and White River, Coastal Credit, and Mr. McKnight began finalizing an amendment to Mr. McKnight’s executive employment agreement in connection with the closing.  For a description of the amendment to Mr. McKnight’s employment agreement, see “– Interests of Certain White River Directors and Executive Officers in the Merger – Payments to William E. McKnight Upon Closing; Other Benefits” beginning on page 45.  The definitive merger agreement and Milestone’s valuation and fairness analysis was delivered to White River’s directors for review on November 12, 2012.

On November 14, 2012, the board of directors of White River held a meeting.  B&T was present and Milestone representatives joined later in the meeting.  B&T provided a review of the board of directors’ fiduciary duties in the context of the proposed transaction.  B&T also outlined the material terms of the merger agreement and the other agreements to be entered into concurrently with the merger agreement (including the limited guaranty), outlined the significant issues that had been resolved, and responded to numerous questions from directors.  B&T and Mr. Eggemeyer also noted for the directors that Mr. McKnight’s employment agreement amendment had not yet been finalized by the relevant parties.  Milestone then joined the meeting and reviewed with the board of directors its detailed analysis of the financial aspects of the proposed merger and responded to questions from directors.  Subsequent to its presentation, Milestone delivered its oral opinion, which was subsequently confirmed in writing, to the board of directors that, based on and subject to the various assumptions and limitations set forth in its opinion (which is attached as Appendix C to this proxy statement), as of November 14, 2012, the cash consideration of $21.93 per share to be received by the holders of shares of White River Common Stock (subject to increase or decrease in accordance with the terms of the merger agreement within a range of not more than $0.55 per share) was fair, from a financial point of view, to such shareholders.  After a final discussion of the proposed transaction and merger agreement terms, the board of directors unanimously determined that the terms of the merger agreement are fair to and in the best interests of White River and its shareholders, approved the merger agreement and the transactions contemplated by the merger agreement, resolved to recommend the approval of the merger agreement by White River’s shareholders, and, subject to the parties reaching final agreement on Mr. McKnight’s employment agreement amendment, authorized the execution of the merger agreement and all related documents.

On November 15, 2012, White River, Coastal Credit, and Mr. McKnight, with the acknowledgment of Parthenon, reached agreement on Mr. McKnight’s employment agreement amendment, which was signed that day.

White River, Parent, and Merger Sub executed the definitive agreement and limited guaranty after the closing of the U.S. financial markets on November 15, 2012, and thereafter that same day White River and Parthenon issued a joint press release publicly announcing the transaction.

White River’s Reasons for the Merger and Recommendation of the Board of Directors

White River’s board of directors determined that the merger agreement and the merger were in the best interests of White River and its shareholders and recommends that White River’s stockholders vote “FOR” the approval of the merger agreement and the merger.

In its deliberations and in making its determination, White River’s board of directors considered many factors including, without limitation, the following:

•
the business, earnings, operations, financial condition, management, prospects, and capital levels of White River, and information regarding the management, investment history, and available capital resources of Parthenon;

•
the current and prospective business and economic environments in which White River and Coastal Credit operate, including challenging national, regional, and local economic conditions, the competitive environment for specialized auto finance companies characterized by intensifying competition from new entrants into the industry and large financial institutions offering consumer finance products, the regulatory burdens on consumer finance companies, and the uncertainties in the regulatory climate going forward;

•	the likelihood that acquisition opportunities for White River as a buyer are limited;

•
benefits afforded by the merger to White River and its shareholders, including, among other benefits, a very high probability of timely consummation of the transaction on terms featuring an all-cash liquidation opportunity for shareholders at a fair value, and strategic alignment of Coastal Credit with a business partner with strong financial and management resources which is expected to foster continued stability and growth of Coastal Credit’s business;

•
the belief of White River’s board that, after consideration of potential alternatives and extensive efforts to investigate interest among other potential bidders, the merger is expected to provide optimal benefits to White River and its shareholders relative to the range of possible alternatives, including continuing to operate White River and Coastal Credit on a stand-alone basis or pursuing a transaction with a different bidder;

•
White River’s management’s views on Coastal Credit’s expected full year 2012 performance and Coastal Credit’s long-term financial projections, and the board’s knowledge and understanding of the business, operations, management, financial condition, assets, liabilities, strategy, earnings, the changing nature of the industry in which Coastal Credit competes, and the prospects of Coastal Credit, including the prospects of Coastal Credit as an independent entity;

•	Parthenon’s access to managerial resources relative to that of Coastal Credit which, as a result, should improve Coastal Credit’s access to depth of management expertise;

•
the benefits of being part of a larger and more diversified organization and the risks of continuing to be an independent company, given White River’s limited financial resources and access to capital relative to Parthenon;

•
management’s risk-weighted assessment of various strategic alternatives available to White River indicating that a business combination with an organization such as Parthenon compared favorably to other alternatives;

•
the perceived compatibility of the business philosophies of White River and Parthenon, which the White River board believed would facilitate the continued growth of Coastal Credit and a favorable and stable environment for Coastal Credit’s personnel;

•
the financial and other terms and conditions of the merger agreement, including the fact that the per share merger consideration (assuming no adjustments) represents approximately 104.4% of White River’s tangible book value as of September 30, 2012, and provisions providing for payment of a $3,975,000 termination fee or $1,300,000 expense fee if the merger agreement is terminated under certain circumstances;

•	that the form of consideration to be paid to holders of White River Common Stock is cash, which will provide certainty of value and immediate liquidity to the holders of White River Common Stock;

•
the likelihood the merger would be completed, based on, among other things, Parthenon’s financial resources and the related absence of any significant financing uncertainty in connection with the merger, and the likelihood and anticipated timing of completing the merger in light of the scope of the closing conditions, including required clearances under applicable state finance company licensing laws and federal antitrust laws;

•	Parthenon’s long-term growth strategy for Coastal Credit’s business;

•
the oral opinion, which was later confirmed in writing, delivered by Milestone that the merger consideration to be received by White River’s shareholders pursuant to the merger agreement is fair, from a financial standpoint, to the shareholders;

•
the prospect that the earnings of the surviving corporation should enable it to continue utilizing the tax benefits of White River’s historical NOLs effectively, even though a change of ownership will occur that might curtail the rate at which the NOLs can be utilized;

•
the interests of White River’s directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “– Interests of Certain White River Directors and Executive Officers in the Merger;”

•	the likelihood that the regulatory approvals necessary to complete the transaction would be obtained; and

•	the effect of the merger on White River’s and Coastal Credit’s employees, customers, and the communities in which they conduct business.

In the course of its deliberations, White River’s board also considered a variety of additional uncertainties, risks, and other countervailing factors concerning the merger agreement and the merger, including:

•
the fact that the all-cash price, while providing certainty of value, will not allow White River’s shareholders to participate in potential appreciation in the value of White River’s or Coastal Credit’s business after the merger;

•	other conditions to the closing of the transactions contemplated by the merger agreement may not be satisfied;

•
the restrictions on White River’s ability to solicit or, subject to limited exceptions, engage in discussions or negotiations regarding alternative business combination transactions or other types of specified transactions;

•
the requirement that White River pay a termination fee of $3,975,000 to accept a superior proposal, which may discourage a competing proposal to acquire White River, which the board understood was a condition to Parent’s and Merger Sub’s willingness to enter into the merger agreement and understood, based on the advice of its financial advisors, was consistent with fees payable in similar transactions and was not so large as to prevent a prospective bidder from making a bid;

•
the business of Coastal Credit may suffer as a result of uncertainty surrounding the merger and the transactions contemplated by the merger agreement, including the risk that the merger and the transactions contemplated by the merger agreement create potential difficulties in customer relations and employee retention;

•	the possible occurrence of any event, change, or other circumstance that, if resulting in a White River material adverse effect, could give rise to the termination of the merger agreement;

•
other risks to consummation of the merger and the transactions contemplated by the merger agreement, including the risk that the merger and the transactions contemplated by the merger agreement will not be consummated within the expected time period;

•
White River would be required, if the merger is not completed under certain circumstances, to pay a $1,300,000 expense fee, which is intended to reimburse Parent and Merger Sub for their expenses associated with the merger agreement;

•	that an all-cash transaction will be taxable to certain of White River’s shareholders for U.S. federal income tax purposes; and

•
that restrictions in the merger agreement on the conduct of White River’s and Coastal Credit’s businesses prior to the consummation of the merger may delay or prevent White River or Coastal Credit from undertaking business opportunities that could arise prior to the consummation of the merger.

The foregoing discussion of the factors considered by the White River board of directors is not intended to be exhaustive, but rather includes the material factors considered by the White River board of directors. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the White River board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The White River board of directors considered all these factors as a whole, including discussions with, and questioning of, White River management and White River’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The White River board of directors also relied on the experience of Milestone, as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, of the merger consideration to be received by White River’s shareholders pursuant to the merger agreement.

For the reasons set forth above, the White River board of directors determined that the merger, the merger agreement, and the transactions contemplated by the merger agreement are in the best interests of White River and its shareholders, and approved and adopted the merger agreement. The White River board of directors recommends that White River’s shareholders vote “FOR” approval of the merger agreement.

Negotiations, Transactions, or Material Contacts

Except as set forth above or elsewhere in this proxy statement, none of Parthenon, Parent, or Merger Sub, nor any of their respective directors, executive officers, or other affiliates, had any negotiations, transactions, or material contacts with White River or any of our directors, executive officers, or other affiliates during the past two years that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Opinion of the Financial Advisor to White River’s Board of Directors

Pursuant to an engagement letter dated February 17, 2012, White River and its wholly-owned subsidiary Coastal Credit retained Milestone to act as a financial advisor in connection with a potential sale of White River or Coastal Credit.  Milestone is a nationally recognized investment banking firm whose principal business specialty is financial institutions and who has substantial expertise in transactions similar to the merger.  Milestone, as part of its investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with asset purchases, mergers, and other acquisitions of specialty finance companies, commercial banks, savings institutions, and other finance companies, as well as business valuations for other corporate purposes for financial services organizations. Milestone has experience in, and knowledge of, the valuation of auto finance companies.  White River’s board selected Milestone on the basis of the firm’s reputation and its experience and expertise in transactions similar to the merger.  Neither Milestone nor any of its affiliates has a material relationship with White River, Parthenon, Parent, or Merger Sub or any material financial interest in White River, Parthenon, Parent, or Merger Sub.

Milestone acted as exclusive financial advisor to White River and Coastal Credit in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the definitive merger agreement on November 15, 2012.  In connection with Milestone’s engagement, White River’s board of directors asked Milestone to evaluate the fairness, from a financial point of view, of the merger consideration to be received by White River’s shareholders pursuant to the merger agreement.  On November 14, 2012, at a special meeting of the board of directors of White River held to evaluate the merger and the merger agreement, Milestone delivered its oral opinion, which was subsequently confirmed in writing, to the board of directors that, based on and subject to the various assumptions and limitations set forth in its opinion attached to this proxy statement as Appendix C, as of November 14, 2012, the cash consideration of $21.93 per share to be received by the holders of shares of White River Common Stock in the merger (subject to increase or decrease in accordance with the terms of the merger agreement within a range of not more than $0.55 per share) was fair, from a financial point of view, to such shareholders.

The full text of Milestone’s written opinion, dated November 14, 2012, is attached as Appendix C to this proxy statement.  The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Milestone in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion.  White River’s shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Milestone’s opinion speaks only as of the date of the opinion.  The opinion was directed to the board of directors of White River and is directed only to the fairness of the merger consideration to the holders of White River Common Stock from a financial point of view.  It does not address the underlying business decision of White River to engage in the merger or any other aspect of the merger and is not a recommendation to any White River shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its November 14, 2012 opinion, Milestone, among other things:

(i)	Reviewed certain publicly-available financial statements and other business and financial information of White River;

(ii)	Reviewed certain internal financial statements and other financial data and operating data concerning White River prepared by the management of White River;

(iii)	Reviewed certain financial projections of White River prepared by the management of White River;

(iv)	Discussed the past and current operations, financial condition and prospects of White River with management of White River and the management of its subsidiary Coastal Credit;

(v)
Performed various valuation and financial analyses based on the financial projections of White River prepared by the management of White River, including illustrative discounted cash flow and future terminal value analyses;

(vi)	Reviewed the reported prices, trading activity and trading multiples of White River and other publicly available information of White River;

(vii)	Compared the stock price performance, trading activity and trading multiples of White River to other publicly-traded companies that we deemed generally comparable to White River;

(viii)	Compared the financial performance of White River with that of certain other publicly-traded companies that we believe are generally comparable to White River;

(ix)	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that we believe are generally comparable to the merger;

(x)	Reviewed the execution draft of the merger agreement dated November 14, 2012 and certain related documents; and

(xi)	Performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at its opinion, Milestone relied upon and assumed, without independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to or discussed with Milestone by White River or Coastal Credit or obtained by Milestone from public sources. Milestone further relied upon the assurances of the management of White River and Coastal Credit that they are not aware of any facts that would make any such information inaccurate or misleading. With respect to the financial forecasts prepared by White River’s management, Milestone relied on representations that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the management of White River as to the expected future financial performance of White River and Coastal Credit and assumed that White River will perform in accordance with such forecasts. Milestone expressed no view as to the reasonableness or achievability of such forecasts, or the assumptions on which they were based, and did not assume any responsibility or express any view with respect to such forecasts. Milestone has not considered any aspect or implication of any transaction to which White River or Coastal Credit is a party (other than as specifically described herein with respect to the proposed merger).

In arriving at its opinion, Milestone did not make any independent valuation of appraisal of the assets or liabilities of White River or Coastal Credit, nor was it furnished with any such valuations or appraisals. In addition, Milestone did not evaluate the solvency of any party to the merger agreement under any state or federal laws relating to bankruptcy, insolvency, or similar matters.

Milestone relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis, (ii) each party to the merger agreement will fully and timely perform all of the covenants and agreements, in all respects material to Milestone’s analysis, required to be performed by such party, (iii) all conditions to the consummation of the merger will be satisfied in all respects material to Milestone’s analysis without waiver thereof, and (iv) the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement and documents provided to Milestone, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the merger, in any respect material to Milestone’s opinion. Milestone also relied upon and assumed, without independent verification, that (a) the merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (b) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no material delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of White River, or otherwise have an adverse effect on White River or any expected benefits of the merger. In addition, Milestone relied upon and assumed, without independent verification, that the final form of the merger agreement will not differ in any material respect from the form of the execution draft dated November 14, 2012.

Milestone was not requested to consider, and its opinion does not address, White River’s underlying business decision to enter into the merger agreement, the structure, tax consequences or accounting treatment of the merger, or the relative merits of the merger as compared to any alternative business strategies that might exist for White River or the effect of any other transaction in which White River might engage. Milestone was not requested to consider, and its opinion does not address, the non-financial terms of the merger agreement. Milestone’s opinion addresses only the aggregate consideration to be paid to holders of White River Common Stock pursuant to the merger agreement. Milestone expresses no opinion or view with respect to the fairness of the amount, nature or any other aspect of the compensation to any of the officers, directors or employees of any party to the merger, or class of such persons.

Milestone’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion.  Milestone has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof.  Milestone’s opinion was approved by Milestone’s fairness opinion committee.

Summary of Material Financial Analyses

In rendering its November 14, 2012 opinion, Milestone performed a variety of financial analyses.  The following is a summary of the material analyses performed by Milestone, but is not a complete description of all the analyses underlying Milestone’s opinion.

The summary of financial analyses includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to partial analysis or summary description. Milestone believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, would create an incomplete view of the evaluation process underlying its opinion.  Also, no company included in Milestone’s comparative analyses described below is identical to White River or Coastal Credit and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of White River and the companies to which it is being compared.

Analysis of Implied Multiples

Milestone calculated the implied multiples of the common equity valuation represented by the $21.93 cash per share merger consideration relative to the following historical financial metrics of White River:

•	GAAP book value as of September 30, 2012;

•	Tangible book value as of September 30, 2012;

•	Adjusted GAAP book value as of September 30, 2012;

•	Adjusted tangible book value as of September 30, 2012;

•	Net income for the twelve months ended September 30, 2012; and

•	Net receivables balance as of September 30, 2012.

Milestone calculated the adjusted GAAP book value and adjusted tangible book value as of September 30, 2012 by performing a valuation of White River’s deferred tax asset taking into account the present value of the estimated future economic benefits to a prospective buyer based on management projections and the application of a 20.0% discount rate. Milestone believed that a 20.0% discount rate was reasonable given the estimated return requirements of a potential buyer of White River and the execution risk associated with the realization of the economic benefits of the deferred tax asset. As of September 30, 2012, the analysis resulted in an impairment of $18.5 million to the value of White River’s deferred tax asset and an Adjusted GAAP Book Value and Adjusted Tangible Book Value of $57.7 million. Milestone noted that the exclusion of White River’s deferred tax asset as of September 30, 2012 would result in a GAAP Book Value of $43.0 million.

The results of these multiple analyses are summarized in the following table:

Financial Multiple Based on $21.93 Cash Per Share Merger Consideration
Equity Value / GAAP book value	1.04x
Equity Value / Tangible book value	1.04x
Equity Value / Adjusted GAAP book value	1.38x
Equity Value / Adjusted tangible book value	1.38x
Equity Value / Trailing twelve months net income	8.93x
Equity Value / Net receivables	0.64x

Milestone also calculated the implied discount represented by the $21.93 cash per share consideration relative to the following:

•	the closing market price of White River’s common stock on November 12, 2012 (the “Reference Date”); and

•	the average closing market price per share of White River’s common stock for each of the 20-day and 60-day trading periods ended on the Reference Date.

The results of these calculations are summarized on the following table:

	Price for Period Ended on the Reference Date	Implied Premium
Closing Price on Reference Date:	$22.00	-0.3%
20-Trading Day Average:	$22.67	-3.3%
60-Trading Day Average:	$22.36	-1.9%

Historical Stock Trading Analysis

Milestone reviewed the historical trading price per share of White River’s common stock for the five year period ending on the Reference Date and noted a range of $5.35 - $26.80 and an average share price of $15.97.

Comparable Publicly-Traded Company Analysis

Milestone reviewed and compared certain financial information of White River to corresponding financial information, ratios and trading multiples for certain publicly-traded companies in the auto finance industry deemed, in its professional judgment, to be relevant to White River. Milestone bifurcated the peer group into two subsets referred to herein as Micro-Cap Subprime Auto Finance Companies and Small-Cap Auto Finance Companies, as follows:

Micro-Cap Subprime Auto Finance Companies
Consumer Portfolio Services, Inc.
First Investors Financial Services Group, Inc.
Nicholas Financial, Inc.

Small-Cap Auto Finance Companies
America’s Car Mart, Inc.
Credit Acceptance Corp.

Due to its similar size and high degree of operational comparability to White River, First Investors Financial Services, Inc. was included in the Micro-Cap Subprime Auto Finance Comparable group despite its acquisition in November 2012 by Aquiline Capital Partners. All data shown below for First Investors Financial Services Group, Inc. is as of the closing of the final trading day prior to the announcement of the acquisition (September 25, 2012).

For each of the selected companies, Milestone calculated (1) the price per share divided by the trailing twelve months earnings per share (“Price / LTM EPS”) and (2) the price per share divided the tangible book value of equity per share as of the last reported financial period (“Price / Tangible Book Value”).

This analysis resulted in the implied multiples summarized in the tables below:

Comparable Public Company Trading Multiples
	Price /	Price / Tangible
Micro-Cap Subprime Auto Finance Comparables	LTM EPS	Book Value
Consumer Portfolio Services Inc.	20.0x	NA
First Investors Financial Services Group, Inc. (see note 1)	7.5x	0.89x
Nicholas Financial Inc.	6.6x	1.00x

Small-Cap Auto Finance Comparables
America's Car Mart, Inc.	12.6x	2.07x
Credit Acceptance Corp.	10.5x	3.50x

1: Pricing information for First Investors Financial Services Group, Inc. is as of the final trading day prior to the announcement of the company's acquisition by Aquiline Capital Partners (9/25/2012).

Summary Comparable Public Company Trading Multiples
Micro-Cap Subprime Auto Finance Comparables	Range	Median
Price / LTM EPS	6.6x - 20.0x	7.5x
Price / Tangible Book Value	0.89x - 1.00x	0.95x

Small-Cap Auto Finance Comparables	Range	Median
Price / LTM EPS	10.5x - 12.6x	11.5x
Price / Tangible Book Value	2.07x - 3.50x	2.78x

All Auto Finance Comparables	Range	Median
Price / LTM EPS	6.6x - 20.0x	10.5x
Price / Tangible Book Value	0.89x - 3.50x	0.98x

In selecting the applicable Price / LTM EPS range, Milestone noted that the Price / LTM EPS of Consumer Portfolio Services Inc. was not a relevant indicator of value for White River due to the company’s comparatively minimal trailing twelve month net income ($4.8 million), recent return to profitability, and net losses for each of the past four years. The applicable Price / Tangible Book Value multiple was derived primarily from the Micro-Cap Subprime Auto Finance Comparables as these companies are most similar to White River in terms operating models, financing strategies, and size. Milestone noted that the Price / Tangible Book Value multiple of Credit Acceptance Corp. is a less relevant indicator of value for White River due to the company’s significantly larger capital base, larger market capitalization, and greater return on equity from access to higher levels of leverage.

Based on the results of this analysis and other factors that Milestone considered appropriate, Milestone applied the following ranges of multiples to White River’s financial information as summarized in the table below, resulting in an implied equity value per share of $14.32 to $28.37.

White River Implied Valuation
		Implied Equity	Implied
	Selected Range	Value ($M)	Price / Share1
Price / LTM EPS	7.5x - 10.0x	$66.7 - $89.0	$18.41 - $24.54
Price / Tangible Book Value	0.90x - 1.35x	$68.6 - $102.8	$18.91 - $28.37
Price / Adjusted Tangible Book Value	0.90x - 1.35x	$51.9 - $77.9	$14.32 - $21.48

1: Based on fully-diluted share count including the impact of accelerated vesting of restricted shares.

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to White River’s business. Accordingly, Milestone’s comparison of selected companies to White River and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected comparable companies and White River.

Precedent Transaction Analysis

Milestone analyzed certain information relating to selected precedent transactions in the auto finance industry from November 2001 to November 2012 which, in its professional judgment based on its knowledge of the industry, Milestone determined to involve relevant public and private companies with operations similar to White River. The selected transactions analyzed were the following:

Selected Precedent Transactions
Announcement Date	Acquiror	Target
9/25/2012	Aquiline Capital Partners LLC	First Investors Financial Services Group, Inc.
10/13/2011	TCF Financial Corporation	Gateway One Lending & Finance, LLC
12/27/2010	Pine Brook Road Partners/Management	United PanAm Financial Corp.
12/20/2010	Toronto-Dominion Bank	Chrysler Financial Corp.
7/21/2010	General Motors Corporation	AmeriCredit Corp.
6/20/2008	Banco Santander, S.A.	RoadLoans direct lending division
12/4/2006	AmeriCredit Corp.	Long Beach Acceptance Corp.
9/23/2006	Banco Santander Central Hispano, S.A.	Drive Financial Services LP
4/2/2006	Cerberus Capital Management, L.P.	General Motors Acceptance Corporation
11/7/2005	AmeriCredit Corp.	Bay View Acceptance Corporation
9/12/2005	Wachovia Corporation	WFS Financial Inc.
3/9/2005	White River Capital, Inc.	Coastal Credit, LLC
9/22/2004	Capital One Financial Corporation	Onyx Acceptance Corporation
3/31/2003	Consumer Portfolio Services, Inc.	TFC Enterprises, Inc.
11/18/2001	Consumer Portfolio Services, Inc.	MFN Financial Corp.

To the extent that information was publicly available, Milestone calculated the following multiples as of the last fiscal quarter prior to the announcement of the transaction for the determination of a range of equity values for White River’s Common Stock:

•	The transaction equity purchase price divided by the target’s net income for the four full fiscal quarters immediately preceding the announcement of the transaction;

•	The transaction equity purchase price divided by the target’s book value of equity;

•	The transaction equity purchase price divided by the target’s tangible book value of equity; and

•	The transaction equity purchase price divided by the target’s net receivables balance.

The analysis resulted in the following implied multiples based on the selected transactions:

Precedent Transaction Multiples
	Range	Median
Price / LTM EPS	6.0x - 20.3x	10.4x
Price / Book Value	0.46x - 3.13x	1.07x
Price / Tangible Book Value	0.47x - 3.76x	1.40x
Price / Net Receivables	0.07x - 2.08x	0.34x

Based on the results of this analysis and other factors that Milestone considered appropriate, Milestone applied the following ranges of multiples to White River’s financial information as summarized in the table below, resulting in an implied equity value per share of $15.91 to $31.52.

White River Implied Valuation
	Selected Range	Implied Equity Value ($M)	Implied Price/Share1
Price / LTM EPS	8.4x - 12.4x	$74.7 - $110.3	$20.61 - $30.43
Price / Book Value	1.00x - 1.20x	$76.2 - $91.4	$21.01 - $25.21
Price / Adjusted Book Value	1.00x - 1.20x	$57.7 - $69.2	$15.91 - $19.09
Price / Tangible Book Value	1.30x - 1.50x	$99.0 - $114.3	$27.32 - $31.52
Price / Adjusted Tangible Book Value	1.30x - 1.50x	$75.0 - $86.5	$20.69 - $23.87
Price / Net Receivables	0.50x - 0.80x	$62.0 - $99.3	$17.11 - $27.38

1: Based on fully-diluted share count including the impact of accelerated vesting of restricted shares.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved were either identical or directly comparable to the merger or White River. Accordingly, Milestone’s comparison of selected transactions to the merger and analysis of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the targets in the selected transactions and White River.

Equity Discounted Cash Flow Analysis

Milestone conducted an equity discounted cash flow analysis for the purpose of determining the implied equity value per share of White River. A discounted cash flow analysis is a method of evaluating the equity value of a company by using estimates of future cash flows to shareholders generated by the company taking into consideration the time value of money with respect to such future cash flows by calculating their present value. Present value refers to the current value of future cash flows to shareholders paid by a company and is obtained by discounting those future cash flows using a discount rate that takes into account the observed cost of equity of certain comparable public companies with adjustments based on size and risk factors associated with the company.

Milestone calculated estimated potential dividend payments to shareholders of White River taking into account estimated holding company expenses and future cash payments for income taxes.  In connection with its analysis, Milestone relied on management’s projections, which include an estimate of distributions from Coastal Credit to White River based on Coastal Credit’s projected financial results for 2013-2016. Holding company expenses of White River were estimated based on the trailing 12-months ended September 30, 2012.  The computation of projected cash income taxes takes into account the benefit that White River could receive from the reduction of future cash tax liability as a result of the utilization of its existing net operating losses.

Milestone utilized a range of terminal value multiples of 7.0x to 11.0x to White River’s estimated terminal year net income in 2016. The range of multiples was based on the equity value to net income multiples of certain publicly-traded auto finance companies, selected prior auto finance acquisition transactions and other factors that Milestone considered appropriate including White River’s historical and projected financial performance and metrics such as leverage and return on equity.  Projected dividends to White River common equity shareholders were added to the range of terminal exit values and discounted back at the calculated cost of equity to arrive at the present value of White River’s Common Stock equity.  The calculated cost of equity was derived from publicly-traded finance companies with significant exposure to subprime consumers and included a company-specific size and risk adjustment as determined necessary in Milestone’s judgment. The group necessarily involved companies with businesses other than auto finance due to the small number of publicly-traded subprime auto finance companies with adequate market capitalization and trading volume to produce meaningful data for the analysis.

The equity discounted cash flow analysis resulted in an implied equity value per share of $18.41 to $26.07:

Sensitivity Analysis: Total Equity Value
Equity Discount Rate (%)
	10.5%	13.0%	15.5%	18.0%	20.5%
7.0x	$ 20.95	$ 19.31	$ 17.84	$ 16.52	$ 15.32
8.0x	$ 23.41	$ 21.57	$ 19.91	$ 18.41	$ 17.07
9.0x	$ 25.88	$ 23.82	$ 21.97	$ 20.31	$ 18.81
10.0x	$ 28.34	$ 26.07	$ 24.04	$ 22.20	$ 20.55
11.0x	$ 30.80	$ 28.33	$ 26.10	$ 24.10	$ 22.29

Conclusion

Based on the above analyses, Milestone concluded that the cash consideration of $21.93 per share to be received by the holders of shares of White River Common Stock (subject to increase or decrease in accordance with the terms of the merger agreement within a range of not more than $0.55 per share) was fair, from a financial point of view, to such shareholders.  As described above, Milestone’s opinion was among the many factors taken into consideration by the White River board of directors in making its determination to approve the merger.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein without considering the analyses or the summary as a whole could create an incomplete view of the processes underlying Milestone’s opinion. In arriving at its fairness determination, Milestone considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Milestone made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to White River or the merger.

Milestone prepared the analyses described herein for purposes of providing its opinion to the board of directors of White River as to the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration to be received by the holders of shares of White River’s Common Stock in the merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold.  Milestone’s analyses were based in part upon the financial forecasts prepared by White River’s management, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Milestone’s analyses.  Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of White River, Milestone or any other person assumes responsibility if future results are materially different from those forecasted by White River’s management or third parties.

Milestone acted as financial advisor to White River in connection with, and participated in certain of the negotiations leading to, the merger.  White River paid Milestone a non-refundable retainer of $75,000 upon the execution of its engagement letter agreement dated February 17, 2012.  In addition, White River has agreed to pay Milestone a cash success fee equal to 1.75% of the aggregate consideration received as part of the merger, which is contingent upon the completion of the merger.  In addition, White River has agreed to indemnify Milestone for certain liabilities arising out of its engagement.  Except as disclosed above, there are no material relationships that existed during the two years prior to the date of Milestone’s opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Milestone and any party to the merger.  Milestone may seek to provide investment banking services to the surviving corporation, Parthenon, or their respective affiliates in the future, for which Milestone would seek customary compensation.  In the ordinary course of business, Milestone may trade White River’s securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

The Milestone opinion is attached in its entirety as Appendix C to this proxy statement. The presentation of Milestone summarized above will be made available for inspection and copying at the principal executive offices of White River during regular business hours by any interested White River shareholder or its representative who has been designated in writing.

Certain Projected Financial Information Related to Coastal Credit

White River does not as a matter of course make public projections as to future revenues, earnings, or other results.  However, White River provided Milestone, in its capacity as White River’s financial advisor, with certain business and financial information regarding Coastal Credit which White River believes was not publicly available.  White River provided Parthenon with this same information in the course of its discussions with Parthenon leading up to the execution of the merger agreement.  The information provided included forward-looking financial information for Coastal Credit for years 2012 through 2016 which is summarized below, including the original financial projections for Coastal Credit provided to Milestone and Parthenon as part of their initial due diligence investigations of Coastal Credit, and a revised Coastal Credit projection for 2012 only, which was provided to Milestone and Parthenon during the course of negotiations on the merger transaction (collectively, the “Projections”).  See “– Background of the Merger” beginning on page 21 for additional information regarding these due diligence investigations.  The Projections also were used by Milestone in performing the financial analyses described above in “– Opinion of the Financial Advisor to White River’s Board of Directors” beginning on page 33.  A summary of the Projections is set forth in the tables below.

The Projections were prepared by White River and Coastal Credit management and should be read together with the historical financial statements of White River which have been filed with the SEC, and the other information regarding White River and Coastal Credit contained elsewhere in this document.  None of the forward-looking financial information was prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants or the SEC with respect to prospective financial information.  In the view of White River’s management, the Projections were prepared on a reasonable basis and reflected the best available estimates and judgments at the time of their preparation, and presented at the time of their preparation, to the best of White River’s management’s knowledge and belief, a reasonable projection of future financial performance of Coastal Credit.  However, the Projections set forth in the tables below has not been updated, is not fact, and should not be relied upon as being indicative of future results, and readers of this document are cautioned not to rely on this forward-looking financial information.

The forward-looking financial information of Coastal Credit included in this document was prepared by, and is the responsibility of White River management.  Neither White River’s independent auditors, nor independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.  The report of such independent registered public accounting firm included in White River’s Annual Report on Form 10-K for the year ended December 31, 2011 relates to White River’s historical financial information.  It does not extend to the Projections or any other White River and Coastal Credit forward-looking financial information and should not be read to do so.

The following tables present a summary of the Projections relating to Coastal Credit for years 2012 through 2016, which White River provided to Parthenon and Milestone.  White River’s shareholders are cautioned not to place undue reliance on the Projections included in this proxy statement.

	Original Coastal Credit Projections ($ in thousands)
	Twelve Months Ended December 31,
	2012	2013	2014	2015	2016
Total assets	$136,147	$155,184	$177,191	$202,668	$231,878
Total liabilities	89,812	96,972	105,873	116,768	130,000
Total shareholders’ equity	46,335	58,212	71,318	85,901	101,878
Total liabilities and shareholders’ equity	$136,147	$155,184	$177,191	$202,668	$231,878

Interest on receivables	$39,731	$46,317	$53,265	$61,254	$70,565
Interest expense	(2,538)	(2,713)	(2,939)	(3,215)	(3,560)
Net interest margin	37,193	43,604	50,326	58,039	67,005
Provision for loan losses	(4,927)	(8,205)	(10,684)	(13,290)	(16,721)
Net interest margin after provision for loan losses	32,265	35,399	39,642	44,749	50,283
Other expense	(14,061)	(16,087)	(18,331)	(21,037)	(24,304)
Income before income taxes	$18,205	$19,312	$21,311	$23,712	$25,979

Revised 2012 Coastal Credit Projections ($ in thousands)
Twelve Months Ended December 31, 2012
Total assets	$131,390
Total liabilities	85,512
Total shareholders’ equity	45,878
Total liabilities and shareholders’ equity	$131,390

Interest on receivables	$37,048
Interest expense	(2,456)
Net interest margin	34,592
Provision for loan losses	(4,786)
Net interest margin after provision for loan losses	29,806
Other expense	(13,497)
Income before income taxes	$16,309

The estimates underlying the Projections are inherently uncertain and, though considered reasonable by the management of White River as of the date of their preparation, are subject to a wide variety of significant business, economic, regulatory, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Projections.  Accordingly, there can be no assurance that the Projections are indicative of the future performance of Coastal Credit or that actual results will not differ materially from those presented in the Projections.  Inclusion of the Projections in this proxy statement should not be regarded as a representation by any person that the results contained in the Projections will be achieved.

White River does not generally publish its business plans and strategies or make external disclosures of its or Coastal Credit’s anticipated financial position or results of operations.  Accordingly, White River does not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.  Furthermore, White River does not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

The Projections provided by White River are not included in this proxy statement in order to induce any shareholder to vote in favor of the merger agreement or to acquire securities of White River.

Financing of the Merger

Parent and Merger Sub estimate that the total amount of funds necessary to complete the merger and related transactions will be approximately $86.8 million, which includes the amounts to be paid to White River’s shareholders (including holders of Performance Shares), and the related fees and expenses in connection with the merger.  These payments are expected to be funded by a combination of debt financing and draws of funds on committed equity investments from affiliates of Parthenon (or their co-investors).

Other than receipt of Wells Fargo’s consent to (i) an expansion of the existing warehouse line of credit under the Wells Fargo LOC to at least $120 million; and (ii) the merger, merger agreement, and transactions contemplated under the merger agreement under the terms of the Wells Fargo LOC, the obligations of Parent and Merger Sub to complete the merger are not contingent upon the consummation of any financing arrangement, obtaining any financing, or the availability, grant, provision, or extension of any financing to Parent or Merger Sub.  Subject to the conditions to Parent’s and Merger Sub’s obligations to complete the merger, upon the receipt of all committed equity financing to be provided to Parent in connection with the closing (which may be reduced or supplemented by the debt financing described below), Parent and Merger Sub have represented that they will have sufficient funds at the closing of the merger to fund the payment of the merger consideration.  In addition, an affiliate of Parthenon, Parthenon Investors IV, L.P., has entered into a limited guaranty in favor of White River to secure the payment of the aggregate merger consideration and other obligations of Parent and Merger Sub under the merger agreement, as more fully described below.

Parent may use up to $21 million of cash borrowings under the Wells Fargo LOC, or borrowings under a new warehouse line of credit with another financial institution, to finance a portion of its payment of the merger consideration.  In this regard, White River has agreed to provide Parent and Merger Sub, and use its reasonable best efforts to cause its affiliates and representatives to provide to Parent and Merger Sub, such cooperation, prior to closing, as is necessary for Parent and Merger Sub to obtain an expansion of the Wells Fargo LOC from an original maximum available principal amount of $100 million to at least $140 million, including among other things, (A) a certification by White River that no default or event of default under such facility exists as of the closing date and as of immediately after the closing after giving effect to the transactions contemplated under the merger agreement, and (B) at least $21 million being available to be drawn under the facility as of the closing under Coastal Credit’s existing borrowing base, including for purposes of financing the merger consideration.  Alternatively, White River has agreed to provide Parent and Merger Sub, and use its reasonable best efforts to cause its affiliates and representatives to provide to Parent and Merger Sub, such cooperation, prior to closing, as is necessary for Parent and Merger Sub to obtain a new warehouse line of credit with another financial institution with an original maximum available principal amount of at least $140 million, with at least $21 million of cash borrowings available to finance the merger consideration.  Parthenon and Merger Sub have received a debt commitment letter dated as of November 14, 2012 from Wells Fargo pursuant to which Wells Fargo has committed to expand the current Wells Fargo LOC, as more fully described below.

Expansion of Wells Fargo Senior Line of Credit

Parthenon and Merger Sub have received a debt commitment letter dated as of November 14, 2012 (the “Commitment Letter”) from Wells Fargo pursuant to which, and subject to the conditions set forth therein, Wells Fargo has committed to refinance the existing borrowed indebtedness of Coastal Credit under the Wells Fargo LOC to increase the maximum available principal amount from $100 million to $140 million under the facility, with up to $21 million available, subject to compliance with the borrowing base therein, for the purpose of financing the merger consideration pursuant to the merger agreement.  The definitive documentation that will govern the credit facility (the “Definitive Loan Documentation”) has not been finalized and, accordingly, the actual terms of the facility may differ from those described in the Commitment Letter.

Wells Fargo intends to syndicate the credit facility to a group of banks, financial institutions, and other lenders reasonably acceptable to Merger Sub, but excluding certain disqualified institutions set forth in the Commitment Letter.  Merger Sub has agreed to actively assist Wells Fargo in syndicating the credit facility.

The availability of the credit facility is subject to the following conditions precedent: (i) the execution and delivery by Coastal Credit of the final Definitive Loan Documentation incorporating the terms of the Commitment Letter, subject to the “Certain Funds Provision” described in the following paragraph; (ii) the execution and delivery to Wells Fargo of the merger agreement and related documentation evidencing the consummation of the merger; (iii) the absence of any “material adverse effect” (as defined in the merger agreement) since December 31, 2011 with respect to White River and Coastal Credit taken as a whole; (iv) the merger being consummated pursuant to the merger agreement substantially concurrently with the initial funding of the expanded credit facility; (v) subject to the Certain Funds Provision, evidence that Wells Fargo has a perfected first priority security interest in all applicable collateral; (vi) subject to the Certain Funds Provision, the receipt of certain waivers from Coastal Credit’s landlords to the extent not reflected in availability; (vii) William E. McKnight will continue to serve as Coastal Credit’s President and Chief Executive Officer; (viii) delivery of customary closing certificates, resolutions, organizational documents, lien searches, and opinion letters reasonably acceptable to Wells Fargo; and (ix) equity contributions shall be made directly or indirectly to Coastal Credit by Merger Sub or affiliates of Parthenon in an aggregate amount of not less than $60 million.

The Commitment Letter also contains a provision, the “Certain Funds Provision,” which sets forth additional specific conditions to the availability of the expanded credit facility.  Under the Certain Funds Provision, (i) the only representations which shall be a condition to the availability of the expanded credit facility on the closing date of the transaction will be (A) the representations with respect to Coastal Credit in the merger agreement as are material to Wells Fargo’s and its participating lenders’ interests, but only to the extent that Merger Sub or Parent have a right to terminate the merger agreement as a result of a breach of such representations, and (B) certain specific representations in the Definitive Loan Documentation regarding customary matters (including, among other things, corporate existence and power, authorization, and solvency); and (ii) the terms of the Definitive Loan Documentation shall not impair the availability of the expanded credit facility on the closing date if the other conditions in the Commitment Letter are satisfied or waived.  Notwithstanding anything in the Commitment Letter, the Definitive Loan Documentation, or any other undertaking concerning the expanded credit facility to the contrary, Wells Fargo’s obligations under the Commitment Letter and the availability of the expanded credit facility on the closing date are subject only to the express conditions set forth in the immediately preceding paragraph.

Coastal Credit will continue to be the borrower under the credit facility.  It is expected that at least $10 million will be drawn on the facility on or prior to the closing date to fund a portion of the merger consideration.  The credit facility will be secured by a perfected first priority security interest in substantially all the assets of Coastal Credit, subject to customary limitations, as well as all the issued and voting limited liability company membership interests of Coastal Credit, subject to the Certain Funds Provision described above.  In addition, Coastal Credit will pay customary closing, agency, and unused line fees.  The term of the credit facility will be three years from the date of closing.  Coastal Credit will be entitled, on any date, to repay all or a part of the principal amount of the facility.

The Definitive Loan Documentation governing the credit facility will contain representations, warranties, affirmative and negative covenants, and events of default customary for similar financings.

Limited Guaranty

Parthenon Investors IV, L.P., an affiliate of Parthenon (“Guarantor”), has provided White River with a limited guaranty in favor of White River irrevocably and unconditionally guaranteeing the payment, if and when due but only up to an aggregate amount of $79.5 million, of Parent’s and Merger Sub’s obligations to pay any termination fee or expense fee under the merger agreement, and to fund the payment of the aggregate purchase price  to be paid to White River’s shareholders in connection with the consummation of the merger and the transactions contemplated under the merger agreement (collectively referred to herein as the “guaranteed obligations”).  For more information regarding the purchase price to be paid in the merger, see “The Merger Agreement – Merger Consideration.”  For more information regarding the termination fees and expense fees, see “The Merger Agreement – Termination Fees and Reimbursement of Expenses.”  The limited guaranty will terminate on the earliest of (i) the effective time of the merger; (ii) the termination of the merger agreement in accordance with its terms (other than a termination for which Parent is obligated to pay a termination fee or expense fee pursuant to the terms of the merger agreement); or (iii) the date which is six months after a termination for which Parent is obligated to pay a termination fee or expense fee, unless prior to such date, White River has commenced a suit against Parent alleging that the termination fee or expense fee is due and owing, or White River has commenced a suit against Guarantor alleging amounts pursuant to the guaranteed obligations are due and owing from the Guarantor.  Notwithstanding the foregoing, if the merger agreement is terminated based on an occurrence for which Parent is obligated to pay a termination or expense fee, and White River commences a suit described in the previous sentence prior to the date which is six months after such termination, then the limited guaranty will terminate, and each of Parent and Merger Sub will have no further liability or obligations under the merger agreement from and after the earliest of (x) a final, non-appealable resolution of such suit determining that Parent does not owe the termination fee or expense fee; (y) a written agreement between Guarantor and White River terminating the limited guaranty; or (z) payment of the termination fee or expense fee, as applicable, by Guarantor and/or Parent.

If Guarantor fails to perform any of its obligations under the limited guaranty, including any obligation to fund the aggregate purchase price if and when due, the limited guaranty contemplates that White River will be entitled to specific performance, an injunction, and other equitable remedies to prevent breaches of the limited guaranty and to specifically enforce the terms of the limited guaranty, this being in addition to any other legal or equitable remedy to which White River is entitled.  However, specific performance is an equitable remedy subject to judicial discretion and specific performance to consummate the merger and the transactions contemplated by the merger agreement will only be available prior to the termination of the limited guaranty and only if all conditions to closing of the party against which specific performance is sought have been satisfied as of such time (other than conditions which by their nature are to be satisfied at closing, but subject to the satisfaction of such conditions).

The foregoing summary of the limited guaranty is qualified in its entirety by reference to the complete text of the limited guaranty, a copy of which is attached as Appendix B to this proxy statement and is incorporated into this proxy statement by reference.  You are encouraged to read the full text of the limited guaranty in its entirety.

Interests of Certain White River Directors and Executive Officers in the Merger

When considering the recommendation of the White River board of directors, you should be aware that some of the directors and executive officers of White River and Coastal Credit have interests that are different from, or in conflict with, your interests.  The board of directors was aware of these interests when it approved the merger agreement.  Except as described below, to the knowledge of White River, the executive officers and directors of White River do not have any material interest in the merger apart from their interests as shareholders of White River.

Treatment of Restricted Stock and Performance Shares

The merger agreement provides that any outstanding and unvested awards of Performance Shares will be accelerated and fully vested at the effective time of the merger.  Such shares will be converted into the merger consideration on the effective date of the merger on the same basis as the other outstanding shares of White River Common Stock.

The executive officers and directors of White River hold an aggregate of 67,733 Performance Shares, which were granted under the White River Capital, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”).  Of this amount, Martin J. Szumski, White River’s Chief Financial Officer and Senior Vice President, holds 3,334 shares of restricted stock, John M. Eggemeyer, III, White River’s Chairman and Chief Executive Officer, holds 58,945 performance shares, and each of White River’s directors, including Mr. Eggemeyer, holds 909 shares of restricted stock.

Payments to William E. McKnight Upon Closing; Other Benefits

The Amended and Restated Terms of the Long-Term Cash Incentive Award dated May 10, 2011 between White River, Coastal Credit, and William E. McKnight, Coastal Credit’s President and Chief Executive Officer, as amended on November 15, 2012, entitles Mr. McKnight to certain payments upon the closing of the merger.  Under Mr. McKnight’s amended long-term cash incentive award agreement, upon the closing of the merger, the unvested installments of Mr. McKnight’s long-term cash incentive award will vest, and such installments will be immediately payable to Mr. McKnight based on the price per share of White River Common Stock received in the merger, with such payment to be made in accordance with certain regulations under Internal Revenue Code Section 409A.  Pursuant to the terms of Mr. McKnight’s original amended and restated award agreement, he is entitled to receive a cash award based on the value of 100,000 shares of White River Common Stock, vesting 33,333.33 shares annually on January 1, 2012, 2013, and 2014, respectively.  As of the date of this proxy statement, the tranche to be paid on January 1, 2014 remains unvested.  Therefore, assuming the closing of the merger occurs during the first quarter of 2013 after January 1, Mr. McKnight will receive a payment, at closing, equal to the price per share of White River Common Stock received in the merger, multiplied by 33,333.33 shares.  Assuming a price per share of $21.93 received in the merger, this would result in a gross payment to Mr. McKnight of approximately $731,000.  The portion of Mr. McKnight’s long-term cash incentive award that was scheduled to vest on January 1, 2013 vested and was paid to Mr. McKnight in accordance with its original terms.

In addition, under Mr. McKnight’s Employment Agreement dated May 18, 2009 with White River and Coastal Credit, as amended on May 10, 2011 and November 15, 2012, so long as Mr. McKnight is employed by Coastal Credit or its successor, he will be eligible to participate in all present and future incentive compensation plans or arrangements available to senior management employees of Coastal Credit, White River, or their successors.  Finally, subsequent to the closing of the merger, neither the execution of the merger agreement nor the execution and implementation of the November 15, 2012 amendment to his employment agreement will constitute “good reason” for termination of employment by Mr. McKnight, or a “change of control,” under the employment agreement, as amended.  As a result, the merger will not trigger an entitlement to severance benefits in favor of Mr. McKnight for a termination of employment for “good reason” under his amended employment agreement.

Severance Benefits Payable – Amended and Restated Employment Agreement of Martin J. Szumski

The Amended and Restated Employment Agreement dated January 4, 2012 between White River and Martin J. Szumski, White River’s Chief Financial Officer and Senior Vice President, entitles Mr. Szumski to certain payments upon his termination of employment in connection with a change of control of White River.  Under his employment agreement, Mr. Szumski is entitled to receive the following severance benefits if his employment is terminated by White River without “cause” (defined below), in connection with a change of control of White River, on or before the date that is one year after the occurrence of a change of control or, if later, the expiration of the term of the employment agreement, or if Mr. Szumski terminates his employment for “good reason” (defined below) in connection with a change of control during the term of the employment agreement: (i) unpaid base salary through the date of termination, plus (ii) an annual performance bonus, if any, to be determined by the Chief Executive Officer of White River, subject to approval by the Compensation and Governance Committee of White River’s board of directors, but in no event greater than 50% of Mr. Szumski’s annual base salary, plus (iii) two year’s base salary, plus (iv) any amounts due under the terms of any applicable welfare or employee benefit plan of White River in which Mr. Szumski participated at the time of his termination.

For purposes of Mr. Szumski’s agreement, “cause” is defined as engaging in a material dishonest act, willful breach of fiduciary duty, misappropriation or fraud against White River or any of its affiliates; any indictment or similar charge alleging the commission of a felony, or a guilty or no-contest plea to a felony; material failure to follow White River’s general policies, reasonable directives or orders applicable to White River’s officers after failing to cure prior similar failures within 30 days of receiving written notice thereof from the White River board; intentional destruction or theft of the property of White River, Coastal Credit or any of their affiliates or falsification of their documents; breach of the confidentiality and non-solicitation provisions of the employment agreement; or a material breach of any other provision of the employment agreement and failure to cure within 30 days of receiving written notice thereof from White River.  In addition, “good reason” is defined as the removal of Mr. Szumski as Chief Financial Officer and Senior Vice President of White River without cause; the assignment of duties inconsistent in any material respect with the position and duties contemplated by the employment agreement (excluding an isolated, insubstantial, or inadvertent action not taken in bad faith and promptly remedied by White River after notice thereof); a change in the principal geographical location at which Mr. Szumski performs his duties to more than 50 miles from White River’s principal office without his consent; a change of control of White River occurring during the term of the employment agreement; any action by White River to materially reduce Mr. Szumski’s base compensation below the amount provided in the employment agreement; or any material breach of the agreement by White River and failure to cure within 30 days after Mr. Szumski gives written notice thereof to the White River board.

It is expected that Mr. Szumski’s employment agreement will be terminated at the closing of the merger and that he will be paid the severance benefits described above.

Issuance of Restricted Stock to Directors for 2012 Board Service

Effective January 4, 2013, White River issued 909 Performance Shares to each of the White River directors under the Stock Incentive Plan as partial consideration to the directors for board service during 2012, in lieu of the issuance of shares of Common Stock under the White River Capital, Inc. Directors Stock Compensation Plan (the “Directors Plan”).  Under the Directors Plan, White River regularly awards shares of Common Stock to eligible directors representing 50% of the value of the regular fees to which they are entitled for board service during the applicable year.  The remaining 50% of the fees are payable in cash.  In this regard, each director receives annual compensation of $40,000, with $20,000 payable in cash and $20,000 payable in Common Stock.  The number of shares to be issued to an eligible director under the Directors Plan is determined by dividing the dollar amount of the directors fees to be paid in the form of Common Stock by the fair market value of one share of Common Stock on the

“Determination Date” (as defined in the Directors Plan).  For 2012 board service, in lieu of issuing shares of Common Stock under the Directors Plan, White River has issued an equal number of Performance Shares under the Stock Incentive Plan to each of the White River directors, including John M. Eggemeyer, III, Thomas C. Heagy, William E. McKnight, Daniel W. Porter, Richard D. Waterfield, and John W. Rose.  Messrs. Eggemeyer and McKnight also are Named Executive Officers of White River.  The shares will vest in full on the earlier of (i) the closing date of the merger, or (ii) the second business day following the Determination Date (as defined under the Directors Plan).  The number of shares issued to each director is equal to the dollar amount of the directors fees that would otherwise be paid to such director under the Directors Plan, divided by the per share purchase price under the merger agreement as of the date of the merger agreement.  Notwithstanding the foregoing, if the closing occurs on or after the Determination Date, each director will receive an additional grant of, or forfeit, a number of Performance Shares such that the total number of granted Performance Shares will equal the quotient obtained by dividing $20,000 (which is the dollar amount of the directors fees that would otherwise be paid to such director under the Directors Plan for 2012 board service) by the fair market value of one share of Common Stock on the Determination Date.  The Performance Shares issued to the directors as described in this paragraph will be converted into the merger consideration on the effective date of the merger on the same basis as the other Performance Shares.

Discretionary Cash Bonus to John M. Eggemeyer, III

On December 28, 2012, White River paid a one-time discretionary cash bonus award to John M. Eggemeyer, III in the amount of $200,000.  This bonus award was made in the discretion of the board of directors of White River in recognition of Mr. Eggemeyer’s service to White River for 2012, including his efforts in negotiating the merger transaction with Parthenon.  This bonus was not part of any other compensatory plan or arrangement between White River and Mr. Eggemeyer.

Indemnification and Insurance of Directors and Officers

Pursuant to the merger agreement, for a period of six years following the completion of the merger, the surviving corporation will indemnify, hold harmless, and advance expenses to each present and former director and officer of White River and Coastal Credit against any costs, expenses, judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of matters existing or occurring at or prior to the effective date of the merger (which would include the merger agreement and the transactions contemplated thereby), to the fullest extent as provided in White River’s articles of incorporation and bylaws and Coastal Credit’s articles of organization and operating agreement, respectively, as in effect on the date of the merger agreement.

In addition, prior to the effective time of the merger, White River will obtain, and will maintain for not less than six years from the date of completion of the merger, directors’ and officers’ liability insurance and fiduciary liability insurance covering each person currently covered by White River’s directors’ and officers’ liability insurance policy, and the benefits and level of coverage under such insurance shall be at least as favorable to the insured as White River’s existing policies with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement and the transactions contemplated thereby), so long as that the cost of the annual premium amount for such “tail” insurance policies does not exceed 250% of the annual premiums currently paid by White River for such insurance coverage.  If the annual premiums exceed such limit, White River will obtain a policy with the greatest coverage available for a cost not exceeding such limit.  However, if White River for any reason fails to obtain such “tail” policies, the surviving corporation will use its reasonable best efforts to purchase comparable insurance coverage for such six-year period with benefits and levels of coverage at least as favorable as provided in White River’s existing policies.

Dividends and Distributions

Pursuant to the merger agreement, White River is prohibited from declaring or paying any dividends or other distributions following the execution of the merger agreement on November 15, 2012, absent the prior consent of Merger Sub.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until the FOFR and the TOCCC provide their prior written approval of the change in control of Coastal Credit’s Florida Sales Finance Company License and Texas Motor Vehicle Sales Finance License, as applicable, or the FOFR and TOCCC each has provided its written approval of Coastal Credit’s temporary continued operation following closing pending the change in control approvals.  Applications for approval were filed with the FOFR and TOCCC on December 12, 2012.  As of the date of this proxy statement, the parties have not received the approval of either the FOFR or TOCCC to the change in control, or approval of Coastal Credit’s temporary continued operation after closing pending the change in control approvals.  Although prior regulatory approval of the proposed change in control of Coastal Credit is not required from any state regulatory bodies who have issued sales finance licenses or the particular state equivalent to such a license to Coastal Credit, with the exceptions of the FOFR and TOCCC, notice of the proposed change in control will be provided to each of those other state regulatory bodies prior to completion of the proposed change in control.

In connection with the merger, we also are required to make certain other filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing articles of merger with the Secretary of State of the State of Indiana in accordance with the IBCL after the adoption of the merger agreement by our shareholders; and

•	complying with U.S. federal securities laws.

In addition, under the HSR Act and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the FTC and the DOJ and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of White River Common Stock by Parent in the merger. White River and Parent filed the notification and report forms under the HSR Act with each of the FTC and the Antitrust Division of the DOJ on November 21, 2012. On December 11, 2012, the FTC granted early termination of the waiting period.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of required waiting periods and the receipt of any other required approvals, the Antitrust Division of the DOJ, the FTC, or state antitrust and competition authorities could take such action under applicable antitrust or competition laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture or licensing of substantial assets and businesses, including assets and businesses of White River, Coastal Credit, Parent, Merger Sub, and/or Parthenon.  Private parties may also seek to take legal action under the antitrust and competition laws under certain circumstances.

White River, Parent, Merger Sub, and Parthenon believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs.  However, we cannot assure you that we will receive all required approvals, nor can we assure you that we will be able to comply with any required conditions in respect of an approval or that compliance or noncompliance with any such conditions would not have adverse consequences for the surviving corporation or Coastal Credit after the merger.

While White River, Parent, Merger Sub, and Parthenon believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms, or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that the FOFR, TOCCC, FTC, or DOJ, any state attorney general, or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, predict the result thereof.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained or that we would be able to comply with any conditions that might be imposed in respect of such approvals.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of material U.S. federal income tax consequences to U.S. Holders (as defined below) of shares of White River Common Stock upon the exchange of such shares for cash pursuant to the merger agreement. This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or under any state, local, or foreign tax laws or U.S. federal tax laws other than those pertaining to income tax.  This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” regulations of the United States Department of the Treasury, administrative rulings, and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary assumes that holders own shares of White River Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

This summary does not address U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, including without limitation, holders of shares of White River Common Stock received as compensation for U.S. federal income tax purposes or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks, tax-exempt entities, financial institutions, broker-dealers, partnerships, S corporations, or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, a person that is not a U.S. Holder, a person that received White River Common Stock through a tax qualified retirement plan or otherwise as compensation, U.S. persons that have a functional currency other than the U.S. dollar, United States expatriates and certain former citizens or residents of the United States, or holders that hold shares of White River Common Stock as part of a hedge, straddle, integration, constructive sale, or conversion transaction).

We have not sought and will not seek any opinion of counsel or any ruling from the Internal Revenue Service with respect to the matters discussed herein. We urge holders of shares of White River Common Stock to consult their tax advisors with respect to the specific tax consequences to them in connection with the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign, and other tax laws.

As used in this discussion, a “U.S. Holder” is any beneficial owner of White River Common Stock who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code can control all substantial trust decisions, or (b) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of White River Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of White River Common Stock pursuant to the merger.

Characterization of the Merger

For U.S. federal income tax purposes, the merger of Merger Sub with and into White River will be treated as a taxable transaction to holders of White River Common Stock.

Payments with Respect to Shares of White River Common Stock

The exchange of shares of White River Common Stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares of White River Common Stock pursuant to the merger will generally recognize gain or loss, if any, equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of White River Common Stock. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of White River Common Stock is more than one year. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

Holders of White River Common Stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger, as well as the general consequences of the merger to them.

Backup Withholding and Information Reporting

Payments made with respect to shares of White River Common Stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding unless the U.S. Holder (a) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9), or (b) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of White River Common Stock. Holders of White River Common Stock should consult their own tax advisors as to the particular tax consequences to them of exchanging their White River Common Stock for cash pursuant to the merger under any federal, state, local, foreign, or other tax laws.

Delisting and Deregistration of White River’s Common Stock

If the merger is completed, the Common Stock of White River will be deregistered under the Exchange Act, the shares of Common Stock will be delisted from the NYSE MKT and will no longer be publicly traded, and White River will no longer be required to file reports with the SEC.

Dissenters’ or Appraisal Rights

Because the Common Stock of White River is listed on the NYSE MKT, White River’s shareholders do not have dissenters’ rights of appraisal under Indiana law in connection with the merger.

EXPLANATORY NOTE REGARDING THE MERGER AGREEMENT

The representations, warranties, and covenants of White River contained in the merger agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties, and covenants (a) have been made only for purposes of the merger agreement, (b) have been qualified by confidential disclosures made to Parent and Merger Sub in connection with the merger agreement, (c) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by shareholders, (d) were made only as of the date of the merger agreement or such other date as is specified therein, and (e) have been included in the merger agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts.  Accordingly, the merger agreement is included with, or incorporated by reference into, this proxy statement only to provide shareholders with information regarding the terms thereof and not to provide shareholders with any other factual information regarding White River or its business.  You should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of White River or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in White River’s public disclosures.  The merger agreement should not be read alone but should instead be read in conjunction with the other information regarding White River that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, and other documents that White River files with the SEC.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement.  The following summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference.  We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The Merger

Upon the terms and subject to the conditions set forth in the merger agreement, the merger will consist of Merger Sub, a wholly owned subsidiary of Parent, merging with and into White River.  After the merger, White River will continue as the surviving corporation and as a wholly-owned subsidiary of Parent.  Our current shareholders will cease to have any ownership interest in the surviving corporation or rights as our shareholders.  Therefore, White River’s current shareholders will not participate in any future earnings or growth of the surviving corporation or Coastal Credit and will not benefit from any appreciation in value of the surviving corporation or Coastal Credit.

Upon the completion of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Merger Sub will be the initial officers of the surviving corporation.  All directors and officers of the surviving corporation will hold their positions until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, or removal.

White River, Parent, or Merger Sub may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our shareholders of the merger agreement.  Additional details regarding termination of the merger agreement are described in “– Termination of the Merger Agreement” beginning on page 67.

Effective Time and Completion of the Merger

The merger will be effective at the time the articles of merger are filed with the Secretary of State of the State of Indiana.  We expect to complete the merger as promptly as practicable after our shareholders adopt the merger agreement, assuming the prior satisfaction of the other closing conditions to the merger, including the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods.  Unless otherwise agreed by the parties to the merger agreement, the closing of the merger will occur no later than three business days after the satisfaction or waiver of the conditions described in “– Conditions to the Completion of the Merger” beginning on page 65 (other than those conditions that by their nature are to be satisfied at the closing of the merger but subject to the satisfaction or waiver of those conditions).  However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger.  There can be no assurances as to whether, or when, White River, Parent, and Merger Sub will obtain the required regulatory approvals or complete the merger.  As described below, if the merger is not completed by March 31, 2013, either White River or Merger Sub may terminate the merger agreement, which may result in the payment of a termination fee by White River to Merger Sub.  See “– Termination Fees and Reimbursement of Expenses” beginning on page 69.

Merger Consideration

Except for any Excluded Shares as noted below, each share of White River Common Stock issued and outstanding immediately prior to the effective time of the merger, including all outstanding Performance Shares, will be automatically cancelled and converted at the effective time of the merger into the right to receive an amount of cash, without interest and less any applicable withholding taxes, rounded to the nearest one cent (with 0.5 rounded up), determined by dividing (i) $79,500,000, plus or minus any adjustment to the purchase price relating to the level of Company Allocable Expenses (described below), by (ii) the aggregate number of fully diluted shares of White River Common Stock outstanding immediately prior to the effective time of the merger (other than any Excluded Shares, but, for the avoidance of doubt, including the aggregate number of Performance Shares) (the “Price Per Share”).  Based on an aggregate purchase price, before adjustments, of $79,500,000 and 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis, the Price Per Share would be $21.93.  The following Excluded Shares will not receive any merger consideration:

•	shares owned by White River as treasury stock, which shares will be cancelled without consideration in connection with the merger; and

•	shares owned by Parent or Merger Sub or any of Parent’s or White River’s wholly-owned subsidiaries, which shares will be cancelled without consideration in connection with the merger.

At the effective time of the merger, each holder of a certificate formerly representing any shares of White River Common Stock or of book entry shares will no longer have any rights with respect to the shares, except for the right to receive the merger consideration upon surrender of such certificate.  As of the close of business on the effective date of the merger, the stock transfer books of White River will be closed and thereafter there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of White River Common Stock that were outstanding immediately prior to the effective time of the merger.  If, at any time after the effective time of the merger, shares of White River Common Stock are presented to the surviving corporation for any reason, they will be cancelled and exchanged as provided above.

Adjustment to Purchase Price

The aggregate purchase price to be paid by Parent in the merger, and consequently the Price Per Share to be paid to White River’s shareholders, may be adjusted upward or downward in connection with the closing as further described in this section.

Five business days prior to the closing, White River will provide a written report of its Chief Financial Officer or Chief Executive Officer, reasonably acceptable to Parent and Merger Sub, setting forth a good faith best estimate of the following fees and expenses incurred after September 30, 2012 or expected to be incurred by White River (or by Coastal Credit on behalf of White River) at or prior to the effective time of the merger (regardless of whether such fees and expenses are, have been, or would be actually paid or payable prior to or after the effective time of the merger) (collectively, the “Company Allocable Expenses”):

•
all fees and expenses of, and other amounts paid or payable by, White River (whether paid or payable by White River or Coastal Credit) whether arising or incurred in connection with the transactions contemplated by the merger agreement, the ordinary course of business, any alternative transaction involving White River and Coastal Credit, or otherwise (except as expressly excluded below);

•
any bonuses authorized by White River’s board of directors prior to November 15, 2012 (or after November 15, 2012 but prior to the closing with the approval of Merger Sub) and any change of control payments to be paid to employees, officers, or directors of White River or Coastal Credit contingent upon (or triggered in whole or in part by) the completion of the merger, including any phantom equity awards to be accelerated and paid in connection with the merger;

•	severance payments to which any officer of White River becomes entitled upon the consummation of the transactions contemplated by the merger agreement;

•	any payroll, social security, unemployment, or other taxes (excluding federal and state income taxes) to be paid by White River or Coastal Credit in connection with any of the foregoing items; and

•
fees and charges of outside legal counsel (not directly related to any litigation relating to the merger or the transactions contemplated by the merger agreement) and other professional advisors (including Milestone and Bridgeforce, Inc., a due diligence consultant to Coastal Credit), including fees and charges relating to the preparation, filing, and distribution of this proxy statement and related proxy materials to White River’s shareholders and the solicitation of proxies in connection therewith.

The following items are expressly excluded from the definition of Company Allocable Expenses:

•
fees or expenses incurred by White River, Coastal Credit, Parent, or Merger Sub in connection with obtaining the consent of Wells Fargo to the merger, an expansion of the Wells Fargo LOC, or a new warehouse line of credit with another financial institution;

•	any premiums for director and officer insurance;

•	any premiums for a buyer-side representation and warranty insurance policy to be obtained by Merger Sub;

•	any costs (including legal fees and costs of investigation, settlement, or judgment) arising from any litigation relating to the merger or the transactions contemplated by the merger agreement;

•	federal and state income taxes;

•	New York Stock Exchange listing fees;

•	professional fees and expenses for financial audit and tax services incurred in the ordinary course of business and not directly related to the transactions contemplated by the merger agreement; and

•	any expenses incurred by or on behalf of Parent or Merger Sub (rather than White River or Coastal Credit).

The Company Allocable Expenses will be determined on the basis of amounts actually incurred, paid, or payable at the time of determination, and not on the basis of accrual accounting, such that accruals of non-cash items will be disregarded and certain cash items that would not normally be expenses will be included.  White River has provided Parent and Merger Sub with its good faith estimate of the Company Allocable Expenses at the time of the signing of the merger agreement pursuant to White River’s confidential disclosure letter.

White River must provide information related to the Company Allocable Expenses as reasonably requested by Parent and Merger Sub, including detailed invoices if applicable.  Promptly following the closing, the parties will work in good faith to verify the Company Allocable Expenses.  Parent may propose by written notice to White River’s pre-closing Chief Financial Officer any corrections of errors or omissions identified by Parent in the Company Allocable Expenses report delivered prior to the closing.  Within 10 business days after the closing, Parent and a pre-closing executive officer of White River will reasonably agree on a final amount of Company Allocable Expenses, and they will prepare a certificate (an “Adjustment Certificate”) setting forth their mutual determination of the final Company Allocable Expenses, along with calculations of any Company Expense Adjustment (defined below), the adjusted aggregate purchase price, and the final Price Per Share to be paid to White River’s shareholders.  The parties will deliver the Adjustment Certificate to the paying agent.

As part of the preparation of the Adjustment Certificate and the determination of the final Price Per Share, Parent and a pre-closing executive officer of White River will calculate the difference between the total Company Allocable Expenses set forth in the Adjustment Certificate, and a certain level of Targeted Company Net Expenses (further defined below) of White River based on the month in which the closing occurs, which level has been agreed to by the parties in the merger agreement (such difference is referred to herein as the “Company Expense Adjustment”).  The Company Expense Adjustment can be a positive or negative amount; provided that (i) if it would otherwise be less than $100,000 (positive or negative) then the Company Expense Adjustment will be zero, and (ii) if the Company Expense Adjustment is a positive number, it cannot exceed $2 million.  As a result, the purchase price adjustment mechanism described herein cannot operate to reduce the aggregate purchase price by more than $2 million (i.e., there is a minimum aggregate purchase price of $77,500,000).  Conversely, absent waiver by Parthenon of the closing condition related thereto, the purchase price adjustment mechanism cannot operate to increase the aggregate purchase price by more than $2 million (which would represent an aggregate purchase price of $81,500,000).  This means that, based on 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis, the purchase price adjustment cannot reduce or, absent waiver by Parthenon of the closing condition related thereto, increase the Price Per Share by more than $0.55 (i.e., the minimum Price Per Share would be $21.38 and the maximum Price Per Share would be $22.48).

As referenced above, the parties have agreed in the merger agreement to the level of targeted net expenses of White River for purposes of determining any Company Expense Adjustment.  In this regard, the “Targeted Company Net Expenses” of White River is an amount equal to the amount set forth below corresponding to the month in which the closing occurs:

December 2012	$4,319,000
January 2013	$4,717,000
February 2013	$5,087,000
March 2013	$5,491,000

These targeted figures include an allowance in lieu of the payment of regular dividends that would have been paid by White River (if declared) in the fourth quarter of 2012 and the first quarter of 2013.  However, if the closing does not occur on the last day of the applicable month, the Targeted Company Net Expenses will be reduced from the applicable figure set forth above by an amount equal to (i) the applicable figure set forth above for the month in which the closing occurs minus the applicable figure set forth above for the previous month, divided by (ii) the number of days in the month in which the closing occurs, and the result will be multiplied by (iii) the number of days between the closing date and the month end.  This mechanism is designed to calculate a targeted net expense figure on a daily basis, with the expectation the closing occurs in the first quarter of 2013.

After determining the Targeted Company Net Expenses and Company Expense Adjustment, if the Company Expense Adjustment is positive (i.e., actual Company Allocable Expenses are greater than Targeted Company Net Expenses), then the aggregate purchase price to be paid to White River’s shareholders will be reduced by an amount equal to the positive Company Expense Adjustment (but, as noted above, the aggregate purchase price cannot be reduced by more than $2 million, which means that, based on 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis, the purchase price adjustment cannot reduce the Price Per Share by more than $0.55).  Alternatively, if the Company Expense Adjustment is negative (i.e., actual Company Allocable Expenses are less than Targeted Company Net Expenses), then the aggregate purchase price to be paid to White River’s shareholders will be increased by an amount equal to the negative Company Expense Adjustment.

Following are examples of how the Targeted Company Net Expenses and Company Expense Adjustment figures would be calculated under various scenarios:

Example #1 – Closing Occurs on February 28, 2013

If the closing occurs on February 28, 2013, the Targeted Company Net Expenses figure will be $5,087,000.  If the Company Allocable Expenses as of February 28, 2013 as set forth in the Adjustment Certificate is $5,500,000, then there will be a positive Company Expense Adjustment equal to $5,500,000 minus $5,087,000, which equals $413,000 and the aggregate purchase price will be reduced by $413,000, resulting in an adjusted aggregate purchase price of $79,087,000 (which means that, based on 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis, the Price Per Share will be $21.81).  If the Company Allocable Expenses as of February 28, 2013 as set forth in the Adjustment Certificate is $4,500,000, then there will be a negative Company Expense Adjustment equal to $4,500,000 minus $5,087,000, which equals -$587,000, and the aggregate purchase price will be increased by $587,000, resulting in an adjusted aggregate purchase price of $80,087,000 (which means that, based on 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis, the Price Per Share will be $22.09).

Example #2 – Closing Occurs on February 18, 2013

If the closing occurs on February 18, 2013, the Targeted Company Net Expenses figure will be calculated as follows:

$5,087,000 (February 2013 targeted figure)
–	$4,717,000 (January 2013 targeted figure)
$370,000
÷	28 (number of days in February)
$13,214.29
x	10 (number of days between closing and month end)
$132,142.90, which is then deducted from $5,087,000 (February 2013 targeted figure) to produce a Targeted Company Net Expense figure of $4,954,857.10.

If the Company Allocable Expenses as of February 18, 2013 as set forth in the Adjustment Certificate is $5,500,000, then there will be a positive Company Expense Adjustment equal to $5,500,000 minus $4,954,857.10, which equals $545,142.90, and the aggregate purchase price will be reduced by $545,142.90, resulting in an adjusted aggregate purchase price of $78,954,857.10 (which means that, based on 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis, the Price Per Share will be $21.78).  If the Company Allocable Expenses as of February 18, 2013 as set forth in the Adjustment Certificate is $4,500,000, then there will be a negative Company Expense Adjustment equal to $4,500,000 minus $4,954,857.10, which equals -$454,857.10, and the aggregate purchase price will be increased by $454,857.10, resulting in an adjusted aggregate purchase price of $79,954,857.10 (which means that, based on 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis, the Price Per Share will be $22.05).

Treatment of Performance Shares and Equity Incentive Plans

Upon the consummation of the merger, all outstanding Performance Shares will be automatically cancelled and converted at the effective time of the merger into the right to receive the merger consideration (as may be adjusted), without interest, and less any applicable withholding taxes.  In addition, unless the parties agree otherwise, the Stock Incentive Plan and the Directors Plan will terminate as of the effective time of the merger.

Payment Procedures

Prior to the effective time of the merger, Merger Sub will designate a paying agent reasonably acceptable to White River to receive the aggregate merger consideration for the benefit of White River’s shareholders (excluding any Excluded Shares, and excluding holders of Performance Shares, which will be paid through White River’s payroll system after the closing).  At the closing, Parent will deposit, or will cause Merger Sub or its designee to deposit, with the paying agent an amount in cash equal to the portion of the aggregate merger consideration payable in respect of all shares of White River Common Stock (other than Excluded Shares and Performance Shares).

Subject to the adjusted purchase price procedures described above, as soon as reasonably practicable (and in any event within 5 business days) after the final resolution of the adjusted purchase price, Parent will cause the paying agent to mail to all holders of record of White River Common Stock whose shares were converted into the right to receive the merger consideration (other than the Performance Shares) a letter of transmittal and instructions advising them how to exchange their share certificates or book-entry shares for the merger consideration.  The paying agent will pay the merger consideration to each record holder of White River Common Stock (other than Performance Shares) entitled to receive the merger consideration after such holder has (a) surrendered such holder’s certificates or book-entry shares to the paying agent, and (b) provided to the paying agent such holder’s signed letter of transmittal and any other documentation as may be required by the paying agent.  Interest will not be paid or accrue in respect of the merger consideration.  The paying agent may reduce the amount of any merger consideration paid by any applicable withholding taxes. DO NOT FORWARD SHARE CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND DO NOT RETURN SHARE CERTIFICATES WITH THE ENCLOSED PROXY.

With respect to holders of Performance Shares, at the closing, Parent will deposit, or will cause Merger Sub or its designee to deposit, with White River the portion of the aggregate merger consideration payable in respect of all Performance Shares.  Subject to receipt from the holder of Performance Shares of an acknowledgment, in form and substance reasonably acceptable to Parent, of the conversion and exchange of the Performance Shares in the merger, together with any other deliveries described therein, White River, as the surviving corporation in the merger, will pay the merger consideration in respect of such Performance Shares, as may be adjusted pursuant to the adjusted purchase price provisions above, through White River’s payroll system.

If any cash deposited with the paying agent is not disbursed to former holders of White River Common Stock within six months following the effective time of the merger, such cash will be returned to Parent or its designee upon demand by Parent or its designee.  Subject to abandoned property, escheat, or other similar laws, after such time, former holders of White River Common Stock will be entitled to look only to the surviving corporation as general creditors with respect to any merger consideration that may be payable upon surrender of any share certificates or book-entry shares.  Neither the surviving corporation, Parent, nor the paying agent will be liable to any White River shareholder for any portion of the purchase price delivered in respect of such shareholder’s shares of White River Common Stock to a public official pursuant to any abandoned property, escheat, or other similar law.

If the paying agent is to pay some or all of the merger consideration to a person other than the registered owner of a share certificate or book-entry share, in the case of a share certificate, the surrendered certificate must be properly endorsed or otherwise in proper form for transfer, and, in the case of either a share certificate or a book-entry share, the person requesting such payment must have paid any transfer and other taxes payable by reason of such payment or established to the satisfaction of Parent that such taxes have either been paid or are not required to be paid.

The surviving corporation, the paying agent, Merger Sub, and Parent will be entitled to deduct and withhold from the merger consideration payable to any White River shareholder the amounts it is required to deduct and withhold with respect to the making of such payment under any federal, state, local, or foreign tax law.  If such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

If your shares are held in “street name” by your brokerage firm, bank, trust company, or other nominee and you are entitled to receive the merger consideration, you will receive instructions from your brokerage firm, bank, trust company, or other nominee as to how to effect the surrender of your shares held in “street name.”

If you have lost a share certificate or if it has been stolen or destroyed, then, before you will be entitled to receive the merger consideration, you will have to execute an affidavit of the loss, theft, or destruction of that certificate and, if required by Parent, post a bond in such reasonable amount as Parent may direct as indemnity, or such other form of indemnity, as Parent shall reasonably direct, against any claim that may be made against Parent with respect to such certificate.  These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains various customary representations and warranties of White River, Parent, and Merger Sub relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger or such other date as specified therein.  The representations and warranties of White River have been made to and solely for the benefit of Parent and Merger Sub, and the representations and warranties of Parent and Merger Sub have been made to and solely for the benefit of White River.  With respect to White River, the assertions embodied in White River’s representations and warranties are qualified by information contained in a confidential disclosure letter delivered to Parent and Merger Sub in connection with the execution of the merger agreement that modifies, qualifies, and creates exceptions to White River’s representations and warranties contained in the merger agreement.

Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (a) they were made only as of the date of the merger agreement or such other date as specified therein, (b) in some cases they are subject to qualifications with respect to materiality and knowledge which may differ from what may be viewed as material by shareholders, and (c) with respect to White River, they are modified in important part by the confidential disclosure letter provided to Parent and Merger Sub.  White River’s disclosure letter contains information that has been included in White River’s prior public disclosures, as well as non-public information.  Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in White River’s public disclosures.

White River makes various representations and warranties in the merger agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect).  See “– Material Adverse Effect Definition” beginning on page 58 for a more detailed description of a White River material adverse effect.  White River’s representations and warranties relate to, among other things:

•	due organization, good standing, and qualification to do business, and other corporate matters with respect to White River and Coastal Credit;

•	White River’s corporate authority and authorization to enter into and perform, and the enforceability of, the merger agreement;

•	the required shareholder approvals to adopt the merger agreement and approve the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or defaults under, our organizational documents, permits, other contracts, and applicable laws;

•	White River’s and its subsidiaries’ capitalization and certain related matters;

•	White River’s subsidiaries;

•	documents filed with or furnished to the SEC and the accuracy of the information in those documents, including White River’s financial statements;

•	White River’s internal controls over financial reporting and disclosure controls and procedures;

•	the level of White River’s and Coastal Credit’s indebtedness and cash, and the net book value of White River and Coastal Credit, as of the dates specified in the merger agreement;

•	ownership of real and personal property;

•	leased real property;

•	the absence of certain undisclosed liabilities;

•	tax matters;

•	absence of any material adverse effect with respect to White River and Coastal Credit, taken as a whole, since December 31, 2011;

•	employee benefit matters;

•	required regulatory filings and consents and approvals of domestic and foreign governmental authorities;

•	compliance with laws and compliance with, and adequacy of, authorizations and permits;

•	pending or threatened litigation, arbitration, audits, hearings, and investigations;

•	the conduct of business in the ordinary course of business consistent with past practice since December 31, 2011, and the absence of certain actions taken since December 31, 2011;

•	certain material contracts;

•	insurance matters;

•	environmental matters;

•	employee and labor relations matters;

•	intellectual property;

•	transactions with affiliates;

•	brokers,’ finders,’ and certain other similar fees;

•	White River’s and its subsidiaries’ corporate records; and

•
this proxy statement, the information included or incorporated by reference in this proxy statement, and any other document filed by White River in connection with the merger not being false or misleading.

The merger agreement also contains various representations and warranties made jointly and severally by Parent and Merger Sub that are subject, in some cases, to exceptions and qualifications.  The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, good standing, and qualification to do business;

•	their authority and authorization to enter into and perform, and the enforceability of, the merger agreement;

•	the absence of conflicts with, or defaults under, their organizational documents, other contracts, and applicable laws;

•	Parent’s investment intent relative to U.S. securities laws;

•	absence of certain pending and threatened legal proceedings;

•	absence of brokers,’ finders,’ and certain other similar fees;

•	the sufficiency of cash, lines of credit, and other sources of immediately available funds to pay the aggregate merger consideration;

•	operations and assets of Merger Sub;

•	information furnished by White River to Parent and Merger Sub; and

•
the absence of any voting agreements with Parent, Merger Sub, or any of their affiliates pursuant to which any White River shareholder has made an agreement relating to any vote on the merger agreement.

The representations and warranties of the parties will expire upon the consummation of the merger.

Material Adverse Effect Definition

Certain of White River’s representations and warranties are qualified by a material adverse effect standard and the closing condition that certain representations and warranties of White River be accurate as of the closing date is subject to a general qualification for exceptions that do not have a material adverse effect (after disregarding all qualifications and exceptions contained in such representations and warranties related to materiality or material adverse effect).  For the purpose of the merger agreement, “material adverse effect” is defined to mean any effect that, (i) individually or together with related effects from the same or similar causes, is, or would reasonably be expected to be, material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value, or business of the respective party to the merger agreement and its subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, materially impair the ability of a party to the merger agreement to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by the merger agreement by such party; provided that a “material adverse effect” on a party will not be deemed to include the impact of the following:

•
changes in laws of general applicability to consumer finance companies or their holding companies or interpretations thereof by courts or governmental authorities, provided that such effect does not disproportionately impact the respective party and its subsidiaries when compared with similar businesses operating in the same industry;

•	changes in GAAP, provided that such effect does not disproportionately impact the respective party and its subsidiaries when compared with similar businesses operating in the same industry;

•	the impact of the announcement of the merger agreement or compliance with the express restrictions on operations of White River and Coastal Credit set forth in the merger agreement; or

•
the occurrence of any military or terrorist attack within the United States or any of its possessions or offices, provided that such effect does not disproportionately impact the respective party and its subsidiaries when compared with similar businesses operating in the same industry.

Conduct of Business Prior to Closing

White River has agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, subject to certain exceptions in White River’s confidential disclosure letter, except as expressly contemplated by the merger agreement or consented to by Merger Sub, White River will, and will cause its subsidiaries to:

•
conduct its business only in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization intact and maintain customer, supplier, creditor, lessor and business associate relationships;

•
maintain insurance with financially responsible or nationally recognized insurers in such amounts and against such risks and losses as are consistent with the insurance maintained by it in the ordinary course of business;

•
promptly provide Merger Sub with copies of all filings and communications with any state or federal governmental entities in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	use commercially reasonable efforts to promptly obtain the consents required to consummate the merger, and to notify Merger Sub of any failure or anticipated failure to obtain any such consents;

•	use commercially reasonable efforts to maintain in effect or renew all existing licenses and permits required to operate their business; and

•
within the 30 days preceding the closing, take irrevocable action to liquidate phantom equity awards at White River and all similar agreements, methods, programs, and other arrangements sponsored by White River that are treated as having been deferred under a single plan.

White River has also agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, subject to certain exceptions in White River’s confidential disclosure letter, except as expressly contemplated by the merger agreement or consented to by Merger Sub, White River will not, and will cause its subsidiaries not to:

•	amend its organizational documents;

•
repurchase, redeem, or otherwise acquire any of White River’s or its subsidiaries’ equity capital or any securities convertible into or exchangeable or exercisable for any shares of White River’s or its subsidiaries’ capital stock or other equity;

•	split, combine, or reclassify any shares of White River’s or its subsidiaries’ equity capital;

•
issue, sell or dispose of any of White River’s or its subsidiaries’ equity capital or any securities convertible into or exchangeable or exercisable for any shares of White River’s or its subsidiaries’ capital stock or other equity, or any options, warrants, calls, commitments or rights of any kind to purchase or acquire any shares of White River’s or its subsidiaries’ capital stock or other equity;

•	incur any indebtedness other than borrowings under the Wells Fargo LOC in the ordinary course of business;

•	repay principal on debts except in the ordinary course of business;

•	make any acquisition of, or investment in, whether by merging or consolidating with, purchasing or by any other manner, assets or stock of any other person or entity;

•	permit any of its assets to be subject to any liens or encumbrances, or transfer or otherwise dispose of any of its assets, other than the sale of inventory in the ordinary course of business;

•
terminate, establish, adopt, enter into, make any new grants or awards of equity-based, phantom equity or similar compensation or other benefits under, amend or otherwise materially modify any employee benefit plan or compensation arrangement, or increase the salary, wage, bonus or other compensation of any managers, directors, officers, or employees, except normal periodic performance reviews that result in ordinary course cash compensation increases, the provision of any benefits (other than equity-based, phantom equity, or similar compensation) under the existing terms of White River’s and Coastal Credit’s employee benefit plans and compensation arrangements consisted with past practice for newly hired, appointed, or promoted officers or employees, or amendments to any such plans as required by law;

•	implement any facility closings or employee layoffs that could implicate the WARN Act;

•	enter into, violate, materially amend or modify, or terminate any material contract;

•
declare, set aside, establish a record date for, make or pay any dividend or other distribution on its capital stock or other equity, make any other payments to its shareholders or equityholders (other than payments between White River and Coastal Credit), or enter into any agreement with respect to the voting of its capital stock or other equity;

•	change any credit practice or accounting methods or take certain actions relating to tax matters and other books and records;

•	enter into any contract with any related party or shareholder;

•	transfer or assign certain contracts to any affiliate other than White River or Coastal Credit;

•	settle or otherwise terminate any litigation or other claims and proceedings;

•	incur or commit to incur any capital expenditures in excess of $25,000 in the aggregate in any month;

•	commence any legal proceedings;

•	acquire, lease, or license any assets, other than in the ordinary course of business;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization; or

•	except as required by applicable legal requirements or GAAP, materially revalue any material assets, including writing off notes or accounts receivable.

Shareholders Meeting

We are required to, as soon as practicable after the date of the merger agreement, establish a record date for, duly call and give notice of, and convene and hold a special meeting of our shareholders to consider and vote upon the approval of the merger agreement and merger.  Subject to our right to adjourn or postpone the special meeting in the good faith judgment of our board to maximize the potential to obtain the requisite shareholder vote to approve the merger agreement, we are required to use our reasonable best efforts to cause the special meeting to occur not more than 35 calendar days after the mailing of this proxy statement, regardless of whether the board determines that the merger agreement is no longer advisable or recommends that our shareholders reject it or any other recommendation change has occurred.  If we are unable to obtain a quorum of shareholders at such time or if required by applicable law or order, we may adjourn the date of the special meeting and use our reasonable best efforts to hold the special meeting as soon as practicable thereafter.  We will comply in all material respects with all laws applicable to the special meeting.

Unless the board has effected a recommendation change in accordance with the terms of the merger agreement, the board is required to unanimously recommend to White River’s shareholders adoption of the merger agreement, which is referred to as the “White River board recommendation,” and White River is required to use its commercially reasonable efforts to obtain adoption of the merger agreement by an affirmative vote of the holders of a majority of the outstanding shares of Common Stock, which is referred to as the “shareholder approval.” The obligations in the preceding paragraph will not be affected by the commencement, public proposal, public disclosure or communication to White River of any alternative acquisition proposal.  In addition, White River is required to establish a record date for, call, give notice of, convene and hold the special meeting whether or not a recommendation change has occurred or any acquisition proposal or superior proposal has been publicly proposed or announced or otherwise submitted to or agreed to by White River.

Restrictions on Solicitations of Other Offers

Following the execution of the merger agreement, White River shall not, and shall cause Coastal Credit and the officers, directors, managers, agents, advisors, representatives and affiliates of White River and Coastal Credit not to, initiate, solicit, facilitate, or knowingly encourage (including furnishing any information or assistance) or cooperate with, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any alternative Acquisition Proposal (defined below), or agree to endorse, or endorse, any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by White River or Coastal Credit, to take any such action.

White River is required to promptly (and, in any event, within 24 hours) notify Merger Sub of all relevant details (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) relating to all inquiries and proposals which White River may receive relating to any such matters.

Notwithstanding the preceding paragraph, nothing in the provisions of the merger agreement governing solicitations of other offers prohibits our board of directors from:

(i)	complying with White River’s disclosure obligations under Rule 14d-9 or Rule 14e-2(a) under the Exchange Act;

(ii)
providing information in response to a request by a person who has made an unsolicited bona fide Acquisition Proposal or given written notification of its bona fide intent to make an Acquisition Proposal, at any time prior to, but not after, the receipt of the shareholder approval described in “– Shareholders Meeting” above, if our board of directors receives from the person so requesting such information an executed confidentiality and standstill agreement (which information shall be provided to Parent if not already provided to Parent);

(iii)	engaging in any negotiations or discussions with any such person who has made such unsolicited notification of its intent to make a bona fide written Acquisition Proposal; or

(iv)
subject to the provisions of the merger agreement governing the consideration of Acquisition Proposals (see “– Termination in Connection with a Superior Proposal” below), recommending such an Acquisition Proposal to the shareholders of White River.

However, our board may take the foregoing actions if, and only to the extent that, in each such case referred to in items (ii), (iii), or (iv) above, our board of directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for the directors to comply with their respective fiduciary duties under applicable law, and the board of directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal constitutes a Superior Proposal (defined below) or is reasonably likely to result in a Superior Proposal.  White River has agreed to immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties (other than Parent and Merger Sub) previously conducted with respect to any other Acquisition Proposal.

Termination in Connection with a Superior Proposal

Our board of directors has unanimously recommended that our shareholders adopt the merger agreement, subject to the ability of the board to withhold, withdraw, qualify, or modify its recommendation (or publicly propose or resolve to withhold, withdraw, qualify, or modify its recommendation) in a manner adverse to Parent or Merger Sub, or approve or recommend (or publicly propose to approve or recommend) another acquisition proposal to our shareholders in certain circumstances under the merger agreement as described below.

We have agreed that the board may not, except under certain circumstances set forth below, do any of the following (defined in the merger agreement as a “Company Adverse Recommendation Change”):

•
withhold, withdraw, qualify, or modify (or publicly propose or resolve to withhold, withdraw, qualify, or modify), in a manner adverse to Parent or Merger Sub, the White River board’s “board recommendation,” which consists of (i) the board’s approval and adoption of the merger agreement and the transactions contemplated thereby, (ii) the board’s determination that the merger and the other transactions contemplated by the merger agreement are at a price and on terms that are fair and advisable and in the best interests of White River, and (iii) the board’s recommendation for the approval of the principal terms of the merger agreement and the merger by White River’s shareholders;

•	adopt, approve, or recommend, or publicly propose to adopt, approve, or recommend an Acquisition Proposal (defined below) made by an outside third party;

•
fail to publicly recommend against any Acquisition Proposal or fail to publicly reaffirm the White River board recommendation in favor of the merger, in each case within five business days after Parent so requests in writing;

•
fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a solicitation/recommendation statement on Schedule 14D-9 within 10 business days after the commencement of such Acquisition Proposal; or

•
cause or permit White River or Coastal Credit to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, or other similar agreement relating to any Acquisition Proposal.

For purpose of the merger agreement, the term “Acquisition Proposal” means any inquiry, indication of interest, offer, or proposal by any person concerning any of the following transactions involving White River or Coastal Credit (other than the merger): (i) any merger, consolidation, share or units exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 15% or more of assets in a single transaction or series of related transactions, excluding from this calculation any sales of inventory undertaken in the ordinary course of business consistent with past practice; (iii) any sale of 15% or more of the outstanding shares of capital stock, equity units, or limited liability company membership interests (or securities convertible or exchangeable into or otherwise evidencing, or an agreement or instrument evidencing, the right to acquire such capital stock, equity units, or limited liability company membership interests); (iv) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as defined under Section 13(d) of the Exchange Act and the rules promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock, equity units, or limited liability company membership interests; or (v) any public announcement of a proposal, plan, or intention to do any of the foregoing.

In the event our board of directors determines in good faith, after consultation with its financial advisor and upon advice from outside legal counsel, that the board desires to accept a Superior Proposal (defined below) for the acquisition of White River or Coastal Credit, and that the failure to do so would be reasonably likely to violate the board’s fiduciary obligations under applicable law, then (i) the board may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (ii) the board may authorize White River to terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to, or recommend the acceptance of, the Superior Proposal.  For purposes of the merger agreement, a “Superior Proposal” is defined as any bona fide written Acquisition Proposal which is not solicited or received in violation of the merger agreement (with the percentages set forth in the definition of Acquisition Proposal changed from 15% to 66 2/3%), that states by its terms that it will be irrevocable (for a stated period) and binding upon execution by White River, on terms that are not subject to due diligence, and that our board determines in good faith, after consultation with its outside legal counsel and financial advisors, and taking into account all facts and circumstances, (x) would result in a transaction, if consummated, that is in the best interests of White River and more favorable to White River’s shareholders from a financial point of view than the transactions contemplated by the merger agreement, and (y) is not less likely to be consummated in accordance with its terms when compared to the transactions contemplated by the merger agreement (taking into account all relevant considerations), and is made by a person or group who have provided White River with reasonable evidence that such person or group has sufficient funds to complete such Acquisition Proposal (in each case taking into account any revisions to the merger agreement made or irrevocably offered in writing by Parent prior to the time of determination (provided that any such offered revisions need be irrevocable for only 48 hours)).

Our board of directors is required to notify Merger Sub in writing of its intent to take any action described in the preceding paragraph in connection with a Superior Proposal, which advance notice must specify all of the material terms and conditions of the Superior Proposal and identify the person making such proposal.  Merger Sub will then have three business days to evaluate and respond to White River’s notice, and White River shall (and shall cause its financial and legal advisors to) during this three-day period negotiate with Parent and its representatives exclusively and in good faith (to the extent Parent desires to negotiate) to make such adjustments to the merger agreement so that the competing Acquisition Proposal would cease to constitute a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that our board has determined to be a Superior Proposal, White River will be required to deliver a new written notice to Parent and comply with the other requirements described in this section (including providing an additional three business day notice period as described above).

If Merger Sub notifies White River in writing prior to the expiration of the three-day notice period described above that it shall modify its offered terms so that the competing Acquisition Proposal ceases to be a Superior Proposal, then White River shall not be permitted to enter into an alternative acquisition agreement, or permit the board of directors to make a Company Adverse Recommendation Change, with respect to the Superior Proposal.  White River will have 48 hours to evaluate Merger Sub’s modified terms.

In the event our board of directors determines in good faith, after consultation with its financial advisor and upon advice from outside legal counsel, that consummation of Merger Sub’s modified transaction terms instead of the Superior Proposal would be reasonably likely to violate its fiduciary obligations under applicable law and not be in the best interests of White River, in accordance with the standards of conduct applicable to directors under the IBCL, White River will be permitted to terminate the merger agreement in order to execute an alternative acquisition agreement with respect to the Superior Proposal in accordance with the termination provisions of the merger agreement.  See “– Termination of the Merger Agreement” and “– Termination Fees and Reimbursement of Expenses” below for additional information.

In addition, our board of directors may make a Company Adverse Recommendation Change in response to a material development or change in material circumstances first occurring or arising after the date of the merger agreement that was not known to the board at or prior to the date of the merger agreement (and not relating to an Acquisition Proposal) (an “intervening event”), if the following requirements are met:

•
the board determines in good faith, after consultation with its independent financial advisor and outside legal counsel that, in light of such intervening event, the failure of the board to effect such a Company Adverse Recommendation Change would be inconsistent with its fiduciary obligations under applicable law and not be in the best interests of White River, in accordance with the standards of conduct applicable to directors under the IBCL; and

•
White River shall provide notice to Merger Sub and engage in good faith negotiations with Merger Sub in the same manner as described above in connection with the consideration of a third party Acquisition Proposal, so that Parent may make such adjustments in the terms and conditions of the merger agreement in such a manner that obviates the need for White River to make a Company Adverse Recommendation Change as a result of the intervening event.

Nothing in the merger agreement shall prohibit our board from complying with White River’s disclosure obligations under Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal, or from providing information, engaging in negotiations, or recommending an alternative acquisition with respect to an unsolicited bona fide acquisition proposal under the circumstances described above in “– Restrictions on Solicitations of Other Offers” beginning on page 60.

Agreement to Use Commercially Reasonable Efforts

Subject to the terms and conditions set forth in the merger agreement and applicable law, White River, Parent, and Merger Sub have agreed to (and White River shall cause Coastal Credit to):

•
use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable legal requirements or otherwise to cause any of the conditions to the other party’s obligation to consummate the transactions contemplated by the merger agreement to be fully satisfied;

•
prepare and file promptly and fully all documentation to effect all necessary filings, and consult and fully cooperate with and provide reasonable assistance to each other in making all filings, meetings and appearances, with any governmental authority (including any required filings under applicable antitrust laws);

•
consult and fully cooperate with and provide reasonable assistance to each other in obtaining all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable (including antitrust filings) to consummate the transactions contemplated by the merger agreement;

•
cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the merger agreement, including any proceedings initiated by a private party;

•
consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with any governmental authorizations;

•	respond to any request for additional information or documentary material received from any governmental authority with respect to antitrust laws as promptly as practicable; and

•	resolve any objections as may be asserted by a governmental authority or other person with respect to the transactions contemplated by the merger agreement.

Subject to the terms and conditions set forth in the merger agreement, White River, Parent, and Merger Sub have further agreed to keep each other informed regarding any material communications from any governmental authority regarding, and any action or order pending (or to such party’s knowledge threatened) that challenges, the merger and related transactions.

Each party also agreed to take the following actions with respect to the HSR Act:

•	supply as promptly as practicable any additional information and documentary material or assistance requested by the other party in connection with any necessary filings pursuant to the HSR Act; and

•
with respect to Parent and Merger Sub only, use commercially reasonable efforts to obtain any approvals required under the HSR Act and to enable the expiration or termination of the applicable waiting periods under the HSR Act as promptly as practicable, and in any event prior to March 31, 2013.  On December 11, 2012, the FTC granted early termination of the waiting period under the HSR Act.

In addition, White River and Coastal Credit are required each to use commercially reasonable efforts (at Merger Sub’s expense) to obtain Wells Fargo’s consent, at or before the closing, to (i) an expansion of the existing warehouse line of credit under the Wells Fargo LOC to at least $120 million; and (ii) the merger, merger agreement, and transactions contemplated under the merger agreement under the terms of the Wells Fargo LOC (the “Wells Fargo Consent”), unless:

•
Parent and Merger Sub are able to obtain an expansion of the Wells Fargo LOC from an original maximum available principal amount of $100 million to at least $140 million, including among other things, (A) a certification by White River that no default or event of default under such facility exists as of the closing date and as of immediately after the closing after giving effect to the transactions contemplated under the merger agreement, and (B) at least $21 million being available to be drawn under the facility as of the closing under Coastal Credit’s existing borrowing base, including for purposes of financing the merger consideration; or

•
Parent and Merger Sub have obtained a new warehouse line of credit with another financial institution with an original maximum available principal amount of at least $140 million, with at least $21 million of cash borrowings available to finance the merger consideration.

The Wells Fargo Consent may be subject to the continued service of William E. McKnight, the President and CEO of Coastal Credit, and other terms and conditions approved by Merger Sub. Parent and Merger Sub are required to use commercially reasonable efforts to cooperate with White River and Coastal Credit (as reasonably requested by White River and Coastal Credit) in obtaining the Wells Fargo Consent.  Additionally, White River is required to use commercially reasonable efforts to (and cause Coastal Credit to) comply with the Wells Fargo LOC and manage borrowing availability under the facility so that White River will be able to certify to Merger Sub in connection with the closing that no default or event of default under the Wells Fargo LOC exists as of the closing date and at least $10 million is available to be drawn under the Wells Fargo LOC as of the closing date under Coastal Credit’s existing borrowing base.

Employee Benefit Matters

In general, except for employees with existing employment agreements or as the parties may otherwise mutually agree, immediately after the effective time of the merger, the surviving corporation and Coastal Credit will continue to employ all employees, on an “at-will” basis, who are employed by White River or Coastal Credit as of the closing date, and such employment will be at the same annual salary or hourly rate, as applicable, that such employee receives from the companies as disclosed to Parent and Merger Sub.

Immediately after the closing date, Parent will cause the surviving corporation and Coastal Credit to be responsible for the payment of any termination or severance payments disclosed to Merger Sub and provided under the employee benefit plans or compensation arrangements of White River or Coastal Credit (subject to the provisions in the merger agreement for adjustment in respect of Company Allocable Expenses) in accordance with the terms and conditions of such plans, and the provision of health plan continuation coverage with respect to continuing employees in accordance with the requirements of COBRA and ERISA.  Subject to White River providing Merger Sub with certain information regarding employment terminations prior to closing, immediately after the closing date, Parent will cause the surviving corporation and Coastal Credit to be responsible for payments (if any) to continuing employees required under the WARN Act.  Immediately after the closing date, Parent also will cause the surviving corporation and Coastal Credit to honor all rights of continuing employees for accrued vacation time and accrued sick pay earned by such employees under the companies’ applicable policies (as disclosed to Parent and Merger Sub) prior to the closing date in accordance with the terms and conditions of such policies.

Indemnification and Insurance

From and after the effective time of the merger, for a period of six years after the effective time of the merger, the surviving corporation (or any of its successors or assigns) will fulfill and honor in all respects the obligations of White River and Coastal Credit to indemnify and hold harmless, advance expenses to and exculpate from liabilities current and past directors and officers of White River and Coastal Credit for acts or omissions at or prior to the effective time of the merger as required by applicable law and White River’s and Coastal Credit’s charter documents.

Prior to the merger, White River will obtain (and pay the premium in full in cash for) insurance coverage for our directors and officers who are covered by the directors’ and officers’ liability insurance policy maintained by White River immediately prior to the effective time of the merger, which insurance coverage will have a claims period of at least six years after the effective time of the merger.

Other Covenants

The merger agreement contains additional agreements between White River, Merger Sub, and Parent relating to, among other things:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

•	public announcements and filings relating to the merger;

•	cooperation by White River with Parent and Merger Sub (or their designees) to obtain debt financing in connection with the transactions contemplated by the merger agreement;

•	the termination of certain agreements between White River and its affiliates;

•
Merger Sub’s and its representatives’ access to White River’s and Coastal Credit’s employees, agents, properties, books, contracts, records and other information between the date of the merger agreement and the effective time of the merger;

•
Parent’s participation in the defense or settlement of any securityholder litigation against or relating to White River and/or its directors or affiliates related to the merger agreement or the transactions contemplated by the merger agreement; and

•	the payment of fees and expenses.

Conditions to the Completion of the Merger

The obligations of White River, Parent, and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the effective time of the merger:

•
the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock at the special meeting in favor of the adoption of the merger agreement in accordance with applicable law and White River’s charter documents;

•	all applicable waiting periods under the HSR Act must have expired or been terminated; and

•	the absence of any law, order, or legal injunction in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal.

In addition to the conditions applicable to all parties to the merger agreement, the obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the effective time of the merger:

•	the representations and warranties of White River:

o
regarding White River’s and Coastal Credit’s organization and good standing, power and authority to conduct business, and qualification to do business must be true and correct in all respects as of the closing date as if made on and as of the closing date;

o
regarding the authorization of White River to enter into the merger agreement and to consummate or perform the transactions contemplated by the merger agreement, and that the merger agreement will be binding on White River, must be true and correct in all respects as of the closing date as if made on and as of the closing date;

o
regarding the disclosure of (i) any employee benefit plan or compensation arrangement or contract pursuant to which any amounts may become payable, (ii) any increase in any benefits otherwise payable under any employee benefit plan or compensation arrangement or contract, and (iii) any acceleration of the time of payment or vesting of any benefits under any employee benefit plan or compensation arrangement or contract, in each case as a result of or in connection with the entry into the merger agreement or the consummation of the transactions contemplated by the merger agreement, must be true and correct in all respects as of the closing date as if made on and as of the closing date;

o
regarding the capitalization and ownership of White River and Coastal Credit, the rights and obligations with respect to the equity securities of White River and Coastal, the subsidiaries and investments of White River, and the activities of Union Acceptance Company LLC (f/k/a Union Acceptance Corporation) during the period in which it was owned by White River, must be true and correct in all respects as of the closing date as if made on and as of the closing date (or, if given as of a specific time, at and as of such time);

o
regarding the indebtedness, cash holdings, and net book value of assets of White River and Coastal Credit must be true and correct in all respects as of the closing date as if made on and as of the closing date (or, if given as of a specific time, at and as of such time);

o	regarding the absence of any material adverse effect since December 31, 2011, must be true and correct in all respects as of the closing date as if made on and as of the closing date; and

o
regarding anything other than as described above, disregarding all qualifications and exceptions contained therein related to materiality or material adverse effect, must be true and correct as of the closing date as if made on and as of the closing date (or, if given as of a specific time, at and as of such time), except where the failure to be so true and correct would not have a material adverse effect;

•
White River must have performed and complied in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by White River on or prior to the closing date;

•
no legal requirement or proceeding (whether temporary, preliminary or permanent) related to the merger or the approval of the merger shall be pending or shall have been enacted, issued, promulgated, enforced or entered that either (i) prevents or prohibits consummation of the merger, or (ii) has caused White River and Coastal Credit to incur, or would otherwise reasonably be expected to cause them to incur, fees, expenses or other payment obligations (including without limitation, and without duplication, legal fees and settlement obligations and insurance deductibles or co-payment obligations) in the aggregate in excess of $3,000,000 (provided that such amount shall be determined after giving effect to a reduction for any such fees, expenses or other payment obligations of White River and Coastal Credit that would reasonably be expected to be paid or reimbursed under insurance held by them);

•	there must not have been any material adverse effect with respect to White River and Coastal Credit, taken as a whole, since the date of the merger agreement;

•
the Company Expense Adjustment described elsewhere in this proxy statement shall not operate to increase or decrease the aggregate purchase price to be paid under the merger agreement by more than $2 million (assuming for purposes of such calculation as if the $2 million cap on Company Allocable Expenses did not apply);

•
the change of control of Coastal Credit’s Florida Sales Finance Company License and Texas Motor Vehicle Sales Finance License must have been approved by appropriate governmental bodies in such respective jurisdictions in accordance with legal requirements, or approval of Coastal Credit’s temporary continued operation following the closing pending such approvals shall have been provided in writing by the applicable government bodies;

•
(i) the Wells Fargo Consent shall have been obtained, (ii) no default or event of default under the Wells Fargo LOC shall exist as of the closing date, and (iii) at least $10 million must be available to be drawn under the Wells Fargo LOC as of the closing date under Coastal Credit’s existing borrowing base (and White River shall have provided to Parent a certification that items (ii) and (iii) foregoing are true), unless:

o
Parent and Merger Sub are able to obtain an expansion of the Wells Fargo LOC from an original maximum available principal amount of $100 million to at least $140 million, including among other things, (A) a certification by White River that no default or event of default under such facility exists as of the closing date and as of immediately after the closing after giving effect to the transactions contemplated under the merger agreement, and (B) at least $21 million being available to be drawn under the facility as of the closing under Coastal Credit’s existing borrowing base, including for purposes of financing the merger consideration; or

o
Parent and Merger Sub have obtained a new warehouse line of credit with another financial institution with an original maximum available principal amount of at least $140 million, with at least $21 million of cash borrowings available to finance the merger consideration; and

•	White River must have delivered to Parent customary closing certificates and other deliveries.

In addition to the conditions applicable to all parties to the merger agreement, White River’s obligation to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•
the representations and warranties of Parent and Merger Sub set forth in the merger agreement, disregarding all qualifications and exceptions contained therein related to materiality or material adverse effect, must be true and correct in all material respects as of the closing date as if made on and as of the closing date (or, if given as of a specific date, at and as of such date);

•
Parent and Merger Sub must have performed and complied in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by Parent and Merger Sub on or prior to the closing date;

•
Parent or Merger Sub shall have deposited the portion of the purchase price payable to the paying agent with the paying agent and the portion of the purchase price payable to the surviving corporation with respect to the payment on Performance Shares with White River; and

•	Parent or Merger Sub must have delivered to White River customary closing certificates and other deliveries.

Although the parties have the right to waive conditions to the merger (other than as required by law), White River is not aware of any circumstance in which Parent, Merger Sub, or White River would waive any of the closing conditions described above. If, however, White River waives any of the closing conditions described above, it does not anticipate re-soliciting its shareholders for adoption of the merger agreement unless such waiver would be material to its shareholders, in which case it would re-solicit the vote of its shareholders.

Termination of the Merger Agreement

White River and Merger Sub can jointly agree to terminate the merger agreement at any time.  Either party also may terminate the merger agreement at any time prior to the closing date of the merger if:

•	the merger is not closed by March 31, 2013, with certain exceptions; or

•	approval of the merger agreement by White River’s shareholders is not obtained, with certain exceptions.

White River also can terminate the merger agreement if:

•
at any time prior to the special meeting, White River concurrently enters into an acquisition agreement with respect to a competing acquisition proposal which the board of directors determines in good faith is a superior proposal to the merger agreement and that the failure to enter into such competing proposal would reasonably likely violate the directors’ fiduciary obligations under applicable law; provided that (i) White River provides prior written notice to Merger Sub of its intention to accept the superior proposal, (ii) within three business days thereafter, Merger Sub, Parent, and White River do not negotiate an adjustment to the merger agreement so that the third-party acquisition proposal is no longer a superior proposal to the merger agreement, and (iii) White River pays a termination fee of $3,975,000 to Merger Sub.  If Merger Sub notifies White River in writing prior to the expiration of the three-day period described above that it shall modify its offered terms so that the competing acquisition proposal ceases to be a superior proposal, then White River shall not be permitted to enter into an alternative acquisition agreement, or permit the board to change its recommendation in favor of the merger agreement, with respect to the competing acquisition proposal.  White River will have 48 hours to evaluate Merger Sub’s modified terms.  However, in the event our board determines in good faith, after consultation with its financial advisor and upon advice from outside legal counsel, that consummation of Merger Sub’s modified transaction terms instead of the competing acquisition proposal would be reasonably likely to violate its fiduciary obligations under applicable law and not be in the best interests of White River, in accordance with the standards of conduct applicable to directors under the IBCL, White River will be permitted to terminate the merger agreement in order to execute an alternative acquisition agreement with respect to the superior proposal; or

•
at any time prior to the effective time of the merger, whether before or after shareholder approval is received, there has been a breach of any representation, warranty, covenant, or agreement made by Parent or Merger Sub in the merger agreement such that the closing condition regarding the accuracy of Parent’s and Merger Sub’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by White River to Parent or March 31, 2013.

Parent also can terminate the merger agreement if:

•
(i) the board of directors of White River makes a Company Adverse Recommendation Change to its shareholders with respect to the merger, (ii) White River’s board of directors fails to reaffirm the White River board recommendation to its shareholders in favor of the merger within five business days after Parent has requested in writing that it do so and the board continues to fail to reaffirm the recommendation as of the date the merger agreement is terminated, or (iii) any third party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting an Acquisition Proposal and White River shall not have sent to its shareholders pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent, or given, a statement disclosing that White River recommends rejection of such tender offer or exchange offer;

•
White River breaches any of its covenants regarding non-solicitation, competing Acquisition Proposals, or the holding of the special meeting and solicitation of proxies in connection with the merger agreement (other than an immaterial breach not intended to result in a third-party Acquisition Proposal); or

•
at any time prior to the effective time of the merger, whether before or after shareholder approval is received, there has been a breach of any representation, warranty, covenant, or agreement made by White River in the merger agreement such that the closing condition regarding the accuracy of White River’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by Parent to White River or March 31, 2013.

Either White River or Parent also may terminate the merger agreement if:

•
any governmental body shall have issued an order or taken other action permanently enjoining, restraining, or prohibiting the merger, and such order or action shall have become final and nonappealable; provided that the party seeking to terminate the agreement in this regard shall not have initiated such proceeding or taken any action in support of such proceeding and such party shall have used its reasonable best efforts to prevent and oppose such order or action.

Termination Fees and Reimbursement of Expenses

If Parent terminates the merger agreement because (i) White River makes a Company Adverse Recommendation Change to its shareholders with respect to the merger, (ii) White River breaches any of its covenants regarding non-solicitation, competing Acquisition Proposals, or the holding of the special meeting and solicitation of proxies in connection with the merger agreement, or (iii) there has been a breach of a representation, warranty, covenant, or agreement made by White River in the merger agreement such that the closing condition regarding the accuracy of White River’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, such breach is a result of an intentional breach by White River, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by Parent to White River or March 31, 2013, then White River must pay Merger Sub a $3,975,000 termination fee.  Except in the case of fraud, costs and expenses incurred by Merger Sub to bring a successful action to enforce such termination fee against White River, and the payment of any expense fees, as described below, the termination fee will be the sole and exclusive remedy of Merger Sub against White River or Coastal Credit if such fee is actually paid in connection with a termination described in this paragraph.

If (i) (A) either Merger Sub or White River terminates the merger agreement because approval of the merger agreement by White River’s shareholders is not obtained, or because the merger is not closed by March 31, 2013, or (B) Parent terminates the merger agreement because there has been a breach of a representation, warranty, covenant, or agreement made by White River in the merger agreement such that the closing condition regarding the accuracy of White River’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, such breach is not the result of an intentional breach by White River, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by Parent to White River or March 31, 2013, and (ii) within 12 months after termination White River enters into an alternative acquisition agreement or consummates any competing proposal (with certain exceptions), then White River must pay Merger Sub a $3,975,000 termination fee, less any expense fee White River previously paid to Parent, as described in the following paragraph.

If (i) (A) either Merger Sub or White River terminates the merger agreement because approval of the merger agreement by White River’s shareholders is not obtained, or (B) Parent terminates the merger agreement because there has been a breach of a representation, warranty, covenant, or agreement made by White River in the merger agreement such that the closing condition regarding the accuracy of White River’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, such breach is not the result of an intentional breach by White River, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by Parent to White River or March 31, 2013, then White River must pay an expense fee of $1,300,000 to Parent as agreed upon liquidated damages, which is intended to represent a reimbursement of Parent’s expenses incurred in connection with the negotiation and performance of the merger agreement.  If after the expense fee is paid pursuant to this paragraph, White River is subsequently required to pay a termination fee under the circumstances set forth in the immediately preceding paragraph, then White River will be entitled to reduce the termination fee by the amount of such paid expense fee.  If the merger agreement is terminated under the circumstances described in this paragraph, the termination fee and expense fee will be the sole and exclusive remedies (whether at law, in equity, in contract, tort, or otherwise) of Parent and Merger Sub against White River or Coastal Credit for any breach of the merger agreement or failure to consummate the transactions contemplated by the merger agreement.

If White River terminates the merger agreement because there has been a breach of a representation, warranty, covenant, or agreement made by Parent or Merger Sub in the merger agreement such that the closing condition regarding the accuracy of Parent’s and Merger Sub’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, such breach is a result of an intentional breach by Parent or Merger Sub, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by White River to Parent or March 31, 2013, then Parent must pay White River a $3,975,000 termination fee.  Except in the case of fraud, and costs and expenses incurred by White River to bring a successful action to enforce such termination fee against Parent, the termination fee will be the sole and exclusive remedy of White River and Coastal Credit against Parent and Merger Sub if such fee is actually paid in connection with a termination described in this paragraph.

If White River terminates the merger agreement because there has been a breach of a representation, warranty, covenant, or agreement made by Parent or Merger Sub in the merger agreement such that the closing condition regarding the accuracy of Parent’s and Merger Sub’s representations and warranties or performance of its covenants and agreements under the merger agreement would not be satisfied, such breach is not the result of an intentional breach by Parent or Merger Sub, and such breach or condition is not cured within the earlier of 30 days after written notice of such breach is given by White River to Parent or March 31, 2013, then Parent or Merger Sub must pay a fee of $1,300,000 to White River as agreed upon liquidated damages, which is intended to represent a reimbursement of White River’s expenses incurred in connection with the negotiation and performance of the merger agreement.  Except in the case of fraud, and costs and expenses incurred by White River to bring a successful action to enforce such expense fee against Parent or Merger Sub, the expense fee will be the sole and exclusive remedy of White River and Coastal Credit against Parent and Merger Sub if such fee is actually paid in connection with a termination described in this paragraph.

Expenses

Subject to the arrangements for adjustment of the purchase price in respect of Company Allocable Expenses specifically provided for in the merger agreement, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, except as otherwise agreed in writing by the parties to the merger agreement or as otherwise set forth in the merger agreement (including the provisions regarding termination fees and expense fees).  Parent will pay for all filing fees and charges under the HSR Act relating to the merger.

Remedies

Except as set forth above with respect to the payment of termination fees and expense fees, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.  For the avoidance of doubt, specific performance to consummate the transactions contemplated under the merger agreement will only be available prior to a termination of the merger agreement, and only if all the conditions to the obligations to complete the closing and the merger of the party against which specific performance is sought (other than conditions which, by their nature are to be satisfied at closing, but subject to satisfaction of such conditions) have been satisfied as of such time.

Amendment to the Merger Agreement

The merger agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

Extension of Time; Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may, subject to applicable law:

•	waive any inaccuracies in the representations and warranties of any other party to the merger agreement;

•	extend the time for the performance of any of the obligations or acts of any other party to the merger agreement; or

•	waive compliance by the other party to the merger agreement with any of the agreements contained therein or, except as otherwise provided in the merger agreement, waive any of such party’s conditions;

provided, however, that no failure or delay by White River, Parent, or Merger Sub in exercising any such right will operate as a waiver of that right, nor will any single or partial exercise of any right under the merger agreement preclude any other or further exercise of such right or the exercise of any other right under the merger agreement.

Governing Law

The merger agreement is governed by, and construed in accordance with, the laws of the State of Indiana.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON
EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS

As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, White River is required to submit a proposal to its shareholders for a non-binding advisory vote to approve the payment of certain compensation to the Named Executive Officers of White River that is based on or otherwise relates to the merger.  This proposal, commonly known as “say-on-golden parachute,” gives White River’s shareholders the opportunity to express their views on the compensation that certain of White River’s Named Executive Officers may be entitled to receive that is based on or otherwise relates to the merger.

The compensation that White River’s Named Executive Officers may be entitled to receive that is based on or otherwise relates to the merger is summarized in the table below entitled “Golden Parachute Compensation,” and a narrative description of such compensation is  included in “Interests of Certain White River Directors and Executive Officers in the Merger” beginning on page 45.  This summary includes all compensation and benefits that may be paid or provided following a change in control.  White River’s only Named Executive Officers are John M. Eggemeyer, III, William E. McKnight, and Martin J. Szumski.

Therefore, White River is requesting the approval of White River’s shareholders, on a non-binding advisory basis, of the compensation of the Named Executive Officers of White River based on or related to the merger and the agreements and understandings concerning such compensation.  As required by Rule 14a-21(c) of the Exchange Act, White River is asking its shareholders to adopt the following resolution:

“RESOLVED, that the compensation to be paid or become payable to the named executive officers of White River Capital, Inc. that is based on or otherwise relates to the merger of Coastal Credit Merger Sub, Inc. with and into White River Capital, Inc., and the agreements and understandings concerning such compensation, as disclosed in the table below entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K and the associated narrative discussion, are hereby APPROVED.”

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger agreement and the merger.  Accordingly, you may vote to approve this Proposal 2 on merger-related compensation and vote not to approve the Proposal 1 on the merger agreement, and vice versa.  Because the proposal is advisory in nature only, a vote for or against approval will not be binding on White River, Parent, or Merger Sub regardless of whether the merger is approved.  Accordingly, as the compensation to be paid to the Named Executive Officers of White River based on or related to the merger is contractual with the executives, regardless of the outcome of this vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed.  This proposal includes compensation that would be paid or provided by White River if paid or provided prior to or upon the closing of the merger, and which would be paid or provided by Parthenon, Parent, or the surviving corporation if paid or provided following the closing of the merger.  If the merger is not completed, White River’s board of directors will consider the results of the vote in making future executive compensation decisions.

The Named Executive Officers of White River named below are entitled to receive certain compensation that is based on or that otherwise relates to the merger.  This compensation, collectively referred to as “golden parachute” compensation, is described in narrative form in the section entitled “Interests of Certain White River Directors and Executive Officers in the Merger” beginning on page 45.  The descriptions and quantifications of the payments in the table below are intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation and benefits that each of White River’s Named Executive Officers will or may receive in connection with the merger.

The following table sets forth the aggregate dollar value of the various elements of compensation that each Named Executive Officer of White River would receive that is based on or otherwise relates to the merger, assuming the following:

•	the merger closes on February 28, 2013;

•
with respect to compensation payable under the employment agreement of Mr. Szumski, it is assumed that Mr. Szumski’s employment is terminated by the surviving corporation without cause, or is terminated by Mr. Szumski for good reason, immediately following the closing of the merger; and

•
shares of White River Common Stock are valued at $21.93 per share, which is the fixed dollar amount per share that White River’s shareholders are to receive in the merger (before any purchase price adjustment), based on 3,625,892 shares of White River Common Stock expected to be issued and outstanding at closing on a fully diluted basis.

Any changes in these assumptions would affect the amounts shown in the following table.

Golden Parachute Compensation

Name	Cash ($)		Equity ($)		Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
John M. Eggemeyer, III Chairman and Chief Executive Officer	$203,333	(1),(2)	$1,312,664	(5)	-----	-----	-----	-----	$1,515,997
William E. McKnight President and Chief Executive Officer – Coastal Credit, L.L.C.	$3,333	(1),(3)	$751,000	(6)	-----	-----	-----	-----	$754,333
Martin J. Szumski Chief Financial Officer and Senior Vice President	$385,417	(4)	$73,115	(7)	-----	-----	-----	-----	$458,532

(1)
Includes the accelerated pro rata portion of the cash component for board of directors compensation to which each of Mr. Eggemeyer and Mr. McKnight would be entitled under the Directors Plan for two months of board service during 2013.  Messrs. Eggemeyer and McKnight each are entitled to annual cash compensation of $20,000 for their service on the board of directors, which is ordinarily paid in quarterly installments.  The amounts in this column for Messrs. Eggemeyer and McKnight are expected to be paid at or prior to the closing of the merger.

(2)
Includes a "single trigger" $200,000 one-time discretionary cash bonus award paid to Mr. Eggemeyer on December 28, 2012 in recognition of his service to White River in 2012, including his efforts in negotiating the merger.

(3)
Under the Second Amendment dated November 15, 2012 (the “Second Amendment”) to Mr. McKnight’s Employment Agreement with White River and Coastal Credit, neither the execution of the merger agreement nor the execution and implementation of the Second Amendment will constitute “good reason” or a “change of control” under his employment agreement, as amended.  As a result, the merger will not trigger an entitlement to any cash severance payments in favor of Mr. McKnight that he otherwise would have been entitled to under his amended employment agreement for a termination of employment for “good reason.”

(4)
Includes for Mr. Szumski (i) a pro rata portion of the annual cash performance bonus in respect of 2013 in the amount of $15,417, representing the amount of the bonus to which Mr. Szumski would be entitled for two months of employment with White River during 2013; and (ii) two years of Mr. Szumski’s current annual base salary of $185,000.  The foregoing amounts are payable to Mr. Szumski under his employment agreement assuming his employment is terminated by White River without cause in connection with a change of control of White River on or before the date that is one year after the occurrence of a change of control, or if Mr. Szumski terminates his employment for good reason in connection with a change of control of White River during the term of his employment agreement.  This is a double-trigger arrangement payable in the event of a change of control conditioned upon a termination of employment without cause or a resignation for good reason following the change of control.  Mr. Szumski’s annual cash performance bonus in respect of 2012 service in the amount of $92,500 was paid to Mr. Szumski prior to the date of this proxy statement and is not based on or otherwise related to the merger.  Therefore, this amount is not considered “golden parachute compensation” under Item 402(t) and is not reflected in this table.

(5)
The amount in this column for Mr. Eggemeyer includes (i) the dollar value ($1,292,664) of performance share awards granted to Mr. Eggemeyer under the Stock Incentive Plan for 58,945 shares of common stock which will become fully vested and converted into the merger consideration on the effective date of the merger; and (ii) the dollar value ($20,000) of restricted stock awards granted to Mr. Eggemeyer under the Stock Incentive Plan on January 4, 2013, for 909 shares of common stock as partial consideration for board service during 2012, which will become fully vested and converted into the merger consideration on the effective date of the merger.  These are single-trigger arrangements payable in the event of a change of control for which payment is not conditioned upon a termination or resignation of Mr. Eggemeyer.  The shares disclosed in this paragraph are valued at $21.93 per share, which is the fixed dollar amount per share that White River’s shareholders are to receive in the merger (before any purchase price adjustment).

(6)
The amount in this column for Mr. McKnight includes (i) the dollar value ($731,000) of accelerated phantom stock awards for 33,333.33 shares of common stock which will become fully vested and payable to Mr. McKnight upon the closing of the merger under his Amended and Restated Terms of Long-Term Cash Incentive Award dated May 10, 2011, as amended on November 15, 2012; and (ii) the dollar value ($20,000) of restricted stock awards granted to Mr. McKnight under the Stock Incentive Plan  on January 4, 2013, for 909 shares of common stock as partial consideration for board service during 2012, which will become fully vested and converted into the merger consideration on the effective date of the merger.  These are single-trigger arrangements.  The shares disclosed in this paragraph are valued at $21.93 per share, which is the fixed dollar amount per share that White River’s shareholders are to receive in the merger (before any purchase price adjustment).

(7)
The amount in this column for Mr. Szumski includes the dollar value ($73,115) of accelerated restricted stock awards granted under the Stock Incentive Plan for 3,334 shares of Common Stock which will be converted into the merger consideration on the effective date of the merger.  This is a single-trigger arrangement.  The shares disclosed in this paragraph are valued at $21.93 per share, which is the fixed dollar amount per share that White River’s shareholders are to receive in the merger (before any purchase price adjustment).

(8)
The following table quantifies, for each Named Executive Officer, the portion of the total amount of golden parachute compensation that is payable attributable to a double-trigger arrangement (i.e., amounts triggered by a change of control for which payment is conditioned upon the executive officer’s termination without cause or resignation for good reason within a limited time period following the change of control) and a single-trigger arrangement (i.e., amounts triggered by a change of control for which payment is not conditioned upon such a termination or resignation of the executive officer).

Name	Double Trigger ($)	Single Trigger ($)
John M. Eggemeyer, III	-----	$1,515,997
William E. McKnight	-----	$754,333
Martin J. Szumski	$385,417	$73,115

For the non-binding advisory resolution relating to the merger-related compensation arrangements to be approved, more votes must be cast by White River’s shareholders in favor of the proposal than are cast against it.  Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.

White River’s board of directors unanimously recommends that shareholders vote “FOR” the approval of the non-binding advisory resolution approving the merger-related compensation of White River’s Named Executive Officers, and the agreements or understandings concerning such compensation.

PROPOSAL 3 – ADJOURNMENT OF THE SPECIAL MEETING

In addition to the proposal to approve the merger agreement, the shareholders of White River also are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger agreement.

Under the IBCL and the Articles of Incorporation of White River, the holders of a majority of the outstanding shares of Common Stock of White River are required to approve the merger.  It is rare for a public company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of Common Stock are required to be represented at the special meeting, in person or by proxy, for a quorum to be present.  In the event that shareholder participation at the special meeting is lower than expected, White River would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation.  If White River desires to adjourn the special meeting, White River will request a motion that the special meeting be adjourned, and delay the vote on the proposal to approve and adopt the merger agreement until the special meeting is reconvened.  If White River adjourns the special meeting for 30 days or less, White River will not set a new record date and will announce prior to adjournment the date, time, and location at which the special meeting will be reconvened.  No other notice will be provided.  Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with your instructions and, if no contrary instructions are given, for the proposal to approve and adopt the merger agreement.

Any adjournment will permit White River to solicit additional proxies and will permit a greater expression of the views of White River shareholders with respect to the merger.  Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve and adopt the merger agreement because an adjournment will give White River additional time to solicit favorable votes and increase the chances of approving that proposal.  White River has no reason to believe that an adjournment of the special meeting will be necessary at this time.

White River’s board of directors recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting.  Approval of the proposal to adjourn or postpone the special meeting to allow extra time to solicit proxies (Proposal 3 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it.  Abstentions and broker non-votes will not be treated as votes against the proposal and, therefore, will have no effect on the outcome of the proposal.

MARKET PRICE AND DIVIDEND INFORMATION AND RELATED SHAREHOLDER MATTERS

Market Information and Holders

The Common Stock of White River is traded on the NYSE MKT under the symbol “RVR”.  The last reported sale price per share of Common Stock on January 10, 2013, the last practicable date prior to the mailing of this document, was $21.37.  The following table lists the range of high and low closing prices for the Common Stock of White River for the periods indicated.

	High	Low	Dividends
Fiscal year 2010:
1st quarter ended 3/31/10	$14.27	$11.10	$0.25
2nd quarter ended 6/30/10	$15.50	$13.00	$0.25
3rd quarter ended 9/30/10	$17.53	$13.64	$0.25
4th quarter ended 12/31/10	$21.90	$16.10	$4.25
Fiscal year 2011:
1st quarter ended 3/31/11	$18.18	$16.32	$0.25
2nd quarter ended 6/30/11	$19.60	$17.04	$0.25
3rd quarter ended 9/30/11	$20.10	$18.00	$0.25
4th quarter ended 12/31/11	$26.80	$18.81	$4.25
Fiscal year 2012:
1st quarter ended 3/31/12	$23.31	$20.25	$0.25
2nd quarter ended 6/30/12	$23.00	$22.30	$0.25
3rd quarter ended 9/30/12	$23.00	$21.50	$0.25
4th quarter ended 12/31/12	$23.00	$20.80	$0.00
Fiscal Year 2013:
1st quarter (through 1/10/13)	$21.50	$21.17	$0.00

As of January 7, 2013, there were 3,553,158 shares of Common Stock issued and outstanding, which were held by approximately 71 shareholders of record and approximately 940 beneficial owners.

Dividends

The following table summarizes the dividends declared during 2010, 2011, and 2012 by White River’s board of directors:

Date Dividend Declared	Record Date	Payment Date	Dividend Type	Cash Dividend Per Share	Total Dividend Paid (in thousands)
2/22/10	3/3/10	3/12/10	Quarterly Cash	$ 0.25	$ 995.6
5/6/10	5/17/10	5/28/10	Quarterly Cash	$ 0.25	$ 980.7
8/2/10	8/12/10	8/26/10	Quarterly Cash	$ 0.25	$ 938.7
11/2/10	11/12/10	11/22/10	Quarterly Cash	$ 0.25	$ 938.7
11/30/10	12/9/10	12/21/10	Special Cash	$ 4.00	$ 14,967.0
2/16/11	2/25/11	3/2/11	Quarterly Cash	$ 0.25	$ 926.7
5/5/11	5/16/11	5/31/11	Quarterly Cash	$ 0.25	$ 903.2
8/1/11	8/11/11	8/25/11	Quarterly Cash	$ 0.25	$ 903.2
10/28/11	11/7/11	11/21/11	Quarterly Cash	$ 0.25	$ 883.1
11/28/11	12/8/11	12/22/11	Special Cash	$ 4.00	$ 14,137.9
2/3/12	2/13/12	2/24/12	Quarterly Cash	$ 0.25	$ 884.8
5/11/12	5/22/12	6/5/12	Quarterly Cash	$ 0.25	$ 886.2
7/30/12	8/8/12	8/22/12	Quarterly Cash	$ 0.25	$ 886.2

Under the merger agreement, White River is prohibited from paying dividends unless the merger is not consummated and the merger agreement is terminated (the purchase price adjustment mechanism is designed in part to afford shareholders with some credit for the value of income from operations that Coastal Credit would be expected to generate between January 1, 2013 and closing).  However, if the merger is not completed, White River intends to continue paying quarterly dividends at a rate of 25 cents per share.  Apart from the completion of the merger, the continuance of such dividend payments would depend on a number of factors, including White River’s capital levels, financial condition, and results of operations.  Our board of directors continually reviews and evaluates White River’s cash dividend policy and retains discretion to declare and pay dividends, subject to the terms of the merger agreement and applicable legal requirements.

While Coastal Credit is not restricted by its operating agreement from making distributions, Coastal Credit’s line of credit restricts the payment of cash distributions to 80% of Coastal Credit’s pre-tax income for the prior 12 months unless written approval from its lender is received to exceed such restriction.  Coastal Credit’s ability to receive the necessary approval is largely dependent upon its portfolio performance, and Coastal Credit may not be able to obtain the necessary approvals in the future for distributions to White River that would enable White River to pay cash dividends to its shareholders.

OTHER MATTERS

White River’s management is not aware of any other matters to be brought before the special meeting of the shareholders. However, if other matters are properly brought before the White River special meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

We will pay the cost of preparing, assembling, and mailing the proxy materials and soliciting proxies for the special meeting. We will reimburse brokers and other nominees for costs they incur in mailing proxy materials to beneficial owners in accordance with applicable rules. In addition to solicitation by mail, directors, officers, and employees of White River may solicit proxies personally, by telephone, electronically, or by other means of communication. If our directors, officers, or employees were to solicit proxies, they would receive no additional compensation for their services.  In addition, we may make arrangements with a third-party proxy soliciting firm to assist in soliciting proxies for the special meeting.  If we engage a third-party soliciting firm, we will pay such firm customary compensation for its service, which will include out-of-pocket expenses.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

If the merger occurs, there will be no White River annual meeting of shareholders for 2013.  If the merger is not completed, White River will provide notice of the record date and annual meeting date, as well as the deadline for submitting shareholder proposals for such meeting and to have such proposals included in White River’s proxy statement for the 2013 annual meeting of shareholders.  Such date will be disclosed in a quarterly report on Form 10-Q or current report on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

White River files annual, quarterly, and current reports, proxy statements, and other documents with the SEC under the Exchange Act.  White River’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at www.sec.gov.  You also may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.  Additionally, reports filed with the SEC including the financial statements thereto, are posted on our website at www.whiterivercap.com.  The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

You should rely only on the information contained in this document and the appendices to this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and the mailing of this document to White River shareholders shall not create any implication to the contrary. All information regarding White River in this document has been provided by White River, and all information regarding Parthenon, Parent, and Merger Sub in this document has been provided by Parthenon.  If any material change occurs during the period that this proxy statement is required to be delivered, this proxy statement will be supplemented or amended.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

COASTAL CREDIT HOLDINGS, INC.

COASTAL CREDIT MERGER SUB, INC.

and

WHITE RIVER CAPITAL, INC.

Dated as of November 15, 2012

TABLE OF CONTENTS

1. DEFINITIONS		1

2. THE MERGER		12
2.1	THE MERGER	12
2.2	EFFECTIVE TIME, CLOSING	12
2.3	EFFECT OF THE MERGER	13
2.4	ARTICLES OF INCORPORATION, BY-LAWS	13
2.5	DIRECTORS AND OFFICERS	13
2.6	CONVERSION OF SECURITIES	13
2.7	NO DISSENTERS’ RIGHTS	14
2.8	SURRENDER OF SHARES; STOCK TRANSFER BOOKS	14
2.9	SUPPLEMENTAL ACTION	18

3. CLOSING OBLIGATIONS		18

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		19
4.1	ORGANIZATION AND GOOD STANDING	19
4.2	AUTHORITY; NO CONFLICT	20
4.3	CAPITALIZATION	22
4.4	FINANCIAL STATEMENTS; REPORTS	23
4.5	OWNERSHIP OF PROPERTIES; ENCUMBRANCES	24
4.6	NO UNDISCLOSED LIABILITIES	25
4.7	TAXES	25
4.8	NO MATERIAL ADVERSE EFFECT	27
4.9	EMPLOYEE BENEFITS	27
4.10	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS	29
4.11	LEGAL PROCEEDINGS; ORDERS	30
4.12	ABSENCE OF CERTAIN CHANGES AND EVENTS	31
4.13	CONTRACTS	32
4.14	INSURANCE	35
4.15	ENVIRONMENTAL MATTERS	35
4.16	EMPLOYEES	35
4.17	LABOR RELATIONS; COMPLIANCE	36
4.18	INTELLECTUAL PROPERTY	37
4.19	AFFILIATE TRANSACTIONS	38
4.20	BROKERS OR FINDERS	38
4.21	BOOKS AND RECORDS	38
4.22	INFORMATION SUPPLIED	38

5. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BUYER		38
5.1	ORGANIZATION AND GOOD STANDING	39
5.2	AUTHORITY; NO CONFLICT	39
5.3	INVESTMENT INTENT	40
5.4	CERTAIN PROCEEDINGS	40

i

5.5	BROKERS OR FINDERS	40
5.6	FINANCIAL CAPACITY	40
5.7	OPERATIONS AND ASSETS OF BUYER	41
5.8	INFORMATION	41
5.9	VOTING AGREEMENTS	41

6. CONDUCT OF BUSINESS PENDING CLOSING		42
6.1	COVENANTS OF THE COMPANY	42
6.2	NO SOLICITATION	44
6.3	EFFORTS	46
6.4	APPROVALS	47
6.5	PUBLIC ANNOUNCEMENTS	48
6.6	COOPERATION BY THE COMPANY	49
6.7	AFFILIATE AGREEMENTS	49

7. ADDITIONAL AGREEMENTS		49
7.1	ACCESS TO COMPANY INFORMATION	49
7.2	BUYER COOPERATION	50
7.3	INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE	50
7.4	PROXY; SHAREHOLDER APPROVAL	51
7.5	EMPLOYEE BENEFIT ARRANGEMENTS	52
7.6	TRANSACTION LITIGATION	53

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES		54
8.1	THE PARENT AND BUYER	54
8.2	THE COMPANY	55

9. TERMINATION		56
9.1	TERMINATION EVENTS	56
9.2	TERMINATION FEES	58
9.3	EFFECT OF TERMINATION	60
9.4	COOPERATION AFTER THE EFFECTIVE TIME	60
9.5	FURTHER ASSURANCES	60
9.6	EXPIRATION OF REPRESENTATIONS AND WARRANTIES	60

10. GENERAL PROVISIONS		60
10.1	EXPENSES	60
10.2	SPECIFIC PERFORMANCE	61
10.3	GOVERNING LAW; JURISDICTION; WAIVER OF JURY	61
10.4	NOTICES	62
10.5	WAIVER	63
10.6	ENTIRE AGREEMENT AND MODIFICATION	63
10.7	ASSIGNMENTS, SUCCESSORS, AND THIRD-PARTY RIGHTS	63
10.8	SEVERABILITY	63
10.9	SECTION HEADINGS, CONSTRUCTION	63
10.10	TIME OF ESSENCE	64
10.11	COUNTERPARTS	64
10.12	DISCLOSURE LETTERS	64

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of November 15, 2012 (this “Agreement”), among Coastal Credit Holdings, Inc., a Delaware corporation (“Parent”), Coastal Credit Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Buyer”), and White River Capital, Inc., an Indiana corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the boards of directors of Parent and Buyer and the board of directors of the Company (the “Company Board”) have each (i) determined that it is advisable, fair to and in the best interests of their respective stockholders and shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein by means of a merger in which the Buyer will be merged with and into the Company and the Company shall be the surviving corporation, (ii) unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and (iii) in the case of the Company and Buyer, unanimously recommended the approval of this Agreement to their respective stockholders and shareholders;

WHEREAS, the Company’s financial advisor, Milestone Advisors, LLC, has delivered the Fairness Opinion to the Company Board on or prior to the date hereof; and

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of the Company to enter into this Agreement, an Affiliate of Parent has entered into a limited guaranty in favor of the Company (the “Guaranty”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Buyer and the Company hereby agree as follows:

1.  DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

“Acquisition” – any of the following transactions involving the Company or Coastal, other than the Contemplated Transactions: (a) any merger, consolidation, share or units exchange, business combination, or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 15% or more of assets in a single transaction or series of related transactions, excluding from this calculation any sales of inventory undertaken in the Ordinary Course of Business consistent with past practice; (c) any sale of 15% or more of the outstanding shares of capital stock, equity units, or limited liability company membership interests (or securities convertible or exchangeable into or otherwise evidencing, or an agreement or instrument evidencing, the right to acquire such capital stock, equity units, or limited liability company membership interests); (d) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock, equity units, or limited liability company membership interests; or (e) any public announcement of a proposal, plan, or intention to do any of the foregoing.

“Acquisition Proposal” – any inquiry, indication of interest, offer or proposal by any Person concerning an Acquisition.

“Adjusted Purchase Price” – an amount equal to the Purchase Price, minus the Company Expense Adjustment, if any.

“Adjustment Certificate” – as defined in Section 2.8(c).

“Affiliate” – of a specified Person is a Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” – as defined in the first paragraph of this Agreement.

“Alternative Acquisition Agreement” – as defined in Section 9.1(d).

“Amendment to Employment Agreement” – that certain Second Amendment to Employment Agreement and First Amendment to Amended and Restated Terms of Long-Term Cash Incentive Award, dated as of the date hereof, among Coastal, the Company and William E. McKnight.

“Antitrust Laws” – as defined in Section 6.4(d).

“Applicable Contract” – any Contract, including without limitation any Finance Contract, (a) under which the Company or Coastal (on the one hand) or the Buyer (on the other hand) has or may acquire any rights, (b) under which the Company or Coastal or the Buyer has or may become subject to any obligation or liability, or (c) by which the Company or Coastal or the Buyer or any of the assets owned or used by it is bound.  An Applicable Contract with respect to the Company or Coastal shall be referred to as a “Company Applicable Contract,” and an Applicable Contract with respect to the Buyer shall be referred to as a “Buyer Applicable Contract.”

“Articles of Merger” – as defined in Section 2.2.

“Business Employee” – as defined in Section 4.16(a).

“Buyer” – as defined in the first paragraph of this Agreement.

“Buyer Disclosure Letter” – the disclosure letter delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Proposal” – as defined in Section 6.2(b).

“Cash” – unrestricted cash and cash equivalents (for the avoidance of doubt, excluding from “Cash,” in each case, security deposits, escrowed funds or other similarly restricted amounts).

“Certificates” – as defined in Section 2.8(d).

“Closing” – as defined in Section 2.2.

“Closing Date” – as defined in Section 2.2.

“Coastal” – Coastal Credit LLC, a Virginia limited liability company and a wholly owned subsidiary of the Company.

“Coastal Employees” – as defined in Section 7.5(a).

“Company” – as defined in the first paragraph of this Agreement.

“Companies” – the Company and Coastal collectively.

“Company Adverse Recommendation Change” – any of the following actions undertaken by the Company Board or any committee thereof: (A) withholding, withdrawing, qualifying or modifying (or publicly proposing or resolving to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Buyer, the Company Recommendation with respect to the Contemplated Transactions, (B) adopting, approving or recommending or publicly proposing to adopt, approve or recommend an Acquisition Proposal, (C) (x) failing to publicly recommend against any Acquisition Proposal or (y) failing to publicly reaffirm the Company Recommendation, in each case of (x) and (y) within five (5) business days after Parent so requests in writing, (D) failing to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Acquisition Proposal, (E) causing or permitting the Company or Coastal to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or (F) failing to include the Company Recommendation in the Proxy Statement.

“Company Allocable Expenses” – as defined in Section 2.8(c).

“Company Board” – as defined in the recitals to this Agreement.

“Company Disclosure Letter” – the disclosure letter delivered by the Company to Parent and Buyer concurrently with the execution and delivery of this Agreement.

“Company Expense Adjustment” – a positive or negative amount equal to the difference of (i) the total Company Allocable Expenses set forth in the Adjustment Certificate, less (ii) the Targeted Company Net Expenses for the date on which Closing occurs; provided that, if the Company Expense Adjustment would otherwise be less than $100,000 (positive or negative) then the Company Expense Adjustment shall be zero ($0); provided, further, that, if  the Company Expense Adjustment is positive, it shall not exceed $2,000,000.

“Company Expense Fee” – as defined in Section 9.2(b).

“Company Recommendation” – the unanimous approval of the Company Board regarding (i) approval and adoption of the terms of this Agreement, the Merger and the other transactions contemplated hereby, (ii) a determination that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair and advisable and in the best interests of the Company, and (iii) a recommendation for the approval of the principal terms of this Agreement and the Merger by the Company’s shareholders.

“Company Reports” – as defined in Section 4.4(b).

“Company Required Vote” – the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the approval of this Agreement and the Merger.

“Company Shareholders Meeting” – as defined in Section 7.4.

“Company Termination Fee” – as defined in Section 9.2(a).

“Compensatory Contract” – any Contract providing for the payment of compensation   (including incentive payments, incentive equity or bonuses of any kind) by the Company or Coastal to any individual employee, officer, director, or consultant of the Company or Coastal, as the case may be, in consideration of the performance of personal services (including assistance with the Contemplated Transactions) rendered by such individual to the Company or Coastal, as the case may be.

“Confidentiality Agreement” – as defined in Section 7.1.

“Consent” – any approval, consent, ratification , waiver, or other authorization (including any Governmental Authorization).

“Contract” – any agreement, contract, lease, obligation, promise, or undertaking (in each case, whether written or oral and whether express or implied) that is legally binding.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement and all other documents and agreements contemplated by this Agreement, including, without limitation, the Merger and the performance by the Parent, the Buyer and the Company of their respective obligations under this Agreement and all other documents and agreements related to this Agreement.

“Copyrights” – all registered and unregistered copyrights in both published and unpublished works.

“Costs” – as defined in Section 7.3(a).

“D&O Insurance” – as defined in Section 7.3(b).

“EDGAR” – the Electronic Data Gathering, Analysis, and Retrieval system operated and maintained by the SEC.

“Effective Time” – as defined in Section 2.2.

“Encumbrance” – any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, or right of first refusal or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” – soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Environmental Law” – any Legal Requirement that regulates any Hazardous Activity or Hazardous Material or prohibits any Hazardous Activity.

“Equity Plans” – (i) the White River Capital, Inc. 2005 Stock Incentive Plan and (ii) the White River Capital, Inc. Directors Stock Compensation Plan amended as of May 6, 2010.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law.

“Exchange Act” – the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Facilities” – any real property, leaseholds or other interests owned or operated by the Company or Coastal and any buildings, plants, or structures owned or operated by the Company or Coastal.

“Fairness Opinion” – the opinion of Milestone Advisors, LLC, the Company’s financial advisor, delivered to the Company Board, to the effect that, as of the date of such opinion, the Price Per Share to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.

“Finance Contract” – a motor vehicle installment sales contract that is secured by title to, security interests in, or liens on a motor vehicle under applicable provisions of the motor vehicle or other similar law of the jurisdiction in which the motor vehicle is titled and registered by the purchaser at the time the contract is originated.

“Financial Statements” – as defined in Section 4.4(a).

“Financing” – as defined in Section 6.6.

“Fully Diluted Shares” – the sum of the aggregate number of Shares outstanding immediately prior to the Effective Time and including the aggregate number of Performance Shares.

“GAAP” – generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Governmental Authorization” – any approval, consent, license, title, permit, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government; or

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, unit, official, or entity and any court or other tribunal).

“Guaranty” – as defined in the recitals to this Agreement.

“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials, including in, on, under, about, or from the Facilities or any part thereof into the Environment.

“Hazardous Material” – any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof and including petroleum.

“HSR Act” – the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IBCL” –  the Indiana Business Corporation Law, Indiana Code § 23-1-17-1, et seq., as may be amended and in effect from time to time.

“Indebtedness” – (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any liabilities for the deferred purchase price of property or services with respect to which the Companies are liable, contingently or otherwise, as obligor or otherwise, including any so-called “earn-out” or similar payments or obligations (other than accounts payable accrued as current liabilities in the Most Recent Financial Statements), (iv) any commitment by which any of the Companies assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, whether or not drawn), (v) any Indebtedness guaranteed in any manner by the Companies (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities under capitalized leases with respect to which the Companies are liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations any of the Companies assures a creditor against loss, (vii) obligations under swaps, hedges or similar instruments, but excluding in each case, trade payables incurred in the Ordinary Course of Business, (viii) obligations in respect of letters of credit and bankers’ acceptances issued for the account of the Companies, whether or not drawn, (ix) obligations arising from cash/book overdrafts, and (x) any accrued interest, penalties, expenses, prepayment fees or other amounts due related to any of the foregoing which would be payable if Indebtedness were repaid in full as of the applicable date of determination of Indebtedness.

“Indemnified Parties” – as defined in Section 7.3(a).

“Intellectual Property” – Marks, Patents, Copyrights, Know-How and Internet domain names or websites, applications and registrations for any of the foregoing, and all other intellectual property and proprietary rights.

“Interests” – the limited liability membership interests in Coastal.

“Intervening Event” – a material development or change in material circumstances first occurring or arising after the date hereof, the existence and material consequences of which were not known by the Company Board at or prior to the date hereof (and not relating to any Acquisition Proposal).

“IRC” – the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Know-How” – all know-how, trade secrets, confidential information, customer lists, software (whether in source code or object code), technical information, ideas, inventions, patent disclosures, data, databases, documentation, research and development information, processes, technology, methods, models, plans, drawings and blueprints.

“Knowledge” – in the case of a party, actual knowledge of an executive officer (as of the date hereof) of such party or any of its subsidiaries, after reasonable inquiry.

“Leased Real Property” – all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or Coastal.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other Order, constitution, law (including common law), rule, ordinance, regulation, statute, or treaty.

“Marks” – all fictional business names, trade names, registered and unregistered trademarks, service marks, trade dress, corporate names, logos and slogans, together with all goodwill associated with any of the foregoing.

“Material Adverse Effect” – in relation to a party to this Agreement means any effect that (i) individually or together with related effects from the same cause or similar causes, is, or would reasonably be expected to be, material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value, or business of the party and its subsidiaries (if any), taken as a whole, or (ii) would, or would reasonably be expected to, materially impair the ability of the party to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Contemplated Transactions by the party; provided, however, that a Material Adverse Effect on a party shall not be deemed to include the impact of (a) changes in laws of general applicability to consumer finance companies or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP, (c) the impact of the announcement of this Agreement or of compliance with the express restrictions on operations of the Company and Coastal set forth in this Agreement or (d) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that, in the case of clauses (a), (b) and (d) foregoing, such effect does not disproportionately impact the party and its subsidiaries (if any) when compared with similar businesses operating in the same industry.

“Material Contract” – as defined in Section 4.13(d).

“Merger” – as defined in Section 2.1.

“Most Recent Financial Statements” – as defined in Section 4.4(a).

“Net Book Value” – (i) the book value of all assets of the Companies, minus (ii) the book value of all liabilities of the Companies, in each case, determined in accordance with the Company’s accounting policies and practices consistently applied and GAAP consistently applied.

“Notice Period” – as defined in Section 6.2(b).

“Order” – any award, decision, injunction, judgment, order, ruling, fine, suspension, revocation, sanction, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” – means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” – means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the operating agreement and articles of organization of a limited liability company; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 9.1(c).

“Parent” – as defined in the first paragraph of this Agreement.

“Parent Expense Fee” – as defined in Section 9.2(c).

“Parent Termination Fee” – as defined in Section 9.2(c).

“Patents” – all patents, patent applications, and inventions and discoveries that may be patentable.

“Paying Agent” – as defined in Section 2.8(a).

“Performance Shares” - Shares that are subject to awards of restricted shares or performance shares made by the Company prior to the date hereof that remain outstanding and unvested immediately prior to the Effective Time, all of which awards shall be accelerated and the Shares represented thereby shall be fully vested and deemed issued and outstanding as of the Effective Time.

 “Permitted Encumbrances” – (a) mortgages or security interests of Wells Fargo shown in the Most Recent Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (b) mortgages or security interests of Wells Fargo incurred in the Ordinary Course of Business after the date of the Most Recent Financial Statements, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (c) liens for current Taxes not yet due; and (d) with respect to real property, (i) real estate Taxes, assessments, and other governmental levies, fees, or charges imposed that are not yet due and payable as of the Closing Date or are being contested by appropriate proceedings with adequate reserves maintained in accordance with GAAP; (ii) mechanics’ liens and similar liens for labor, materials, or supplies provided incurred in the Ordinary Course of Business for amounts that are not delinquent and that do not or would not materially impair the use or occupancy of such real property in the operation of the business of the Companies taken as a whole or are being contested by appropriate proceedings; (iii) zoning, building codes, and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such real property; and (iv) easements, covenants, conditions, restrictions, and other similar matters affecting title to such real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the business of the Companies taken as a whole.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Plan” – as defined in Section 4.9(a).

“Price Per Share” – the amount in U.S. dollars rounded to the nearest one cent (with .5 rounded up) determined by dividing the Adjusted Purchase Price by the number of Fully Diluted Shares as of the Effective Time (and after giving effect to the cancellation of any Shares held in the treasury of the Company pursuant to Section 2.6(b)).

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proxy Statement” – as defined in Section 7.4(a).

“Purchase Price” – $79,500,000.00.

“Qualified Plans” – as defined in Section 4.9(f).

“R&W Policy” - a buyer-side representation and warranty insurance policy, in commercially customary form and substance reasonably satisfactory to Buyer.

“Real Property Lease” – any lease, sublease or other agreement pursuant to which the Company or Coastal holds any Leased Real Property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

“Related Party” – (i) any officer, director, manager, employee or Affiliate of the Companies (other than the Companies), (ii) any individual related by blood, marriage or adoption to any such person described in clause (i) foregoing, (iii) any other Person in which any Person described in clause (i) foregoing owns, directly or indirectly, any material beneficial interest, and (iv) any trust or estate for which any Person described in clause (i) foregoing serves as a trustee or in a similar capacity.

“Related Security” – all security documents, including without limitation, Uniform Commercial Code financing statements, evidencing a security interest in a Finance Contract.

“Release” – any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, disposing or other releasing of Hazardous Materials into the Environment.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, insurance providers and financial advisors.

“SEC” – the United States Securities and Exchange Commission.

“SEC Clearance Date” – as defined in Section 7.4(b).

“Securities Act” – the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Shares” – shares of Common Stock, without par value, of the Company.

“SOX” – as defined in Section 4.4(b).

“Superior Proposal” – any bona fide written Acquisition Proposal which is not solicited or received in violation of Section 6.2 (with the percentages set forth in the definition of “Acquisition” as used in the term “Acquisition Proposal” changed from 15% to 66 2/3%), that states by its terms that it will be irrevocable (for a stated period) and binding upon execution by the Company, on terms that are not subject to due diligence, and that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror, (x) would result in a transaction, if consummated, that is in the best interests of the Company and more favorable to the holders of Shares from a financial point of view than the transactions contemplated hereby, and (y) is not less likely to be consummated in accordance with its terms when compared to the transactions contemplated by this Agreement (taking into account all legal, financial, regulatory and other relevant considerations), and is made by a Person or group of Persons who have provided the Company with reasonable evidence that such Person or group has sufficient funds to complete such Acquisition Proposal (in each case taking into account any revisions to this Agreement made or irrevocably offered in writing by Parent prior to the time of determination (provided that any such revisions so offered by Parent need be irrevocable for only 48 hours)).

“Surviving Corporation” – as defined in Section 2.1.

“Targeted Company Net Expenses” – an amount equal to the amount set forth below corresponding to the month in which the Closing occurs (it being understood that such targeted figures include an allowance in lieu of the payment of regular dividends that would have been paid (if declared) in the fourth quarter of 2012 and the first quarter of 2013):

December, 2012	$4,319,000

January, 2013	$4,717,000

February, 2013	$5,087,000

March, 2013	$5,491,000

provided that, if the Closing occurs after December 31, 2012 and other than on the last day of the applicable month, then the Targeted Company Net Expenses shall be reduced (from the applicable figure set forth above) by an amount equal to (i) the applicable figure set forth above for the month in which Closing occurs minus the applicable figure set forth above for the previous month, divided by (ii) the number of days in the month in which the Closing occurs, multiplied by (iii) the number of days between the Closing Date and the month end.  For example, if the Closing were to occur on January 21, 2013, then the Targeted Company Net Expense would be equal to $4,588,612.90 (i.e., $4,717,000 – (($4,717,000 - $4,319,000)/ 31 x 10)).

“Taxes” – any (i) federal, state, local, provincial, territorial, and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment, including without limitation, property, transfer (other than all transfer or similar taxes payable in connection with the transactions to be consummated pursuant to this Agreement), occupation, service, license, payroll, franchise, excise, goods and services, health, withholding, ad valorem, severance, documentary stamp, gains, premium, bulk transfer, windfall profit, employment, rent or other tax (including any amount in respect of, or attributable to, Taxes imposed under Treasury Regulations 1.1502-6 or similar provisions of state, local or foreign law, by contract or otherwise), governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine, or penalty thereon, addition to tax, additional amount, deficiency, assessment or government charge imposed by any federal, state, provincial, territorial, local or foreign taxing authority, whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a successor, transferee or otherwise.

“Tax Return” – any return (including any information return), claim for refund, report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto and amendment thereof.

“Transaction Litigation” – as defined in Section 7.6.

“UAC” – as defined in Section 4.3(d).

“Warehouse Facility” – any funding arrangement pursuant to which one or more lenders, conduit, special purpose vehicles or other financial institutions provide the Companies financing to purchase, sell, securitize, carry, service or maintain Finance Contracts or other financial assets or servicing rights.

“WARN Act” – the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law, and any similar state or local Legal Requirement.

“Wells Fargo” – Wells Fargo Financial Preferred Capital, Inc., an Iowa corporation.

“Wells Fargo Consent” – as defined in Section 6.4(e).

“Wells Fargo LOC” – that certain Amended Finance Agreement dated April 16, 2001 between Coastal and Wells Fargo, as amended, and all extensions of credit and agreements related thereto.

2. THE MERGER

2.1	THE MERGER

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCL, Buyer shall at the Effective Time be merged with and into the Company (the “Merger”).  As a result of the Merger, following the Effective Time, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  From and after the Effective Time, the Surviving Corporation shall be a wholly owned subsidiary of Parent.

2.2	EFFECTIVE TIME, CLOSING

The closing (“Closing”) shall be held at the Indianapolis, Indiana offices of Barnes & Thornburg LLP, at 10:00 am Eastern Time, on the third business day following the satisfaction or waiver, as the case may be, of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other date, time and place as the parties shall agree in writing.  The date on which the Closing occurs is referred to as the “Closing Date.”  On the Closing Date, the Company shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Indiana, in such form as is required by, and executed in accordance with, the relevant provisions of the IBCL.  The Merger shall become effective at the time of such filing (the time the Merger becomes effective on the Closing Date being the “Effective Time”).

2.3	EFFECT OF THE MERGER

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the IBCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4	ARTICLES OF INCORPORATION, BY-LAWS

(a) At the Effective Time, the Articles of Incorporation of Buyer shall be the Articles of Incorporation of the Surviving Corporation (except that the name of Surviving Corporation as reflected in such Articles of Incorporation shall be amended to be “White River Capital, Inc.”), until thereafter amended as provided by law and such Articles of Incorporation.

(b) At the Effective Time, the By-laws of Buyer shall be the By-laws of the Surviving Corporation (except that the name of Surviving Corporation as reflected in such By-laws shall be amended to be “White River Capital, Inc.”), until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

2.5	DIRECTORS AND OFFICERS

The directors of Buyer immediately prior to the Effective Time shall as of the Effective Time become the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6	CONVERSION OF SECURITIES

At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, the Company or the holders of any of the Shares:

(a) Each Share, including Performance Shares (other than any Shares to be canceled pursuant to Section 2.6(b)), shall be canceled and shall be converted automatically into the right to receive the Price Per Share payable in cash, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.8, of the certificate (if any) that formerly evidenced such Share.

(b) Each Share held in the treasury of the Company and each Share owned by Buyer, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and shall cease to exist, and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock, no par value, of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly authorized, validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(d) If between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Price Per Share shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action.

(e) Except as otherwise agreed to by the parties, (i) the Equity Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or Coastal shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Equity Plans or other plans, programs or arrangements shall have any right thereunder, including any right to acquire any equity securities of the Company, Coastal, the Surviving Corporation or any subsidiary thereof.

2.7	NO DISSENTERS’ RIGHTS

The Shares are a “covered security” as defined in Section 18(b)(1)(A) of the Securities Act and, assuming they remain a covered security as of the record date for the vote of holders of Shares on the Merger, holders of Shares shall not be entitled under the IBCL to exercise dissenters’ rights under Ind. Code Section 23-1-44-8(b).

2.8	SURRENDER OF SHARES; STOCK TRANSFER BOOKS

(a) Prior to the Effective Time, Buyer shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the holders of Shares (excluding Performance Shares, which shall be paid by the Surviving Corporation pursuant to Section 2.8(b) hereof) to receive the Price Per Share to which holders of Shares shall become entitled pursuant to Section 2.6(a).  At the Closing, Parent shall deposit, or shall cause Buyer or its designee to deposit, by wire transfer of immediately available funds, an amount equal to the portion of the Purchase Price payable in respect of all Shares other than the Performance Shares with the Paying Agent (which amount, for the avoidance of doubt, may be funded in part from the Financing, if available).

(b) At the Closing, Parent shall deposit, or shall cause Buyer or its designee to deposit, by wire transfer of immediately available funds, an amount equal to the portion of the Purchase Price payable in respect of all Performance Shares with the Company.  Subject to receipt from the holder of Performance Shares of an acknowledgment, in form and substance reasonably acceptable to Parent, of the conversion and exchange of the Performance Shares in the Merger, the Surviving Corporation shall pay any amount payable pursuant to Section 2.8(d) in respect of such Performance Shares through its payroll system (less applicable Taxes required to be withheld with respect to such payment).

(c) Five business days prior to the Closing, the Company will provide a written report of its Chief Financial Officer or Chief Executive Officer, reasonably acceptable to Parent and Buyer, setting forth their good faith best estimate of the following fees and expenses incurred after September 30, 2012 or expected to be incurred by the Company or on behalf of the Company by Coastal at or prior to the Effective Time (regardless of whether such fees and expenses are, have been or would be actually paid or payable prior to or after the Effective Time) (collectively, the “Company Allocable Expenses”): (i) all fees and expenses of, and other amounts paid or payable by, the Company (whether paid or payable by the Company or Coastal) whether arising or incurred in connection with the Contemplated Transactions or any alternative transaction involving the Companies, or in the Ordinary Course of Business or otherwise (other than those expressly excluded below); (ii) any bonuses authorized by the board of directors of the Company prior to the date hereof (or after the date hereof but prior to the Closing with the approval of Buyer) and any change of control payments to be paid to employees, officers or directors of the Companies contingent upon (or triggered in whole or in part by) the occurrence of the Closing or the Effective Time, including phantom equity awards to be accelerated and paid in connection with the Merger; (iii) severance payments to which any officer of the Company becomes entitled, in whole or in part, upon consummation of the Contemplated Transactions; (iv) any payroll, social security, unemployment or other Taxes (excluding federal and state income taxes) to be paid by the Companies in connection with any of the foregoing; and (v) fees and charges of outside legal counsel (not directly related to Transaction Litigation) and other professional advisors (including Milestone and Bridgeforce), including fees and changes related to the preparation, filing and distribution of the Proxy Statement and related materials and the solicitation of proxies in connection therewith.  The Company Allocable Expenses shall be determined on the basis of amounts actually incurred, paid or payable at the time of determination (and not on the basis of accrual accounting), such that accruals of noncash items shall be disregarded and certain cash items that would not normally be expensed shall be included to determine Company Allocable Expenses.  The Company’s good faith estimate as of the date hereof of the Company Allocable Expenses is set forth on Section 2.8(c)(i) of the Company Disclosure Letter.  In no event shall any of the following be deemed to be Company Allocable Expenses: (1) fees or expenses incurred by the Companies, Parent or Buyer in connection with the Financing or the Wells Fargo Consent, (2) any premiums for director and officer insurance or the R&W Policy, (3) any costs (including, without limitation, legal fees and costs of investigation, settlement or judgment) arising from Transaction Litigation, (4) federal and state income Taxes, (5) New York Stock Exchange listing fees, or (6) professional fees and expenses for financial audit and tax services incurred in the Ordinary Course of Business (and not directly related to the Contemplated Transactions).  In no event shall any expenses incurred by or on behalf of Parent or Buyer (rather than the Companies) be deemed to be Company Allocated Expenses. The Company shall provide such information related to the Company Allocable Expenses as reasonably requested by Parent and Buyer, including final detailed invoices if applicable.  Promptly following the Closing the parties shall work in good faith to verify the Company Allocable Expenses.  Parent may propose by written notice to the Company’s pre-closing chief financial officer any corrections of errors or omissions identified by Parent in the report on the Company Allocable Expenses delivered prior to the Closing.  Within 10 business days following the Closing, Parent and an executive officer of the Company pre-Closing (for avoidance of doubt, not an officer of the Surviving Corporation) shall reasonably agree on the final amount of Company Allocable Expenses, and they shall prepare a certificate setting forth their mutual determination of the final Company Allocable Expenses, together with a calculation of the Company Expense Adjustment (if any), the Adjusted Purchase Price and the Price Per Share, and shall deliver such certificate to the Paying Agent (such certificate, the “Adjustment Certificate”).  If the Company Expense Adjustment is positive (i.e., actual Company Allocable Expenses were greater than Targeted Company Net Expenses), (x)  the Paying Agent shall pay (and the parties shall direct the Paying Agent to pay) from the funds representing the portion of the Purchase Price on deposit with the Paying Agent (prior to distribution of any portion of the Purchase Price to shareholders) to Parent an amount equal to the percentage of the positive Company Expense Adjustment allocable to the Shares other than the Performance Shares to an account designated by Parent, and (y) if requested by Parent, the Surviving Corporation shall pay from the funds representing the portion of the Purchase Price on deposit with the Surviving Corporation (prior to distribution of any portion of the Purchase Price to holders of Performance Shares) to Parent an amount equal to the percentage of the positive Company Expense Adjustment allocable to the Performance Shares to an account designated by Parent (and if not requested by Parent, the Surviving Corporation shall be entitled to retain such funds otherwise payable to Parent for working capital and other operational purposes).  If the Company Expense Adjustment is negative (i.e., actual Company Allocable Expenses were less than Targeted Company Net Expenses), the Buyer or its designee shall pay to (A) the Paying Agent an amount equal to the percentage of the negative Company Expense Adjustment allocable to the Shares other than the Performance Shares and (B) the Surviving Corporation an amount equal to the percentage of the negative Company Expense Adjustment allocable to the Performance Shares, which amounts set forth in clauses (A) and (B) foregoing shall become part of the Adjusted Purchase Price available for distribution in respect of Shares.

(d) As soon as reasonably practicable (and in any event within 5 business days) after the final resolution of the Adjusted Purchase Price, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares (other than Performance Shares) entitled to receive the Price Per Share pursuant to Section 2.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal.  Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive the Price Per Share in exchange therefor, which such holder has the right to receive pursuant to the provisions of this Article 2, and such Certificate shall then be canceled.  Until surrendered, after the Effective Time, the Certificates shall be deemed for all purposes to evidence only the right to receive the applicable Price Per Share.  No interest shall accrue or be paid on amounts payable upon the surrender of any Certificate for the benefit of the holder of such Certificate.  If delivery of the Price Per Share is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such transfer shall have paid all transfer and other taxes required by reason of the delivery of the Price Per Share to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable.

(e) At any time following the date that is six (6) months after the Effective Time, Parent or its designee shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to any Purchase Price that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither the Surviving Corporation, Parent, nor the Paying Agent shall be liable to any holder of a Share for any portion of the Purchase Price delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirement.

(f) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.

(g) Notwithstanding anything to the contrary contained herein or in any provision of the Organizational Documents of the Company or the Surviving Corporation, in the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Parent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the Price Per Share into which the Shares are converted in the Merger in accordance with this Article 2.  Parent may, in its discretion and as a condition precedent to the payment in respect of such Shares, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such reasonable sum as it may direct as indemnity, or such other form of indemnity, as Parent shall reasonably direct, against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(h) Each of the Surviving Corporation, the Paying Agent, Buyer and Parent shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to any holder of Shares such taxes and other amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC, and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws.  To the extent that amounts are so deducted, withheld and paid to the applicable taxing authority by the Surviving Corporation, the Paying Agent, Buyer or Parent, as the case may be, such deducted, withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, as the case may be, in respect of which such deduction, withholding and payment was made by the Surviving Corporation, the Paying Agent Buyer or Parent.

From and after the Effective Time, holders of Certificates theretofore evidencing equity interests in the Company shall cease to have any rights as shareholders of the Company.  All consideration paid or payable pursuant to this Article 2 upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.

2.9	SUPPLEMENTAL ACTION

If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Buyer or the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of either or both of Buyer or the Company, as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

3. CLOSING OBLIGATIONS

(a) At the Closing, the Company shall deliver to the Buyer:

(i) a certificate signed by the chief executive officer or other executive officer of the Company stating that the conditions set forth in Section 8.1(a) have been satisfied;

(ii) a certificate of a secretary or other appropriate Representative of the Company certifying the resolutions adopted or other actions taken by the Company Board authorizing the Company to enter into and execute and deliver this Agreement and the other agreements relating to the Contemplated Transactions to which the Company is a party and including the Company Recommendation;

(iii) a certificate issued by the Indiana Secretary of State regarding the Company’s valid existence and a certificate issued by the Virginia Secretary of the

Commonwealth regarding the Coastal’s valid existence, each as of a date within five (5) days before the Closing;

(iv) a properly executed statement in accordance with the requirements of Treasury Regulation Section 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3); and

(v) such other deliveries as are contemplated by Section 8.1.

(b) At the Closing, the Parent or Buyer shall deliver or cause to be delivered to the Paying Agent the portion of the Purchase Price payable to the Paying Agent in accordance with Section 2.8(a) and to the Company the portion of the Purchase Price payable to the Surviving Corporation in accordance with Section 2.8(b).

(c) At the Closing, the Parent or Buyer shall deliver to Company:

(i) a secretary’s certificate certifying the resolutions adopted by the Buyer’s board of directors and shareholder and by the Parent’s board of directors authorizing the Buyer and Parent, respectively, to enter into and execute and deliver this Agreement and the other agreements relating to the Contemplated Transactions to which it is a party and authorizing the Buyer to consummate the Merger;

(ii) a certificate signed by an executive officer of each of Buyer and Parent stating that the conditions set forth in Section 8.2(a) have been satisfied; and

(iii) a certificate issued by the Indiana Secretary of State regarding the Buyer’s valid existence and a certificate issued by the Delaware Secretary of State regarding the Parent’s valid existence, each as of a date within five (5) days before the Closing.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Buyer, as of the date hereof and as of the Closing Date, as follows, except (i) as otherwise disclosed in the corresponding section of the Company Disclosure Letter, or (ii) other than with respect to Sections 4.1, 4.2, 4.3 and 4.4(d) (to which this clause (ii) shall not apply), as otherwise disclosed in, and reasonably apparent from, the Company Reports filed with the SEC by the Company since December 31, 2011 and at least three (3) business days before the date of this Agreement, and publicly available on the EDGAR database (including exhibits thereto), but other than any such disclosures (A) contained under the captions “Risk Factors” or “Forward-Looking Statements” or (B) that are predictive, cautionary or forward-looking in nature:

4.1	ORGANIZATION AND GOOD STANDING

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.  Coastal is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.  Each of the Company and Coastal has full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Company Applicable Contracts.  Section 4.1 of the Company Disclosure Letter contains a complete and accurate list of the other jurisdictions in which the Company or Coastal is authorized to do business.  The Company and Coastal are each duly qualified to do business as a foreign legal entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) The Company has delivered to the Buyer true and complete copies of the Organizational Documents of each of the Company and Coastal, as currently in effect.

4.2	AUTHORITY; NO CONFLICT

(a) The Company has the full power and authority to execute and deliver this Agreement and the other documents and agreements contemplated by this Agreement to be executed and delivered by it and, subject to the fulfillment of the conditions precedent set forth in Sections 8.2(b), (c) and (d) of this Agreement, to consummate or perform the Contemplated Transactions.  The execution and delivery by Company of this Agreement has been duly authorized by all necessary corporate actions on the part of Company.  This Agreement and all other documents and agreements contemplated by this Agreement to be executed and delivered by the Company constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

(b) Except as set forth in Section 4.2(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice, consent or lapse of time, or any combination thereof):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors, shareholders, managers or members of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy, or obtain any relief, under, any Legal Requirement or any Order to which the Company or Coastal, or any of the assets owned or used by the Company or Coastal, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or Coastal or that otherwise relates to the business of, or any of the assets owned or used by, the Company or Coastal;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or any right or obligation under, or to cancel, terminate, or modify, any Material Contract or any material Governmental Authorization held by the Companies; or

(v) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the assets owned or used by the Company or Coastal, except as otherwise expressly agreed under the terms of this Agreement or in connection with financing arrangements entered into by the Buyer or its Affiliates.

(c) Except for (i) compliance with any applicable requirements of the Exchange Act, other applicable securities laws and the filing of the Articles of Merger pursuant to the IBCL; and (ii) each Consent set forth on Section 4.2(c) of the Company Disclosure Letter, no notice is required to be given and no material Consent is required, and no registration, declaration or filing is required to be made, in connection with the execution and delivery by the Company of this Agreement or the consummation of the Contemplated Transactions by the Company.

(d) Section 4.2(d) of the Company Disclosure Letter sets forth (A) each Plan or Compensatory Contract (including any phantom equity award) pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors, employees or consultants of the Company or Coastal, or other Persons, as a result of or in connection with (or otherwise triggered in whole or in part by) the execution and delivery of this Agreement or the consummation of the Contemplated Transactions and (B) the payee and expected due date of such amounts payable under each such Plan or Compensatory Contract.  In addition, except as set forth in Section 4.2(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) increase any benefits otherwise payable under any Plan or Compensatory Contract or (ii) result in the acceleration of the time of payment or vesting of any benefits under any Plan or Compensatory Contract.

(e) The Indiana Takeover Offers Act (Ind. Code Section 23-2-3.1), the Indiana Business Combinations Statute (Ind. Code Section 23-1-43) and the Control Share Acquisitions Statute (Ind. Code Section 23-1-42) do not apply to the Contemplated Transactions.

(f) The Company Required Vote is the only vote of holders of securities of the Company (and the only corporate action on the part of the Company) that is necessary to adopt this Agreement and approve the Contemplated Transactions.  The Company Board has taken all action necessary to waive any restrictions on transfer of the Shares set forth in the Company’s Organizational Documents so as to permit the consummation of the Contemplated Transactions.

4.3	CAPITALIZATION

(a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, without par value, and 3,000,000 shares of preferred stock, without par value.  As of the date hereof: (i) 3,544,825 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of Company preferred stock are issued and outstanding; (iii) no Shares are held in the treasury of the Company; (iv) no Shares are held by any of the Company’s subsidiaries; (v) no shares of Company common stock are subject to outstanding options, (vi) 75,612 Shares have been awarded pursuant to employee restricted  stock or performance share awards which remain unvested; and (vii) 87,735 Shares are reserved for future issuance pursuant to employee or director options or share awards that may be granted pursuant to equity compensation plans of the Company.  Since June 30, 2012, no Shares or securities convertible into or exercisable for Shares or other securities of the Company have been issued other than the Shares issued pursuant to awards granted pursuant to equity compensation plans of the Company.  Section 4.3 of the Company Disclosure Letter sets forth each outstanding restricted stock or performance share award.

(b) Except as set forth in Section 4.3 of the Company Disclosure Letter, there are no outstanding or authorized conversion or exchange rights, subscriptions, options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, or other securities of the Company or any of its subsidiaries.  There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or other securities or, except as otherwise expressly contemplated by this Agreement, to make any distribution in respect thereof.    There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Shares.  Except as set forth in Section 4.3 of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(c) The Interests represent all of the membership interests or other equity ownership interests in Coastal, and there are no securities convertible into or exchangeable for membership interests or other equity ownership interests in Coastal. All of the Interests have been validly issued and are fully paid, nonassessable and free of preemptive rights.  There are no outstanding or authorized conversion or exchange rights, subscriptions, options, warrants or other rights, agreements, arrangements or commitments obligating Coastal to issue any additional membership or equity ownership interests in or other securities of Coastal or to purchase, redeem or otherwise acquire any membership or equity interests in Coastal or other securities or to make any distribution in respect thereof.  Except as set forth in Section 4.3 of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Coastal.  The Company is the sole record and beneficial owner and holder of the Interests, free and clear of all Encumbrances.  The Company has no direct or indirect equity interest in any Person other than Coastal.

(d) At all times during which Union Acceptance Company LLC (f/k/a Union Acceptance Corporation) (“UAC”) was owned by the Company, the only activities in which UAC and its subsidiaries engaged were related to the Agreement and Plan of Share Exchange dated March 9, 2005 between the Company and UAC, and the liquidation and winding up of UAC and its subsidiaries in accordance with the Second Amended and Restated Plan of Reorganization of UAC pursuant to its Chapter 11 bankruptcy case, with case number 02-19231, commenced October 31, 2002.

4.4	FINANCIAL STATEMENTS; REPORTS

(a) The (i) audited and unaudited consolidated financial statements of the Company and its subsidiaries included or incorporated by reference in the Company Reports, and (ii) the unaudited consolidated financial statements of the Company and its subsidiaries as of and for the nine months ended September 30, 2012 set forth in Section 4.4(a) of the Company Disclosure Letter (clauses (i) and (ii), collectively, the “Financial Statements”), present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and their consolidated results of operations for the respective periods then ended, and consolidated shareholders’ equity and cash flows for the years ended December 31, 2009, 2010, and 2011, and have been prepared in accordance with (x) the Company’s accounting policies and practices consistently applied throughout the periods included therein, and (y) GAAP consistently applied throughout the periods included therein (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes, none of which are material).  The Company’s and its subsidiaries’ consolidated financial statements as of and for the year ended December 31, 2011 contained in the Company’s annual report on Form 10-K for the year ended December 31, 2011 are referred to herein as the “Most Recent Financial Statements.”

(b) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2009 (the forms, statements, certifications, reports and documents filed or furnished since such date, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder (“SOX”) applicable to the Company Reports.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.   All material correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand, occurring since December 31, 2009 and prior to the date hereof is accessible by the Parent via EDGAR.

(c) The Company is and has been in compliance in all material respects with the applicable (i) provisions of SOX and (ii) listing and corporate governance rules and regulations of the NYSE MKT market.  The Company and its subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company and its subsidiaries maintain internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has not received from its independent auditors any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(d) As of the date of this Agreement, Indebtedness of the Company and Coastal is no more than the amount set forth in Section 4.4(d) of the Company Disclosure Letter (and Section 4.4(d) of the Company Disclosure Letter further sets forth the Company’s good faith estimate of the portion of such amount corresponding to each category of Indebtedness included in the definition thereof). As of September 30, 2012, (i) the amount of Cash held by the Company and Coastal was no less than the amount set forth in Section 4.4(d) of the Company Disclosure Letter, and (ii) the Net Book Value was no less than as set forth in Section 4.4(d) of the Company Disclosure Letter.  Since September 30, 2012 to the date of this Agreement, except for activities related to this Agreement, the Companies have operated in the Ordinary Course of Business.

4.5	OWNERSHIP OF PROPERTIES; ENCUMBRANCES

(a) Except as described in Section 4.5(a) of the Company Disclosure Letter, the Company and Coastal each owns good and marketable title, free and clear of all Encumbrances (other than Permitted Encumbrances), to all the properties and assets (whether real, personal or mixed and whether tangible or intangible) and Finance Contracts that it purports to own, including all of the properties and assets reflected in the Most Recent Financial Statements, except for any Finance Contracts and other personal property sold (or, in the case of Finance Contracts, repaid or otherwise satisfied or released) since the date of the Most Recent Financial Statements, as the case may be, all in the Ordinary Course of Business.  All material properties and assets reflected in the Most Recent Financial Statements are free and clear of all Encumbrances other than the Permitted Encumbrances.  The Companies own or lease under valid leases or license under valid licenses all facilities, equipment and other tangible and intangible assets necessary for the conduct of their businesses as currently conducted.

(b) Neither the Company nor Coastal holds a fee simple interest or otherwise owns any interest in any real property.  Section 4.5(b) of the Company Disclosure Letter contains a complete and accurate list of the address of each Leased Real Property and all Real Property Leases to which the Company or Coastal is a party relating to each such Leased Real Property. Except as set forth in Section 4.5(b) of the Company Disclosure Letter, with respect to each of the Real Property Leases: (i) to the Knowledge of the Company, there are no disputes with respect thereto; (ii) no brokerage commissions or finder’s fees, in each case in an amount greater than $50,000 in the aggregate, are or will be owed with respect thereto and all security deposits are fully funded; (iii) the Company or Coastal has not granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iv) there are no Encumbrances on the estate or interest created by such Real Property Lease (other than Permitted Encumbrances).

(c) Each of the Company’s and Coastal’s offices is and has been operated as a licensed location in any jurisdiction requiring such license in conformity in all material respects with all such licensing and other Legal Requirements applicable to the purchase, receipt and servicing of, and other activities pertaining to, the Finance Contracts, and the sale of insurance coverage related thereto, including, without limitation, motor vehicle retail installment sales acts, sales finance agency acts, or any other Legal Requirements regulating the business of acquiring Finance Contracts, the collection or servicing thereof, and the sale of insurance coverage related thereto.

4.6	NO UNDISCLOSED LIABILITIES

Except as set forth in Section 4.6 of the Company Disclosure Letter, the Company and Coastal have no material liabilities or obligations of any nature, except for (x) liabilities or obligations reflected or reserved against in the Most Recent Financial Statements, (y) current liabilities incurred in the Ordinary Course of Business since the date thereof, or (z) other liabilities not in excess of $250,000 in the aggregate.

4.7	TAXES

(a) Each of the Company and Coastal has timely filed or caused to be timely filed all Tax Returns required to be filed by it on or prior to the date hereof, and all such Tax Returns were true, correct and complete in all material respects and have been prepared in compliance with applicable Legal Requirements.  Each of the Company and Coastal has paid all Taxes that are due and payable by it, whether or not shown on any Tax Return.

(b) No outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns have been given by or on behalf of the Company or Coastal.

(c) The Company and Coastal have no liabilities for Taxes that are required to be reflected on a consolidated balance sheet in accordance with GAAP or in accordance with the Company’s accounting policies and practices consistently applied by the Company, except for liabilities for Taxes reflected or reserved against in the Most Recent Financial Statements and current liabilities for Taxes incurred in the Ordinary Course of Business since the date thereof.

(d) Except as disclosed in Section 4.7 of the Company Disclosure Letter, there is no suit, audit, claim or assessment pending or proposed in writing with respect to Taxes payable by the Company or Coastal.

(e) There are no written assessments, notices of deficiency or proposed adjustments of material Taxes from any taxing authority against the Company or Coastal except for those reflected on the Most Recent Financial Statements.

(f) All Tax deficiencies which have been claimed, proposed, or asserted against the Company or Coastal on or before the date hereof have been fully paid and finally settled or are being contested in good faith with adequate reserves maintained in accordance with GAAP (as disclosed in Section 4.7 of the Company Disclosure Letter), and no issue has been raised in any examination by any taxing authority, which by application of similar principles may be expected to result in the proposal or assertion of a deficiency of Tax against the Company or Coastal for another year not so examined.

(g) There are no Tax sharing agreements or similar arrangements to which the Company or Coastal is party.

(h) The Company and Coastal have withheld, collected or otherwise accrued all Taxes or amounts it is required to withhold or collect under any applicable Legal Requirement in connection with their business and operations, including, without limitation, any amounts required to be withheld or collected with respect to employee state and federal income tax withholding, social security, unemployment compensation, sales or use taxes or workmen’s compensation, and all such amounts have been timely remitted to the proper authorities and all related Tax forms have been timely filed and accurately completed in all material respects.

(i) Neither the Company nor Coastal (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company, UAC or Coastal) or (ii) has any liability for the Taxes of any Person other than the Company or Coastal under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(j) Neither the Company nor Coastal has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by IRC Section 355 or IRC Section 361.

(k) Neither the Company nor Coastal will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in IRC Section 7121 (or any corresponding or similar provision of state, local, or non- U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under IRC Section 1502 (or any corresponding or similar provision of state, local, or non U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under IRC Section 108(i).

(l) (i) The net operating loss carryforwards (for purposes of IRC Section 172) and alternative net operating loss carryforwards (within the meaning of IRC Section 56) of the Company and Coastal for the period ended December 31, 2011 were, in each case, not less than $68.0 million, and (ii) immediately prior to execution of this Agreement, there were no applicable limitations on the use of such net operating losses pursuant to IRC Section 382 (or any corresponding provision of Virginia or California Tax law).

(m) Neither the Company nor Coastal is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

(n) Neither the Company nor Coastal is a party to any contract, agreement, plan or arrangement including, without limitation, this Agreement, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise tax could be imposed pursuant to Sections 280G, 409A, 4999 or 162(m) of the IRC (or any corresponding provision of state, local or non-U.S. tax law). Except as disclosed in Section 4.7(n) of the Company Disclosure Letter, neither the Company nor Coastal has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the IRC.

4.8	NO MATERIAL ADVERSE EFFECT

Since December 31, 2011, there has not been any Material Adverse Effect with respect to the Companies, taken as a whole.

4.9	EMPLOYEE BENEFITS

(a) Section 4.9 of the Company Disclosure Letter lists all benefit and compensation plans, programs, policies and arrangements maintained by, contributed to or with respect to which there is or would be any obligation or liability of the Company or Coastal, including all “employee benefit plans” (as defined in Section 3(3) of ERISA), employment agreements and other agreements or arrangements containing “golden parachute” or other similar provisions, incentive compensation agreements, and deferred compensation agreements (collectively, the “Plans”).  Except for such Plans so listed the Company and Coastal do not sponsor, maintain, contribute, or have liability with respect to any plan program, fund or arrangement that constitutes an “employee benefit plan,” and do not have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement arrangement on behalf of any current or former employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of ERISA)) , the dependents or beneficiaries thereof, or any current or former director or individual consultant.  The Companies are not required to contribute to any Plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Companies’ employees.

(b) Except as set forth on Section 4.9 of the Company Disclosure Letter, no Plans provide post retirement medical or life insurance benefits, except as required under Section 4980B of the IRC for which the covered individual pays the full cost of coverage.

(c) All Plans listed on Section 4.9 of the Company Disclosure Letter and the administration thereof are in compliance in all material respects with their terms and all applicable provisions of ERISA, the IRC  and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

(d) All accrued contribution obligations of the Companies as of the date of the Most Recent Financial Statements with respect to any Plan listed on Section 4.9 of the Company Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the Most Recent Financial Statements.

(e) Except as set forth on Section 4.9 of the Company Disclosure Letter, the consummation of the Contemplated Transactions will not constitute a default or a triggering event under any of the Plans that (either alone or upon the occurrence of any additional or subsequent event) will result in any liability, payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any person or entity.

(f) All Plans listed on Section 4.9 of the Company Disclosure Letter that are intended to qualify under Section 401(a) of the IRC (the “Qualified Plans”) have been determined by the Internal Revenue Service to be qualified in form, and copies of such determination letters have been provided to the Buyer, and nothing has occurred since the date of such letter that could reasonably be expected to adversely affect such qualified status.  All material reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed.  Neither of the Companies, any Plan, nor, to the Knowledge of the Company, any other Person, has engaged in any transaction which is prohibited under the provisions of Section 4975 of the IRC or Section 406 of ERISA that could subject the Companies to a material Tax or penalty under the IRC or ERISA.  No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the IRC and Section 302(l) of ERISA, whether or not waived;

and neither the Companies nor, to the Knowledge of the Company, any other Person has incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the Pension Benefit Guaranty Corporation with respect to any Plan or breached any fiduciary duty with respect to any Plan. No action, investigation, suit, proceeding, hearing or claim with respect to any Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.

(g) There have been no terminations, partial terminations or discontinuations of contributions to any Qualified Plan intended to qualify under Section 401(a) of the IRC without notice to and approval by the Internal Revenue Service.

(h) No Plan listed in Section 4.9 of the Company Disclosure Letter is subject to the provisions of Title IV of ERISA, and the Companies have no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or otherwise under Title IV of ERISA or Section 412 of the IRC.

(i) No circumstances exist pursuant to which the Companies could have any direct or indirect  liability (including, but not limited to, any liability to the Internal Revenue Service for any excise tax or penalty, or under Title IV of ERISA) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company or Coastal that is, or at any time was, a member of a “controlled group” (as defined in Section 412(n)(6)(B) of the IRC) that includes the Company or Coastal.

4.10	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in Section 4.10(a) of the Company Disclosure Letter: (i) the Companies are, and at all times since December 31, 2009 have been, in compliance in all material respects with each Legal Requirement that is or was applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets; (ii) no event has occurred that (A) constitutes or results in a material violation by the Companies of, or a failure on the part of the Companies to materially comply in any respect with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature for violation of a Legal Requirement; and (iii) the Companies have not received, at any time since December 31, 2010, any written notice or written communication from any Governmental Body or any other Person regarding (A) any actual or alleged material violation of, or failure to materially comply with, any Legal Requirement, or (B) any actual or alleged obligation on the part of the Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature for violation of a Legal Requirement;

(b) Section 4.10(b) of the Company Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Companies.  Each Governmental Authorization listed or required to be listed in Section 4.10(b) of the Company Disclosure Letter is valid and in full force and effect.  Except as set forth in Section 4.10(b) of the Company Disclosure Letter: (i) the Companies are, and at all times since December 31, 2009 have been, in material compliance with all of the terms and requirements of each Governmental Authorization held by the Companies; (ii) no event has occurred or circumstance exists that (A) constitutes or results directly or indirectly in a material violation of, or a material failure to comply with any term or requirement of any Governmental Authorization held by the Companies, or (B) may result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Governmental Authorization held by the Companies; (iii) the Companies have not received, at any time since December 31, 2010, any written notice from any Governmental Body regarding (A) any actual or alleged material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or material modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorization held by the Companies have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.  The Governmental Authorizations listed in Section 4.10(b) of the Company Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit the Companies to lawfully conduct and operate their businesses in substantially the same manner each currently conducts and operates such business and to permit the Companies to own and use their respective assets in the same manner in which they currently own and use such assets.  The Companies possess, and immediately prior to the Closing will possess, all Governmental Authorizations necessary to permit the Companies to lawfully conduct and operate their businesses in substantially the same manner each currently conducts and operates such business and to permit the Companies to own and use their respective assets in the same manner in which they currently own and use such assets.

(c) Neither the Companies nor, to the Knowledge of the Companies, any officer or director of the Companies, or any agent acting on behalf of the Companies, has provided, directly or indirectly, anything of value (including payments or discounts to customers or clients or employees of customers or clients) for purposes of obtaining or retaining business, or taken any action, or failed to take any action, in violation of any applicable Legal Requirements prohibiting the payment of undisclosed commissions or bonuses or the making of bribes or incentive payments or other arrangements of a similar nature, including the U.S. Foreign Corrupt Practices Act.

4.11	LEGAL PROCEEDINGS; ORDERS

(a) Section 4.11 of the Company Disclosure Letter sets forth each Proceeding pending or, to the Knowledge of the Company, threatened against either of the Companies since December 31, 2010.

(b) Except as set forth in Section 4.11 of the Company Disclosure Letter, since December 31, 2010 (i) there has been no Order or settlement agreement to which the Companies, or any of their respective assets owned or used by the Companies, are subject, and (ii) no officer, director, agent, member, manager or employee of the Companies has been subject to any Order that prohibits such officer, director, agent, member, manager or employee from engaging in any conduct, activity or practice relating to the business of the Companies.

4.12	ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Section 4.12 of the Company Disclosure Letter, since December 31, 2011, the Companies have conducted business only in the Ordinary Course of Business and there has not been any:

(a) amendment to the Organizational Documents of the Company or Coastal;

(b) other than as authorized or contemplated in this Agreement, action by the Company to (i) split, combine or reclassify its outstanding Shares; (ii) declare, set aside or pay any distribution payable in cash, stock or property in respect of any Shares or phantom equity; or (iii) repurchase, redeem or otherwise acquire any of its Shares or any securities convertible into or exchangeable or exercisable for any of its Shares.

(c) payment by the Company or Coastal of any bonuses or increase by the Company or Coastal of salaries, or other compensation (including amounts in respect of phantom equity) to any director, officer, member, manager or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any Plan;

(e) material damage to or destruction or loss of any asset or property of the Companies, whether or not covered by insurance;

(f) entry into, termination of, or receipt of notice of termination of (i) any material Governmental Authorization held by the Companies, or (ii) any Material Contract;

(g) (other than in the Ordinary Course of Business) sale, lease, or other disposition of any asset or property of the Companies or mortgage, pledge, or imposition of any Encumbrance (other than Permitted Encumbrances) on any tangible asset or property of the Companies;

(h) sale, assignment, transfer, lease, license, permission to be subject to any Encumbrance (other than Permitted Encumbrances), abandonment, permission to lapse, or other disposition of, or failure to maintain or protect in full force and effect, any Intellectual Property, including failure to protect confidentiality of any Know-How;

(i) material change in the accounting methods used by the Companies;

(j) making or changing of any Tax election, change of an annual accounting period, filing of any amended Tax Return, entry into any closing agreement, settlement of any Tax claim or assessment, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, failure to pay any Taxes as they became due and payable or taking of any other similar action, or omission to take any action relating to the filing of any Tax Return or the payment of any Tax;

(k) investment in, loan to or acquisition of the securities or assets of (or series of related investments in, loans to or acquisitions of the securities or assets of) any Person by the Company or Coastal either involving more than $25,000 or outside the Ordinary Course of Business;

(l) issuance of any note, bond or other debt security or incurrence, assumption or guaranty of any Indebtedness by the Company or Coastal involving, individually or in the aggregate, more than $25,000;

(m) commenced or settled any Proceeding for an amount involving in excess of $50,000 in the aggregate or involving equitable or injunctive relief;

(n) cancellation or waiver of any claims or rights with a value to the Companies in excess of $50,000 or outside the Ordinary Course of Business; or

(o) agreement, whether written or oral, by the Company or Coastal to do any of the foregoing.

4.13	CONTRACTS

(a) Section 4.13(a) of the Company Disclosure Letter contains a complete and accurate list, and the Company has delivered to the Buyer true and complete copies, of:

(i) each Company Applicable Contract that involves performance of services or delivery of goods or materials by the Company or Coastal of an amount or value in excess of $75,000;

(ii) each Company Applicable Contract that involves expenditures or receipts of the Company or Coastal in excess of $75,000;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Company Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, whether as lessor or lessee, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $75,000);

(iv) each licensing agreement or other Company Applicable Contract related to Intellectual Property, including (A) agreements with current or former employees, consultants or contractors regarding the ownership, appropriation or non-disclosure of any Intellectual Property and (B) agreements under which any assignment, transfer, license or other right with respect to any Intellectual Property is granted by the Company or Coastal to any Person or by any Person to the Company or Coastal (other than licenses for  commercially available, “off-the-shelf,” unmodified, desktop software applications that are provided in executable form only, and licensed for use by a single end-user for internal purposes, with a total license fee of less than $10,000);

(v) each Company Applicable Contract to or with any labor organization or other employee representative of a group of employees as well as any Contract between the Company or Coastal and any employee, manager, officer, director, consultant or independent contractor;

(vi) each Company Applicable Contract that is a settlement, conciliation, or similar agreement with any Governmental Body or pursuant to which any of the Companies will be required after the date of this Agreement to pay consideration in excess of $75,000;

(vii) each joint venture, partnership agreement and any other Company Applicable Contract involving a sharing of profits, bonus, costs or liabilities with any other Person;

(viii) each Company Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or Coastal, or any Affiliate of the Company or limit the freedom of the Company, or any Affiliate of the Company to engage in any line of business or compete with any Person;

(ix) each Company Applicable Contract for capital expenditures in excess of $75,000;

(x) each material written warranty, guaranty, and other similar undertaking with respect to contractual performance extended by the Company or Coastal, other than contained in any Finance Contract acquired by Coastal in the Ordinary Course of Business;

(xi) each Company Applicable Contract that provides for financing or evidences indebtedness for money borrowed by the Company or Coastal, or provides for any guaranty thereof, or which creates or purports to create a lien or security interest on assets of the Company or Coastal;

(xii) each Real Property Lease;

(xiii) each material Company Applicable Contract with any Person to service or collect any Finance Contract; and

(xiv) each amendment in respect of any of the foregoing.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Letter, each

Finance Contract acquired by Coastal, in all material respects:

(i) is a valid and binding obligation of each obligor thereof with no right of set-off, defenses or counterclaims;

(ii) complies with Legal Requirements, and arose out of a bona fide transaction occurring in the Ordinary Course of Business;

(iii) is, and at all times since the date of acquisition, administered, serviced, collected and enforced by Coastal in accordance with the terms of the Finance Contracts, applicable Legal Requirements and any applicable Warehouse Facility or other credit facility requirements during the time the Finance Contract was administered, serviced, collected and enforced by Coastal;

(iv) is an installment sale agreement or other deferred payment obligation providing for the retention of a security interest in favor of Coastal in the underlying personal property to secure payment of the obligation evidenced thereby and such lien has been, or, in the case of Finance Contracts purchased in the last sixty (60) days, is in the process (which process is being timely and properly pursued consistent with industry standards and legal requirements) of being, duly perfected in accordance with applicable law;

(v) is owned by Coastal, and Coastal owns all rights to receive all amounts payable thereunder, except for the rights of Coastal’s lenders disclosed in Section 4.13(a)(xi) of the Company Disclosure Letter; and

(vi) except as indicated in Section 4.13(b) of the Company Disclosure Letter, requires Coastal to be named as loss payee or beneficiary (as may be applicable) under any insurance policy with respect to such Finance Contract or Related Security, and entitles Coastal to the benefits of such insurance policy.

(c) Since December 31, 2011, Coastal has consistently followed and not materially changed its practices with respect to waivers, modifications, payment deferrals and insurance tracking with respect to Finance Contracts.  During such period, Coastal’s policy has been not to permit payment deferrals without some simultaneous cash payment by the obligor.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Letter, with respect to each Company Applicable Contract identified or required to be identified in Section 4.13(a) of the Company Disclosure Letter (each, a “Material Contract”), (i) such Material Contract is in full force and effect and is valid and enforceable, (ii) no event has occurred that may contravene, conflict with, or result in a violation or breach of, or give the Company, Coastal or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, such Material Contract; (iii) the Companies have not given to or received from any other Person, at any time since December 31, 2011, any written notice or other communication regarding any actual or alleged violation or breach of, or default under, such Material Contract; (iv) the Companies have performed, in all material respects, all of their obligations under such Material Contract required to be performed by them on or prior to the date hereof, and (iv) such Material Contract will not be subject to termination or any other remedy at the option of any Person upon a change in control of the Company or Coastal or upon the consummation of the Contemplated Transactions.

4.14	INSURANCE

(a) Section 4.14 of the Company Disclosure Letter sets forth a list of all policies of insurance to which the Company or Coastal is a party or under which the Company or Coastal, or their properties, assets, businesses, operations and employees, is covered.

(b) All of such insurance policies are valid and binding and in full force and effect, no entity party thereto is in default with respect to its obligations under any of such insurance policies or has received any notification of cancellation of any of such insurance policies, and, to the Knowledge of the Company, there is no threatened termination of or premium increase with respect to any such policies.  All premiums due under such policies have been paid when due, and the insurance coverage provided by any such policies will not terminate or lapse by reason of the Contemplated Transactions.

4.15	ENVIRONMENTAL MATTERS

Except as set forth in Section 4.15 of the Company Disclosure Letter:

(a) The Companies have complied and are in compliance in all material respects with applicable Environmental Laws and have no liability for any Hazardous Activity.  Since December 31, 2010, the Companies have not received any written notice, or other written communication from (i) any Governmental Body, any Person, or a private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with, or any liability under, any Environmental Law.

(b) There are no pending or, to the Knowledge of the Company, threatened material Proceedings, Orders, Encumbrances, or other restrictions of any nature, resulting from any Environmental Law, with respect to or affecting the Companies or any of the Facilities.

(c) Notwithstanding the generality of any other representation or warranty in this Agreement, the representations and warranties contained in this Section 4.15 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Activities and Hazardous Materials.

4.16	EMPLOYEES

(a) Section 4.16 of the Company Disclosure Letter contains a complete and accurate list of the following information for each employee or manager of the Company or

Coastal who is employed by the Company or Coastal (each, a “Business Employee”): name; job title; current base or hourly compensation; and service credited for purposes of vesting and eligibility to participate under any Plan.

(b) No employee, director, officer or manager of the Company or Coastal is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreements or agreements related to Intellectual Property, between such employee, director, officer or manager and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee, director, officer or manager of the Company or Coastal, or (ii) the ability of the Company or Coastal to conduct its business.

4.17	LABOR RELATIONS; COMPLIANCE

(a) The Companies have not been and are not a party to any collective bargaining agreement or other labor Contract or relationship with any labor organization.  Except as set forth in Section 4.17 of the Company Disclosure Letter, since December 31, 2010, there has not been, there is not presently existing, and, to the Company’s Knowledge, there is not threatened, any strike, lockout, slowdown, picketing, work stoppage, employee grievance process or other material labor dispute, and, to the Company’s Knowledge, no union organizational or decertification activities are underway or threatened with respect to any employees of the Companies.

(b)   Except as set forth in Section 4.17 of the Company Disclosure Letter, since December 31, 2010, there has not been any, and, to the Company’s Knowledge, there is not threatened, any Proceeding against or affecting the Company or Coastal relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any written charge or written complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Companies or their premises, or any application for certification of a collective bargaining agent.  No event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by the Company or Coastal, and no such action is contemplated by the Companies.  Except as set forth in Section 4.17 of the Company Disclosure Letter, the Company and Coastal have complied with all Legal Requirements relating to labor and employment matters, including equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.  The Companies are not liable for the payment of any compensation, damages, Taxes, fines, penalties or other material amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements.

(c) Since December 31, 2010, none of the Companies has implemented any plant closings or employee layoffs that would implicate the WARN Act.

(d) To the Knowledge of the Company, as of the date hereof, no executive officer, manager, or key employee has any present intention to terminate his or her employment with the Company or Coastal within the next twelve months.

4.18	INTELLECTUAL PROPERTY

(a) Except as listed in Section 4.18(a) of the Company Disclosure Letter, the Company and Coastal do not own any: (i) registered or applied for Patents, Marks, Copyrights or Internet domain names or (ii) material software or databases.  The Company or Coastal solely and exclusively owns all right, title and interest in and to all Intellectual Property set forth in Section 4.18(a) of the Company Disclosure Letter. There are no Patents, Marks, Copyrights or other Intellectual Property that are material to the operation of the business of Company or Coastal, other than commercially available licenses of software that are adequate for its present needs and operations.

(b) To the Knowledge of the Company, the operation of the Company’s or Coastal’s respective business has not infringed, misappropriated or otherwise conflicted with, and is not infringing, misappropriating or otherwise conflicting with, any Intellectual Property of any Person.  There has not been any claim since December 31, 2010, and there is no pending or, to the Knowledge of the Company, threatened claim, regarding any of the foregoing, and neither the Company nor Coastal has Knowledge of any facts which indicate a likelihood of any of the foregoing, including, without limitation, any solicited or unsolicited offers or requests to license any Intellectual Property.  To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise conflicted with, or is infringing, misappropriated or otherwise conflicted with, any Intellectual Property owned or licensed by the Company or Coastal.

(c) Each of the Company and Coastal has complied with, and is currently in compliance with, all Legal Requirements and industry standards with respect to the collection, use, storage, processing, transfer, import, export or disclosure of personally identifiable information relating to individuals.  Neither the Company nor Coastal has experienced any incident in which personally identifiable information or such other information was or may have been lost, stolen or improperly accessed.  There has not been any claim since December 31, 2010, and there is no pending or, to the Knowledge of the Company, threatened claim against the Company or Coastal regarding any personally identifiable information or such other information, and neither the Company nor Coastal is aware of any facts which indicate a likelihood of any of the foregoing.  The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement comply with all such policies, programs, procedures and Legal Requirements.  Each of the Company and Coastal has taken all reasonable actions to maintain and protect the Intellectual Property owned or licensed by it (including, without limitation, confidentiality of Know-How), and to maintain and protect the security, continuity, and integrity of the information technology system used by it (including, without limitation, software, data, databases and related documentation), and there have been no unauthorized intrusions or breaches of the security of such information technology system.

4.19	AFFILIATE TRANSACTIONS

Section 4.19 of the Company Disclosure Letter sets forth a complete and correct list of the following that are either currently existing or have existed at any time during the past twelve months: (i) all Company Applicable Contracts, agreements, undertakings, understandings, arrangements or liabilities (in each case whether written or oral) between the Company or Coastal, on the one hand, and any Related Party, on the other hand, (ii) any services, assets or facilities provided, or caused to be provided, by the Companies to any Related Party or by any Related Party to the Companies, and (iii) any interest by a Related Party in any of the assets and properties used for or related to the business or operations of the Companies (other than the ownership of Shares).

4.20	BROKERS OR FINDERS

Other than Milestone Advisors, LLC, no agent, broker, or other Person acting on behalf of the Company or Coastal or under any authority of the Company or Coastal is or shall be entitled to any commission, broker’s or finder’s fee, or any other form of compensation or payment relating to this Agreement and the Contemplated Transactions.  Milestone Advisors, LLC has delivered the Fairness Opinion to the Company Board.

4.21	BOOKS AND RECORDS

The books, records and accounts of the Company and its subsidiaries, in all material respects (i) with respect to the Financial Statements, have been maintained in accordance with GAAP and any other applicable legal and accounting requirements on a consistent basis during the period covered by the Financial Statements, and, with respect to books and records other than Financial Statements, have been maintained in accordance with applicable legal requirements and good business practices; (ii) with respect to the Financial Statements, are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets, the financial condition and the results of operations of the Company and its subsidiaries; and (iii) accurately and fairly reflect the basis for the Financial Statements, in each case as of the dates and for the periods indicated.

4.22	INFORMATION SUPPLIED

The Proxy Statement shall not, on the filing date, on the date of mailing to the Company’s shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Buyer or Parent specifically for inclusion in the Proxy Statement.

5. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BUYER

The Parent and Buyer jointly and severally represent and warrant to the Company as follows:

5.1	ORGANIZATION AND GOOD STANDING

The Parent is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware.  Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana.  Each of Parent and Buyer has full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.  Each of Parent and Buyer is duly qualified to do business as a foreign legal entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification to do business as a foreign legal entity.  The Parent has delivered to the Company true and complete copies of the Organizational Documents of each of the Parent and the Buyer, as currently in effect.

5.2	AUTHORITY; NO CONFLICT

(a) The Parent and the Buyer each has full power and authority to execute and deliver this Agreement and the other documents and agreements contemplated by this Agreement to be executed and delivered by it, respectively, and, subject to the fulfillment of the conditions precedent set forth in Sections 8.1(c) and (e) of this Agreement, to consummate or perform the Contemplated Transactions.

(b) The execution and delivery by the Parent and Buyer of this Agreement has been duly authorized by all necessary corporate action on the part of Parent and Buyer, respectively. This Agreement constitutes the legal, valid, and binding obligation of each of Parent and Buyer, enforceable against each of them in accordance with its terms.

(c) Neither the execution and delivery of this Agreement by the Parent or Buyer nor the consummation or performance of any of the Contemplated Transactions by the Parent or Buyer will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or Buyer, or (B) any resolution adopted by the board of directors of Parent or Buyer;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy, or obtain any relief, under any Legal Requirement or any Order to which Parent or Buyer, or any of the assets owned or used by Parent or Buyer, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Parent or Buyer;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Buyer Applicable Contract; or

(v) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the assets owned or used by the Buyer, except as otherwise expressly agreed under the terms of this Agreement or in connection with financing arrangements entered into by Parent or Buyer or their Affiliates.

(d) Except for compliance with (i) the HSR Act and the regulations thereunder, (ii) compliance with any applicable requirements of the Exchange Act and other applicable securities laws and (iii) the filing of the Articles of Merger pursuant to the IBCL; no Consent is required in connection with the execution and delivery by Parent or Buyer of this Agreement or the consummation or performance by Parent or Buyer any of the Contemplated Transactions.

5.3	INVESTMENT INTENT

The Parent is acquiring the Company in the Merger for its own account and not with a present intent to distribute the equity interests of the Company within the meaning of Section 2(a)(11) of the Securities Act.

5.4	CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Parent or Buyer and that challenges, or has the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, and, to the Parent’s Knowledge, no such Proceeding has been threatened.

5.5	BROKERS OR FINDERS

No agent, broker, or other Person acting on behalf of Parent or Buyer or under any authority of Parent or Buyer or its affiliates is or shall be entitled to any commission, broker’s or finder’s fee, or any other form of compensation or payment relating to this Agreement and the Contemplated Transactions.

5.6	FINANCIAL CAPACITY

Other than the Wells Fargo Consent (and the financing contemplated thereby), Parent and Buyer understand and acknowledge that the obligations of Parent and Buyer to consummate the Contemplated Transactions are not in any way contingent upon or otherwise subject to consummation of any financing arrangement, obtaining of any financing, or the availability, grant, provision, or extension of any financing to Parent or Buyer.  Subject to satisfaction of the conditions set forth in Section 8.1, upon receipt of all committed equity financing to be provided to Parent in connection with the Closing (which may be reduced and supplemented by the Financing), Parent and Buyer on the Closing Date, immediately prior to the consummation of the Contemplated

Transactions, will have sufficient cash, available lines of credit, or other sources of immediately available funds to pay the Purchase Price as required in the Merger and will be readily able to satisfy on a timely basis their obligations to pay the Purchase Price on the Closing Date.

5.7	OPERATIONS AND ASSETS OF BUYER

Buyer has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities of any nature or conducted any business, other than pursuant to or in connection with this Agreement.  Parent owns, beneficially and of record, all of the outstanding shares of capital stock of Buyer, free and clear of all Encumbrances (other than restrictions on transfer pursuant to applicable securities laws).

5.8	INFORMATION

The Company has provided Parent and Buyer with such access to the facilities, books, records, and personnel of each of the Company and Coastal as Buyer has deemed necessary and appropriate in order for Parent or Buyer to investigate to its satisfaction the business and properties of the Companies sufficiently to make an informed investment decision to participate in the Contemplated Transactions and to enter into this Agreement.  Each of Parent and Buyer (either alone or together with its respective Representatives and advisors) is a sophisticated purchaser and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of participation in the Contemplated Transactions and is capable of bearing the economic risks of such transaction.  Except for the representations and warranties set forth in this Agreement or any other document or agreement contemplated hereby (including the Company Reports), Parent and Buyer hereby acknowledge and agree that neither the Company nor any of its Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Companies or their business or operations, or with respect to projections, forecasts or other forward-looking statements relating to the Companies that may have been furnished to Parent and Buyer.  Notwithstanding the foregoing, nothing in this Section 5.8 or elsewhere in this Agreement shall (i) relieve any Person of liability for fraud or willful misconduct (ii) prevent any party from relying on the representations and warranties of the other party set forth in this Agreement or any other document or agreement contemplated hereby or (iii) be given effect in any claim in respect of fraud or willful misconduct.

5.9	VOTING AGREEMENTS

There are no voting agreements or other agreements with Parent, Buyer or any of their Affiliates or Related Parties, pursuant to which any shareholder of the Company has agreed to vote their Shares in favor of the approval of the principal terms of this Agreement or against any competing proposal.

6. CONDUCT OF BUSINESS PENDING CLOSING

6.1	COVENANTS OF THE COMPANY

After the date hereof and prior to the Closing or earlier termination of this Agreement, the Company agrees that, except as set forth in Section 6.1 of the Company Disclosure Letter and except as expressly contemplated by this Agreement, or to the extent the Buyer shall otherwise consent:

(a) The Company shall cause the business of the Companies to be conducted only in the Ordinary Course of Business in substantially the same manner as heretofore conducted and the Company shall use its commercially reasonable efforts to preserve the business organizations of the Companies intact and maintain their existing relations and goodwill with customers, suppliers, creditors, lessors and business associates.

(b) The Company shall not (and shall cause Coastal not to) amend its Organizational Documents; and the Company shall not (i) split, combine or reclassify its outstanding capital; or (iii) repurchase, redeem or otherwise acquire any of its equity capital or any securities convertible into or exchangeable or exercisable for any of its Shares.

(c) The Company shall not (and shall cause Coastal not to) issue, sell, or dispose of any equity capital securities, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any equity capital securities.

(d) The Company shall not incur (and shall cause Coastal not to incur) any Indebtedness except for borrowings under the Wells Fargo LOC incurred in the Ordinary Course of Business.

(e) The Company shall not (and shall cause Coastal not to) repay principal on existing Indebtedness except in the Ordinary Course of Business.

(f) The Company shall not (and shall cause Coastal not to) make any acquisition of, or investment in, whether by merging or consolidating with, purchasing or by any other manner, assets or stock of any other Person or entity.

(g) The Company shall not (and shall cause Coastal not to) permit to be subject to any Encumbrance, sell, transfer, assign, lease, license, encumber or otherwise dispose of any of its assets, other than the sale of inventory in the Ordinary Course of Business.

(h) The Company shall not (and shall cause Coastal not to) terminate, establish, adopt, enter into, make any new grants or awards of Company equity-based, phantom equity or similar compensation or other benefits under, amend or otherwise materially modify any Plan or increase the salary, wage, bonus or other compensation of any managers, directors, officers or employees except, (i) normal periodic performance reviews that result in increases in cash compensation in the Ordinary Course of Business, (iii) the provision of benefits (other than equity-based, phantom equity or similar compensation) under the existing terms of any Plan set forth on Section 4.9 of the Company Disclosure Letter consistent with past practice for newly hired, appointed or promoted officers and employees, or (iv) amendments to Plans necessary to comply with applicable law.  The Company shall take the action required of it in Section 3 of the Amendment to Employment Agreement prior to the Closing.

(i) The Company shall not (and shall cause Coastal not to) implement any facility closings or employee layoffs that could implicate the WARN Act.

(j) The Company shall not (and shall cause Coastal not to) enter into, violate, materially amend or modify, or terminate any Material Contract.

(k) The Company shall (and shall cause Coastal to) maintain insurance with financially responsible or nationally recognized insurers in such amounts and against such risks and losses as are consistent with the insurance maintained by the Companies in the Ordinary Course of Business.

(l) The Company shall not (and shall cause Coastal not to) (i) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity, or make any other payments to any of its shareholders or equityholders, other than (in any such case) payments between the Company and Coastal, or (ii) enter into any agreement with respect to the voting of its capital stock or other equity.

(m) The Company shall not (and shall cause Coastal not to) change any credit practice or accounting method, change any practice or standard used to maintain its books, accounts or business records, make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or Coastal, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company or Coastal, fail to pay any taxes as they become due and payable, or take any other similar action.

(n) The Company shall promptly provide the Buyer with copies of all filings made by the Company or Coastal with, and inform the Buyer of any communications received from, any state or federal court, administrative agency, commission or other Governmental Body in connection with this Agreement and the Contemplated Transactions.

(o) The Company shall (and shall cause Coastal to) use its commercially reasonable efforts to promptly obtain the Consents listed in Section 4.2 of the Company Disclosure Letter.  The Company shall promptly notify the Buyer of any failure or anticipated failure to obtain any such Consent and shall provide copies of all of the Consents obtained by the Company or Coastal to the Buyer.

(p) The Company shall not (and shall cause Coastal not to) enter into any Contract with any Related Party or any shareholder of the Company.

(q) The Company shall (and shall cause Coastal to) use commercially reasonable efforts to maintain in effect or renew all existing Governmental Authorizations pursuant to which the Companies operate.

(r) The Company shall not (and shall cause Coastal not to) transfer or assign any Company Applicable Contract to any Affiliate (other than the Company or Coastal).

(s) The Company shall not (and shall cause Coastal not to) settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Proceeding, investigation, litigation or dispute.

(t) The Company shall not (and shall cause Coastal not to) incur or commit to incur any capital expenditures in excess of $25,000 in the aggregate in any month.

(u) The Company shall not (and shall cause Coastal not to) commence a Proceeding.

(v) The Company shall not (and shall cause Coastal not to) purchase, lease, license or otherwise acquire any assets, except in the Ordinary Course of Business.

(w) The Company shall not (and shall cause Coastal not to) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Companies, subject to Section 6.2.

(x) The Company shall not (and shall cause Coastal not to) except as required by applicable Legal Requirements or GAAP, materially revalue any of the Companies’ material assets, including writing off notes or accounts receivable.

(y) With respect to each of the negative covenants set forth in this Section 6.1, the Company shall not (and shall cause Coastal not to) authorize or enter into any agreement, contract or commitment to take any of the actions set forth in such negative covenants.  With respect to each of the affirmative covenants set forth in this Section 6.1, the Company shall not (and shall cause Coastal not to) authorize or enter into any agreement, contract or commitment that prohibits or limits any of the actions set forth in such affirmative covenants.

The parties hereto acknowledge and hereby agree that any restrictions set forth in this Section 6.1 are not intended to give Parent or Buyer, directly or indirectly, the right to control or direct the business or operations of the Companies at any time prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, control and supervision over its and Coastal’s own business and operations.

6.2	NO SOLICITATION

(a) Following the execution of this Agreement, the Company shall not, and shall cause Coastal and the officers, directors, managers, agents, advisors, Representatives and Affiliates of the Company and Coastal not to, initiate, solicit, facilitate, or knowingly encourage (including by way of furnishing any information or assistance) or cooperate with, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or agree to endorse, or endorse, any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other Representative retained by the Company or Coastal, to take any such action, and the Company shall promptly (and, in any event, within 24 hours) notify Buyer of all relevant details (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) relating to all inquiries and proposals which the Company may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.2 shall prohibit the board of directors of the Company from: (i) complying with its disclosure obligations under Rule 14d-9 or Rule 14e-2(a) under the Exchange Act; (ii) providing information in response to a request by a Person who has made an unsolicited bona fide Acquisition Proposal or given written notification of its bona fide intent to make an Acquisition Proposal, at any time prior to, but not after, the receipt of the Company Required Vote, if the Company’s board of directors receives from the Person so requesting such information an executed confidentiality and standstill agreement (which information shall be provided to Parent if not already provided to Parent); (iii) engaging in any negotiations or discussions with any such Person who has made such unsolicited notification of its intent to make a bona fide written Acquisition Proposal, or (iv) subject to Section 6.2(b), recommending such an Acquisition Proposal to the shareholders of the Company, if, and only to the extent that, in each such case referred to in clause (ii), (iii), or (iv) above, the Company’s board of directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable Legal Requirements, and the Company’s board of directors determines in good faith (after consultation with its financial advisor) that  such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties (other than Parent and Buyer) heretofore conducted with respect to any Acquisition Proposal.

(b) The Company’s board of directors shall not make a Company Adverse Recommendation Change except as provided in this Section 6.2.  Subject to the terms of this Section 6.2(b), in the event the board of directors of the Company determines in good faith, after consultation with its financial advisor and upon advice from outside legal counsel, that it desires to accept a Superior Proposal and that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable Legal Requirements, (x) the Company Board may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (y) the Company Board may authorize the Company to terminate this Agreement in order to enter into an Alternative Acquisition Agreement with respect to, or recommend acceptance of, the Superior Proposal.  The Company Board shall notify Buyer in writing of its intent to take any such action, which advance notice shall specify all of the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal.  Buyer shall have three business days (the “Notice Period”) to evaluate and respond to the Company’s notice and the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and its Representatives exclusively and in good faith (to the extent Parent desires to negotiate)

to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2  (including by providing an additional three business days’ Notice Period as contemplated above).  If Buyer notifies the Company in writing prior to the expiration of the Notice Period provided in the previous sentence that it shall modify its offered terms so that such Acquisition Proposal ceases to be a Superior Proposal (the “Buyer Proposal”), then the Company shall not be permitted to enter into an Alternative Acquisition Agreement with respect to, or permit its board of directors to make a Company Adverse Recommendation Change with respect to such Superior Proposal.  The Company shall have 48 hours to evaluate the Buyer Proposal.

(c) Subject to compliance with this Section 6.2, in the event the board of directors of the Company determines in good faith, after consultation with its financial advisor and upon advice from outside legal counsel, that consummation of the Buyer Proposal instead of the Superior Proposal would be reasonably likely to violate its fiduciary obligations under applicable Legal Requirements and not be in the best interests of the Company, in accordance with the standards of conduct applicable to directors under the IBCL, the Company shall be permitted to terminate this Agreement in order to execute an Alternative Acquisition Agreement with respect to the Superior Proposal as provided in Section 9.1(d).

(d) In addition, the Company Board may, in response to an Intervening Event, make a Company Adverse Recommendation Change if the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such a Company Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the Company under applicable Legal Requirements and not be in the best interests of the Company, in accordance with the standards of conduct applicable to directors under the IBCL; provided that the Company shall provide notice to Buyer and engage in good faith negotiations with Buyer in the same manner as described in Section 6.2(b) so that Parent may make such adjustments in the terms and conditions of this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Intervening Event.

6.3	EFFORTS

Subject to the terms and conditions of this Agreement and applicable Legal Requirements, each of the Parent, Buyer and Company shall (and Company shall cause Coastal to) use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements or otherwise to cause any of the conditions to the other party’s obligation to consummate such transactions specified in this Agreement to be fully satisfied.

6.4	APPROVALS

Without limiting the generality of Section 6.3:

(a) Each of the Parent, Buyer and Company shall (and shall use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and Representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in obtaining all necessary Consents, or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Body.  Unless expressly provided otherwise herein, filing fees and charges relating to the giving of notice or obtaining of Consent or permission from any Governmental Body shall be borne by the party obligated under Legal Requirements to provide or obtain such notice, Consent or permission.

(b) The Parent, Buyer and the Company shall timely and promptly cause to be made all filings with Governmental Bodies which may be required by each of them and their respective Affiliates in connection with the consummation of the Contemplated Transactions, including the filing of a notification and report form under the HSR Act within five (5) business days of the date hereof.  Each of Parent, Buyer and the Company shall furnish to the other parties such necessary information and assistance as such other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Body.  Parent shall bear all filing fees and charges under the HSR Act.

(c) Each of Parent, Buyer and the Company shall notify and keep the other parties advised as to (i) any material communication from any Governmental Body regarding any of the Contemplated Transactions, and (ii) any action or Order pending and known to such party, or to its Knowledge threatened, which challenges the Contemplated Transactions.  Without in any way limiting the foregoing, the parties will also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with any Governmental Authorizations.  Neither the Parent, Buyer nor the Company shall take (and the Company shall cause Coastal not to take) any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the Contemplated Transactions under this Agreement.  Prior to the Closing Date, the Company, on the one hand, and Parent and Buyer, on the other hand, shall give prompt written notice to the other upon becoming aware that any representation or warranty made by such party in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or timely satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth in this Agreement or the conditions to the obligations of the other party to consummate the transactions hereunder or the remedies available to the parties hereunder.

(d) Notwithstanding anything in this Agreement to the contrary, each of the Parent and the Buyer agrees that it shall, and shall use commercially reasonable efforts to cause each of its Affiliates to, use their respective commercially reasonable efforts to obtain any Consents, clearances, or approvals required under or in connection with the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Body, in each case, to cause the Contemplated Transactions to occur as promptly as practicable and in any event prior to the Outside Date.  In furtherance of the foregoing, each of Parent and Buyer shall use their commercially reasonable efforts, and shall use commercially reasonable efforts to cause their Affiliates, to (i) promptly comply with or modify any requests for additional information (including, without limitation, any second request) by any Governmental Body, (ii) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of certain capital stock, assets, rights, products or businesses of the Parent and its Affiliates and other restrictions on the activities of the Parent, Buyer and their Affiliates, and (iii) contest, defend and appeal any threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the Contemplated Transactions and take any and all other actions to prevent the entry, enactment or promulgation thereof.

(e) The Companies shall each use commercially reasonable efforts to obtain (at Buyer’s expense) Wells Fargo’s consent to (i) an expansion of the existing warehouse line of credit under the Wells Fargo LOC to an amount of not less than $120,000,000 and (ii) the Contemplated Transactions under the Wells Fargo LOC (such consent, the “Wells Fargo Consent”), at or before the Closing, unless the Financing is available at Closing and (x) the Financing is provided by Wells Fargo or (y) the Financing includes a facility to replace the Wells Fargo LOC at and following the Closing.  The Wells Fargo Consent may be subject to the continued service of the chief executive of Coastal and other terms and conditions as may be approved by Buyer (such approval not to be unreasonably withheld or delayed).  Parent and Buyer shall use commercially reasonable efforts to provide to the Companies such cooperation as is reasonably requested by the Companies in connection with obtaining the Wells Fargo Consent.  The Company shall use its commercially reasonable efforts to (and to cause Coastal to) comply with the Wells Fargo LOC and manage borrowing availability under the Wells Fargo LOC so that the Company will be able to certify to Buyer, in connection with the Closing, that (i) no default or event of default under the Wells Fargo LOC exists as of the Closing Date and (ii) at least $10,000,000 is available to be drawn under the Wells Fargo LOC as of the Closing Date under Coastal’s existing borrowing base.

6.5	PUBLIC ANNOUNCEMENTS

Except to the extent otherwise required by this Agreement or applicable Legal Requirements,

prior to the Closing, neither the Parent, Buyer nor the Company will (and the Company shall cause Coastal not to) issue any press release or make any other public announcements concerning this Agreement or the Contemplated Transactions without the prior consent of the other parties.  The Company shall give Parent advance notice and the opportunity to review any proposed filing with the SEC regarding the Contemplated Transactions and shall reasonably consider the comments of Parent made to such public announcement; provided, however, that the foregoing shall not require the Company to delay any disclosure or filing of any press release, public announcement or document related thereto.  The parties acknowledge that the Company’s Proxy Statement to be filed with the SEC with respect to the solicitation of proxies from the Company’s shareholders for the approval and adoption of this Agreement and the Contemplated Transactions will contain detailed information concerning the Parent, the Buyer, the Companies, and the Contemplated Transactions that will be publicly available and circulated to the SEC and the Company’s shareholders.

6.6	COOPERATION BY THE COMPANY

Prior to the Closing, the Company shall provide to Parent and Buyer (or their designees), and shall use its reasonable best efforts to cause its Affiliates and Representatives to provide to Parent and Buyer (or their designees), such cooperation as is necessary for Parent and Buyer to obtain either (a) an expansion of the existing warehouse line of credit under the Wells Fargo LOC to an amount of not less than $140,000,000 (including, among other things, (i) certification by the Company that no default or event of default under such facility exists as of the Closing Date (and as of immediately after the Closing after giving effect to the Contemplated Transactions) and (ii) at least $21,000,000 is available to be drawn under the Wells Fargo LOC as of the Closing Date under Coastal’s existing borrowing base, including for purposes of financing the Purchase Price to be paid in connection with the Contemplated Transactions) or (b) a new warehouse line of credit with a financial institution with an original maximum available principal amount of no less than $140,000,000 (with at least $21,000,000 of cash borrowings available to finance the Purchase Price to be paid in connection with the Contemplated Transactions) (either such transaction, the “Financing”) and as is reasonably requested by Parent and Buyer and that is necessary or advisable in connection with arranging and obtaining the Financing.  Expenses related to obtaining the Financing and related charges shall be borne by Buyer.  The Company and Coastal shall provide to Parent and Buyer (or their designees) such cooperation as is reasonably requested by Parent and Buyer in connection with arranging and obtaining an R&W Policy.

6.7	AFFILIATE AGREEMENTS

Prior to the Closing, the Company shall cause the Expense Sharing Agreement, dated as of November 8, 2005, among the Company, Castle Creek Capital LLC and Castle Creek Advisors LLC, to be terminated, with no remaining liabilities on the part of the Company or Coastal, and the Company shall provide Buyer with evidence of any such termination.

7. ADDITIONAL AGREEMENTS

7.1	ACCESS TO COMPANY INFORMATION

Upon reasonable notice, the Company shall (and shall cause Coastal to) afford to the

Representatives of the Buyer reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of the Companies’ employees, properties, books, records and Contracts and, during such period, the Company shall (and shall cause Coastal to) furnish promptly to the Buyer and its Representatives, (i) access to each report, schedule and other document the Company or Coastal files with or receive from any federal or state regulatory agency or commission, and (ii) access to all information concerning the Company, Coastal and their directors, managers and officers and such other matters as may be reasonably requested by the Buyer or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the Contemplated Transactions.  Company shall provide a complete and correct signed copy of the Fairness Opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.  The nondisclosure letter agreement between Milestone Advisors, LLC (on behalf of the Company and Coastal) and PCP Managers, LLC dated April 5, 2012 (the “Confidentiality Agreement”), is hereby reaffirmed and remains in full force and effect.

7.2	BUYER COOPERATION

Parent and the Buyer shall reasonably cooperate with the Company and its Representatives to provide (i) reports, schedules, and other documents the Buyer files with or receives from any Governmental Body related to the Contemplated Transactions, and (ii) information concerning the Parent, Buyer and their Affiliates, directors, managers, and officers and such other matters as may be appropriate or requested in connection with any filings, applications, or approvals required or contemplated by this Agreement or for any other reason related to the Contemplated Transactions; provided that the Company and its Representatives shall use reasonable efforts to keep all such information confidential, subject to such disclosure as the Company reasonably determines is legally required to be provided with any of such filings, applications, or approvals.

7.3	INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE

(a) For a period of six years after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or Coastal (in each case, when acting in such capacity), determined as of immediately prior to the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that each of the Company or Coastal would have been required under Indiana or Virginia law, as applicable, and its Organizational Documents, in each case in effect on the date of this Agreement, to so indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent required under applicable law and such Organizational Documents, in each case in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) Prior to the Effective Time, the Company shall, and if the Company is unable to, the Surviving Corporation as of the Effective Time shall, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with an AM Best rating equal or superior to A Minus VII with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the existing policies of the Company with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided, however, that in no event shall the Company expend for such policies a premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and provided further that, if the annual premiums of such insurance coverage exceed such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.  If the Company for any reason fails to obtain such “tail” insurance policies, the Surviving Corporation shall use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies, as applicable, as of the date of this Agreement, provided, however, that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.3.

(d) The provisions of this Section 7.3 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.  The rights of the Indemnified Parties under this Section 7.3 shall be in addition to any rights such Indemnified Parties may have under the certificate or articles of incorporation or by-laws of the Company or any of its subsidiaries’ Organizational Documents, or under any applicable Contracts or laws.

7.4	PROXY; SHAREHOLDER APPROVAL

As soon as practicable after the date of this Agreement, the Company shall take all action necessary in accordance with the IBCL and the Company’s Organizational Documents to submit this Agreement and the Merger to the Company’s shareholders for consideration at a meeting to be called and held in accordance with the IBCL and the Organizational Documents of the Company (the “Company Shareholders Meeting”) as promptly as practicable.  Subject to the Company’s right to adjourn or postpone the Company Shareholders Meeting in the good faith judgment of the Company Board in order to maximize the potential to obtain the Company Required Vote, the Company shall use its reasonable best efforts to cause such meeting to occur not more than 35 days after the date of mailing of the definitive proxy statement to Company shareholders.  In furtherance of the foregoing:

(a) As promptly as practicable after the date hereof, the Company shall cause a proxy statement and form of proxy (the “Proxy Statement”) for the solicitation of proxies from the Company’s shareholders for the approval and adoption of this Agreement and the Merger to be filed with the SEC.  Subject to and without limiting the rights of the Company Board pursuant to Section 6.2, the Proxy Statement shall include the Company Recommendation.

(b) The Company, after consultation with Buyer, will use its reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement.  The Company shall keep Buyer informed of the progress of the Proxy Statement submission, and promptly provide copies of any SEC staff comment letters or other requests for amendment to the Proxy Statement and responses thereto, as well as copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement.  Prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Buyer with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Buyer.  As promptly as practicable after the clearance (which shall include upon expiration of the 10-day period after filing in the event the SEC does not review the Proxy Statement) of the Proxy Statement by the SEC (the “SEC Clearance Date”), the Company shall mail the Proxy Statement and all other proxy materials to the holders of Shares.

(c) If at any time prior to receipt of the Company Required Vote, any event or change occurs which is required to be described in an amendment or supplement to the Proxy Statement, the parties shall promptly notify each other and shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by applicable Legal Requirements, cooperate in disseminating the information contained in any such amendment or supplement of the Proxy Statement to the Company’s shareholders.

(d) Prior to the termination of this Agreement pursuant to Article 9, the Company’s obligation to call, give notice of and hold the Company Shareholders Meeting in accordance with this Section 7.4 shall not be limited or otherwise affected by a Company Adverse Recommendation Change.

7.5	EMPLOYEE BENEFIT ARRANGEMENTS

(a) Except as set forth in Section 7.5(a) of the Company Disclosure Letter or as the parties may otherwise mutually agree, immediately after the Effective Time, Parent shall cause the Surviving Corporation and Coastal to continue to employ all Business Employees, on an “at-will” basis, who are employed by the Companies as of the Closing Date, and such employment shall be at the same annual salary or hourly rate, as applicable, that such employee receives from the Companies as set forth in Section 4.16 of the Company Disclosure Letter.  Hereinafter, for purposes of this Section 7.5, employees of the Companies who were employed as of the Closing Date and continue such employment immediately after the Closing Date pursuant to this Section 7.5 shall be referred to as “Coastal Employees.”

(b) Immediately after the Closing Date, Parent shall cause the Surviving Corporation and Coastal to be responsible for the payment of any termination or severance payments disclosed to Buyer and provided under the Plans listed on Section 4.9 of the Company Disclosure Letter (subject to the provisions herein for adjustment in respect of Company Allocable Expenses) in accordance with the terms and conditions of such Plans, and the provision of health plan continuation coverage with respect to Coastal Employees in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA.  On or before the Closing Date, the Company shall provide Buyer with a true and accurate list of employee layoffs, by date and location, implemented by the Company during the 90-day period preceding the Closing Date.  Subject to the Company providing such list, immediately after the Closing Date, Parent shall cause the Surviving Corporation and Coastal to be responsible for payments (if any) to Coastal Employees required under the WARN Act. Immediately after the Closing Date, Parent shall cause the Surviving Corporation and Coastal to honor all rights of Coastal Employees for accrued vacation time and accrued sick pay earned by Coastal Employees under the Companies’ applicable policies listed on Section 4.9 of the Company Disclosure Letter prior to the Closing Date in accordance with the terms and conditions of such policies.

(c) Nothing contained in this Section 7.5 or any other provision of this Agreement, (i) shall be construed to establish, amend, or modify any Plan, or (ii) create any third-party beneficiary rights or obligations in any Person (including any employee of the Company or Coastal) other than the parties to this Agreement, including with respect to (x) any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation and Coastal or any of their respective Affiliates and (y) the ability of Parent or any of its Affiliates (including, following the Closing Date, the Surviving Corporation) to amend, modify, or terminate any Plan or other benefit or compensation plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them.

7.6	TRANSACTION LITIGATION

The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any action commenced or, to any party’s Knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Contemplated Transaction (“Transaction Litigation”); provided that none of the Company, its Affiliates or any of their Representatives shall compromise or settle, or agree to compromise or settle, any Transaction Litigation or consent to the same without the Parent’s prior written consent (such consent to be given at the Parent’s sole discretion).  In the event of disagreement between Parent and the Company on the evaluation of the merits or the outcome that would reasonably be expected from such a Proceeding, the parties agree to follow the procedures set forth on Section 7.6 of the Company Disclosure Letter.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.1	THE PARENT AND BUYER

The obligation of the Parent and Buyer to complete the Closing and the Merger is subject to the fulfillment as of the Closing Date of the following conditions, any one or more of which may be waived by Parent or Buyer:

(a) (i) The representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Sections 4.1, 4.2(a), 4.2(d), 4.3, 4.4(d) and 4.8) shall be true and correct (without giving effect to any materiality, Material Adverse Effect or similar qualifications set forth therein) on and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent such representations speak as of a particular date or time, in which case such representations shall be true and correct as of such time), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Companies, and (ii) the representations and warranties of the Company set forth in Sections 4.1, 4.2(a), 4.2(d), 4.3, 4.4(d) and 4.8 shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent such representations speak as of a particular date or time, in which case such representations shall be true and correct as of such time).  The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(b) The Company shall have obtained the Company Required Vote, and shall have delivered reasonably acceptable evidence thereof to Parent.

(c) No Legal Requirement or Proceeding (whether temporary, preliminary or permanent) related to the Merger or the approval of the Merger shall be pending or shall have been enacted, issued, promulgated, enforced or entered that either (i) prevents or prohibits consummation of the Merger or (ii) has caused the Companies to incur, or would otherwise reasonably be expected to cause the Companies to incur, fees, expenses or other payment obligations (including without limitation, and without duplication, legal fees and settlement obligations and insurance deductibles or co-payment obligations) in the aggregate in excess of $3,000,000 (provided that such amount shall be determined after giving effect to a reduction for any such fees, expenses or other payment obligations of the Companies that would reasonably be expected to be paid or reimbursed under insurance held by the Companies).

(d) No Material Adverse Effect shall have occurred with respect to the

Companies taken as a whole between the date of execution of this Agreement and the Closing.

(e) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(f) If the Company Expense Adjustment (as reported by a Company executive officer under the first sentence of Section 2.8(c)) is a negative number (i.e., actual Company Allocable Expenses were less than Targeted Company Net Expenses) thus increasing the Adjusted Purchase Price, the Company Expense Adjustment shall not increase the Adjusted Purchase Price by more than $2,000,000.  If the Company Expense Adjustment (as reported by a Company executive officer under the first sentence of Section 2.8(c)) is a positive number (i.e., actual Company Allocable Expenses were greater than Targeted Company Net Expenses) thus decreasing the Adjusted Purchase Price, the Company Expense Adjustment (which for purposes of this Section 8.1(f) will be calculated as if the $2,000,000 cap on such Company Expense Adjustment did not apply) shall not decrease the Adjusted Purchase Price by more than $2,000,000.

(g) The change of control of Coastal’s sales finance company license in each of Florida and Texas shall have been approved (or approval for Coastal’s temporary continued operation following Closing pending such approval shall have been provided in writing) by appropriate Governmental Bodies in such respective jurisdictions in accordance with Legal Requirements.

(h) Unless the Financing is available at Closing and (x) the Financing is provided by Wells Fargo or (y) the Financing includes a facility to replace the Wells Fargo LOC at and following the Closing, then (i) the Wells Fargo Consent shall have been obtained, (ii) no default or event of default under the Wells Fargo LOC shall exist as of the Closing Date, and (iii) at least $10,000,000 shall be available to be drawn under the Wells Fargo LOC as of the Closing Date under Coastal’s existing borrowing base, and the Company shall have provided to Parent a certification that items (ii) and (iii) foregoing are true.

(i) The Company shall have delivered to Parent each of the items set forth in Section 3(a).

8.2	THE COMPANY

The obligation of the Company to complete the Closing and the Merger is subject to the fulfillment as of the Closing Date of the following conditions, any one or more of which may be waived by the Company:

(a) The representations and warranties of the Parent and Buyer contained in this Agreement shall be true and correct (without giving effect to any materiality, Material Adverse Effect or similar qualifications set forth therein) in all material respects on and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent such representations speak as of a particular date or time, in which case such representations shall be true and correct as of such time).  The Parent and Buyer shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent or Buyer prior to the Closing Date.

(b) The Company shall have obtained the Company Required Vote.

(c) No Legal Requirement (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect or pending and that prevents or prohibits consummation of the Merger.

(d) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(e) Parent or Buyer shall have deposited the portion of the Purchase Price payable to the Paying Agent in accordance with Section 2.8(a) with the Paying Agent and the portion of the Purchase Price payable to the Surviving Corporation with the Company in accordance with Section 2.8(b).

(f) Parent or Buyer shall have delivered to the Company each of the items set forth in Section 3(c).

9. TERMINATION

9.1	TERMINATION EVENTS

Notwithstanding anything to the contrary contained in any other Section of this Agreement, this Agreement may be terminated and the Contemplated Transactions and the Merger abandoned at any time prior to the Closing Date, with the approval of the applicable terminating party’s board of directors, as follows:

(a) by mutual written consent of the Buyer and the Company;

(b) by the Company or Buyer if at the Company Shareholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company if (i) it is in breach of its obligations under any of Section 6.2 or 7.4 (other than any immaterial breach thereof not intended to result in an Acquisition Proposal) or (ii) if its failure to fulfill any material obligation required to be performed by it under this Agreement has been the primary cause of, or results in, the failure to obtain the Company Required Vote;

(c) by the Buyer or the Company by written notice to the other party, if the Closing Date shall not have occurred on or before March 31, 2013 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to (i) the Company if it is in breach of its obligations under any of Section 6.2 or 7.4 (other than any immaterial breach thereof not intended to result in an Acquisition

Proposal) or (ii) any party whose failure to fulfill any material obligation required to be performed by such party under this Agreement has been the primary cause of, or results in, the failure of the Closing Date to occur before the Outside Date;

(d) at any time prior to the Company Shareholders Meeting, by the Company in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Alternative Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by the Company and its board of directors in compliance with Section 6.2 hereof; provided, however, that this Agreement may be terminated by the Company pursuant to this Section 9.1(d) only if (i) prior to such termination the Company and the Company Board, as applicable, shall have at all times complied with Sections 6.2 and 7.4 (other than any immaterial breach thereof not intended to result in an Acquisition Proposal) and (ii) the payment required by Section 9.2 is made in full to Parent pursuant to the terms set forth in this Agreement;

(e) by Parent if (i) there shall have been a Company Adverse Recommendation Change, (ii) the Company Board has failed to reaffirm the Company Recommendation within five (5) business days after Parent has requested in writing that it do so and continues to fail to reaffirm the Company Recommendation as of the date this Agreement is terminated pursuant to this Section 9.1(e), or (iii) any third party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting an Acquisition Proposal and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

(f) by Parent, if the Company shall have breached any of its obligations under Section 6.2 or 7.4 (other than any immaterial breach thereof not intended to result in an Acquisition Proposal);

(g) by Parent (if Parent and Buyer are not in material breach of their representations, warranties, covenants or agreements under this Agreement), if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 8.1(a) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured before the Outside Date or (B) the Company does not within thirty days after receipt of written notice thereof cure such breach;

(h) by the Company (if the Company is not in material breach of its representations, warranties, covenants or agreements under this Agreement), if (i) there has been a breach by Parent or Buyer of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 8.2(a) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured before the Outside Date, or (B) Parent does not within thirty days after receipt of written notice thereof cure such breach; and

(i) by the Company or Parent, if any Governmental Body of competent jurisdiction shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(i) shall not have initiated such proceeding or taken any action in support of such proceeding and such party shall have used its reasonable best efforts to prevent and oppose such Order or other action.

The party desiring to terminate this Agreement pursuant to any subsection of this Section 9.1 other than subsection (a) shall give written notice of such termination to the other party in accordance with Section 10.4, specifying the provision or provisions hereof pursuant to which such termination is effected.  The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

9.2	TERMINATION FEES

(a) If this Agreement is terminated: (A) by Parent pursuant to Section 9.1(e) (Company Adverse Recommendation) or Section 9.1(f) (Specific Breach), or by Parent pursuant to Section 9.1(g) (Material Company Breach) as a result of an intentional breach by the Company; (B) by either party pursuant to Section 9.1(b) (No Vote) or Section 9.1(c) (Outside Date), or by Parent pursuant to Section 9.1(g) (Material Company Breach) other than as a result of an intentional breach by the Company, and, in any case in this clause (B), at any time after the execution of this Agreement and prior to the expiration of the twelfth (12th) month following such termination, the Company enters into an Alternative Acquisition Agreement or consummates an Acquisition Proposal (with the percentages set forth in the definition of “Acquisition” as used in the term “Acquisition Proposal” changed from 15% to 50%, and with the parties expressly acknowledging that any asset-backed or similar debt financing collateralized by, or involving sale of, a pool of receivables would not constitute an Acquisition Proposal for purposes of this provision); or (C) by the Company pursuant to Section 9.1(d) (Alternative Acquisition Agreement), Company shall pay Buyer by wire transfer of immediately available funds to an account designated by Buyer, the cash amount of $3,975,000.00 (the “Company Termination Fee”), as agreed upon liquidated damages and not as a penalty and, except in the case of fraud and subject to Section 9.2(b) and 9.2(d), as the sole and exclusive remedy of Buyer against Company or Coastal if actually paid in connection with a termination pursuant to the subsections of Section 9.1 set forth in this sentence.  The Company Termination Fee shall be payable (i) in the case of a termination pursuant to clause (A) or (C) hereof, on or before the second (2nd) business day after the termination of this Agreement, and (ii) in the case of a termination pursuant to clause (B) hereof, concurrently with the consummation of an Acquisition Proposal.

(b) In addition to the foregoing, in the event this Agreement is terminated pursuant to Section 9.1(b) (No Vote), or pursuant to Section 9.1(g) (Material Company Breach) other than as a result of an intentional breach by the Company, then the Company shall, within two (2) business days, pay $1,300,000 (the “Company Expense Fee”) to Parent as agreed upon liquidated damages and not as a penalty and, except in the case of fraud and subject to this Section 9.2(b) and 9.2(d), as the sole and exclusive remedy of Buyer against Company or Coastal if actually paid in connection with a termination pursuant to the subsections of Section 9.1 set forth in this sentence by wire transfer of same day funds to one or more accounts designated by Parent.  If, after the Company Expense Fee is paid pursuant to this Section 9.2(b) by the Company, the Company is subsequently required to pay a Company Termination  Fee pursuant to Section 9.2(a), the Company shall be entitled to reduce the amount of the Company Termination Fee payable by the amount of the Company Expense Fee previously paid pursuant to the previous sentence. For the avoidance of doubt, if this Agreement is terminated in accordance with Section 9.1, the obligations of the Company set forth in Section 9.2(a) and this Section 9.2(b) shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent and Buyer against the Companies for any breach of this Agreement or any failure to consummate the transactions contemplated by this Agreement, and Parent and Buyer shall not be entitled to any other damages or to seek any other remedies (including in respect of specific performance of the Companies’ obligations under this Agreement) other than as set forth in Section 9.2(a) and this Section 9.2(b).

(c) If this Agreement is terminated by the Company pursuant to Section 9.1(h) (Material Buyer Breach) as a result of an intentional breach by Parent or Buyer, Parent shall pay the Company by wire transfer of immediately available funds to an account designated by the Company, the cash amount of $3,975,000.00 (the “Parent Termination Fee”), as agreed upon liquidated damages and not as a penalty and, except in the case of fraud and subject to Section 9.2(d), as the sole and exclusive remedy of the Companies against Parent or Buyer, if actually paid, in connection with a termination pursuant to Section 9.1(h).  The Parent Termination Fee, if any, shall be payable on or before the second (2nd) business day after the termination of this Agreement.  In the event this Agreement is terminated pursuant to Section 9.1(h) (Material Buyer Breach) other than as a result of an intentional breach by Parent or Buyer, then Parent or Buyer shall pay the Company by wire transfer of immediately available funds to an account designated by the Company, the cash amount of $1,300,000.00 (the “Parent Expense Fee”), as agreed upon liquidated damages and not as a penalty and, except in the case of fraud and subject to Section 9.2(d), as the sole and exclusive remedy of the Companies against Parent or Buyer, if actually paid, in connection with a termination pursuant to Section 9.1(h).  For the avoidance of doubt, if this Agreement is terminated in accordance with Section 9.1, the obligations of Parent and Buyer set forth in this Section 9.2(c) shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Companies against Parent and Buyer for any breach of this Agreement or any failure to consummate the transactions contemplated by this Agreement, and the Companies shall not be entitled to any other damages or to seek any other remedies (including in respect of specific performance of Parent’s or Buyer’s obligations under this Agreement) other than as set forth in this Section 9.2(c).

(d) The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if any Person fails to promptly pay any amount due pursuant to Section 9.2 and, in order to obtain such payment, a party commences an action that results in a judgment against another party for the amount set forth in Section 9.2 or any portion thereof, the party against whom such judgment is rendered shall pay the other party’s costs and expenses (including reasonable attorneys’ fees) in connection with such action.

9.3	EFFECT OF TERMINATION

Except as provided in Section 9.2, in the event of valid termination of this Agreement by the Buyer or the Company, there shall be no liability on the part of either the Company or the Parent or Buyer or their respective Affiliates, officers or directors hereunder, except that Section 9.1, Section 9.2, this Section 9.3 and Sections 10.1 through 10.12 shall survive the termination.

9.4	COOPERATION AFTER THE EFFECTIVE TIME

Following the Merger, the Surviving Corporation shall use commercially reasonable efforts to determine and timely respond to requests from the Company’s former shareholders and their Representatives to provide such non-privileged information as such shareholders may reasonably require for properly reporting the liquidation of their Shares in the Merger for any Tax purposes.

9.5	FURTHER ASSURANCES

The parties agree, at the expense of the requesting party, (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of consummating the Contemplated Transactions.

9.6	EXPIRATION OF REPRESENTATIONS AND WARRANTIES

If the Closing occurs, absent fraud, the representations and warranties set forth in Articles 4 and 5 of this Agreement and any related certificates shall expire and shall have no further force or effect.  Covenants and agreements set forth in this Agreement that apply to the period after the Closing shall continue in force and shall be enforceable in accordance with their terms.

10. GENERAL PROVISIONS

10.1	EXPENSES

Except as otherwise agreed to in writing by the parties or set forth in this Agreement (including in Section 9.2 hereof), each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants.

10.2	SPECIFIC PERFORMANCE

           The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the Contemplated Transactions) in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy, subject to Section 9.2, to which they are entitled at law or in equity.  Each of Parent and Buyer agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  For the avoidance of doubt, specific performance to consummate the Contemplated Transactions will only be available prior to a termination of this Agreement, and only if all the conditions to the obligations to complete the Closing and the Merger of the party against which specific performance is sought (other than conditions which, by their nature are to be satisfied at Closing, but subject to satisfaction of such conditions) have been satisfied as of such time.

10.3	GOVERNING LAW; JURISDICTION; WAIVER OF JURY

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana applicable to contracts executed in and to be performed in that state and irrespective of the principles of conflict of laws.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Indiana state or federal court.  The parties hereto hereby:

(a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Indiana for the purpose of any Proceeding arising out of or relating to this Agreement brought by any party hereto; and

(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the Contemplated Transactions may not be enforced in or by any of the above-named courts.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.  EACH OF THE PARTIES HERETO CERTIFIES THAT

NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER; AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.

10.4	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate in advance by notice to the other parties):

THE COMPANY:	White River Capital, Inc.
6051 El Tordo
Rancho Santa Fe, CA 92067
Attn: John M. Eggemeyer, III, Chief Executive Officer
Telephone: 858-997-6740
Fax: 858-756-8301

WITH A COPY TO:	Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, IN 46204
Attn: Eric R. Moy, Esq.
Telephone: 317-231-7298
Fax: 317-231-7433

PARENT OR BUYER:	Coastal Credit Holdings, Inc.
Four Embarcadero Center, Suite 3610
San Francisco, CA 94111
Attn: Brian P. Golson Andrew C. Dodson
Telephone: 415-913-3900
Fax: 415-913-3913

WITH A COPY TO:	Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
Attn: Jeffrey Seifman, P.C. Shelly M. Hirschtritt, P.C. Tana M. Ryan
Telephone: 312-862-2000
Fax: 312-862-2200

10.5	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

10.6	ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with the Confidentiality Agreement, the Guaranty and the documents contemplated by this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

10.7	ASSIGNMENTS, SUCCESSORS, AND THIRD-PARTY RIGHTS

No party may assign any of its rights under this Agreement without the prior consent of the other parties; provided, however, that prior to the Closing, Parent and Buyer may assign this Agreement (in whole but not in part) to any of their respective Affiliates, and may further assign their respective rights hereunder to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing). No assignment by any party hereto shall relieve such party of any of its obligations hereunder.  Subject to the preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and the Indemnified Parties with respect to Section 7.3) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Without limiting the foregoing, no shareholder, member or employee of any party shall have any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

10.8	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.9	SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” or “Article” or “Articles” refer to the corresponding Section or Sections, or Article or Articles, of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.10	TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.11	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

10.12	DISCLOSURE LETTERS

Disclosures set forth in the Company Disclosure Letter and the Buyer Disclosure Letter and in any supplement thereto shall be deemed disclosed for purposes of any section of this Agreement with respect to which the relevance of such disclosure is reasonably apparent on its face. Terms used in the Company Disclosure Letter and the Buyer Disclosure Letter and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:		COMPANY:

COASTAL CREDIT MERGER SUB, INC.		WHITE RIVER CAPITAL, INC.

By:	/s/ Andrew C. Dodson	By:	/s/ John M. Eggemeyer, III
Name:	Andrew C. Dodson		John M. Eggemeyer, III
Title:	Vice President		Chief Executive Officer

PARENT:

COASTAL CREDIT HOLDINGS, INC.

By:	/s/ Andrew C. Dodson
Name:	Andrew C. Dodson
Title:	Vice President

Signature Page to Agreement and Plan of Merger

Appendix B

LIMITED GUARANTY

This Limited Guaranty, dated as of November 15, 2012 (this "Limited Guaranty"), by Parthenon Investors IV, L.P., a Delaware limited partnership (the "Guarantor"), in favor of White River Capital, Inc., an Indiana corporation (the "Company"), in connection with the acquisition of the Company pursuant to the Agreement and Plan of Merger, dated as of the date hereof, among Coastal Credit Holdings, Inc., a Delaware corporation (the "Parent"), Coastal Credit Merger Sub, Inc., an Indiana corporation and wholly owned subsidiary of Parent ("Buyer"), and the Company (as amended or modified from time to time, the "Merger Agreement").  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guaranty.  Subject to the terms and conditions of this Limited Guaranty, the Guarantor hereby irrevocably and unconditionally guaranties to the Company, the payment, if and when due, but only up to the Maximum Amount (as defined below), of Parent's and Buyer's obligation to (a) pay the Parent Termination Fee or the Parent Expense Fee, in each case solely to the extent such obligations are payable pursuant to Section 9.2(c) of the Merger Agreement following a termination of the Merger Agreement, and (b) fund the Purchase Price in connection with a consummation of the Contemplated Transactions, solely to the extent such Purchase Price is due and payable pursuant to the terms and conditions of the Merger Agreement (which shall not have been terminated prior to such time, and including without limitation the obligation that all of the conditions to Parent and Buyer's obligations to consummate the Contemplated Transactions set forth in the Merger Agreement must be satisfied prior to such funding (other than such conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction of those conditions)) (collectively, the "Guaranteed Obligations"); provided that in no event shall Guarantor's aggregate liability under this Limited Guaranty in respect of Guaranteed Obligations exceed an aggregate amount equal to the Purchase Price (the "Maximum Amount"), it being understood that this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Maximum Amount; provided, further, that this Limited Guaranty will expire and will have no further force or effect, and the shareholders of the Company (the "Shareholders")), the Company and their respective Affiliates will have no rights hereunder, upon termination of the obligations and liabilities of the Guarantor hereunder in accordance with Section 6 below.  The Company hereby agrees that the Guarantor shall not in any event be required to pay more than the Maximum Amount under or in respect of this Limited Guaranty or have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guaranty, other than as expressly set forth herein.  If Parent and Buyer fail or refuse to pay any of the Guaranteed Obligations when due in accordance with the terms of the Merger Agreement, the Guarantor shall immediately pay, or cause to be paid, such amounts free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided herein.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  For the avoidance of doubt, Guarantor's obligation to fund the Purchase Price or otherwise pay amounts in excess of the Parent Termination Fee pursuant to this Limited Guaranty shall only be in respect of a closing of the Contemplated Transactions and not in respect of a damages judgment or order (unless such closing occurs pursuant to such order).

2. Terms of Limited Guaranty.  This Limited Guaranty is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guaranty, irrespective of whether any action is brought against the Parent or Buyer or whether the Parent or Buyer joined in any such action or actions.  Except as otherwise provided herein, the liability of the Guarantor under this Limited Guaranty shall, to the fullest extent permitted under applicable law, be absolute and unconditional.

(a) Guarantor agrees that the Company may, with the prior written consent of Parent, at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment or performance of any of the Guaranteed Obligations, without in any way impairing or affecting Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guaranty. The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or any Guaranteed Obligation hereunder or acceptance of this Limited Guarantee or any Guaranteed Obligation hereunder.  The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between the Parent, Buyer or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Contemplated Transactions and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits and after seeking the advice of counsel.

(b) To pursue or enforce its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against the Parent, Buyer or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from the Parent or Buyer or any such other Person or to realize upon or to exercise or otherwise exhaust any such remedy or right of offset shall not relieve the Guarantor of any liability hereunder.

(c) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that the Parent or Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor's obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder as if such payment had not been made.

(d) Notwithstanding any other provision of this Limited Guaranty, the Company hereby agrees that (i) the Guarantor may assert, as a defense to, or as a release or discharge of, any payment or performance by Guarantor under this Limited Guaranty or any claim, set-off, deduction, defense or release that the Parent or Buyer could assert against the Company under the terms of, or with respect to, the Merger Agreement or the Contemplated Transactions, and (ii) any failure by the Company to comply with the terms of the Merger Agreement, including, without limitation, any breach of any of its representations, warranties or covenants contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the Merger Agreement, to the extent that, in any such case, such failure would relieve the Parent and Buyer of its obligations under the Merger Agreement to pay the Guaranteed Obligations shall likewise automatically and, to that extent, without any further action on the part of any Person relieve the Guarantor of its obligations under this Limited Guaranty.

3. Waiver of Acceptance, Presentment; Etc.

Without amending or limiting the other provisions of this Limited Guaranty (including Section 6 hereof), the Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, relief from valuation and appraisement laws, and any notice not provided for herein or not required to be provided to the Parent under or in connection with the Merger Agreement, other than defenses that are available to the Parent or Buyer (i) under the Merger Agreement, (ii) in respect of a breach by the Company of this

Limited Guaranty, and (iii) in respect of fraud committed by the Company or any of its Affiliates or Representatives in connection with the Merger Agreement or the Contemplated Transactions.

(a) The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, unconditional, irrevocable and continuing irrespective of:

(i) any change in the corporate existence, structure or ownership of Parent or Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations;

(ii) change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or any other limited guarantee that may be agreed to by Parent or Buyer or any documents entered into by Parent or Buyer in connection therewith;

(iii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Buyer or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(iv) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations); provided that, Guarantor shall be permitted to assert as a defense to, or release or discharge of, the payment of the Guaranteed Obligations, any claim, set-off, deduction, defense or release that are available to Parent of Buyer under the Merger Agreement;

(v) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right, remedy or power against Parent, Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations;

(vi) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligations;

(vii) the adequacy of any means the Company may have of obtaining payment or performance in respect of the Guaranteed Obligations; or

(viii) any discharge of Guarantor as a matter of applicable Law or equity (other than a discharge of Guarantor with respect to the Guaranteed Obligations as a result of payment or settlement of the Guaranteed Obligations in accordance with their terms).

4. Sole Remedies.  The Company acknowledges and agrees that no funds are expected to be contributed to the Parent or Buyer unless  and until the Closing occurs, and that neither the Shareholders, the Company nor any other Person shall have any right to cause any assets to be contributed to the Parent or Buyer by the Guarantor, any Guarantor Affiliate (as hereinafter defined below) or any other Person.  Notwithstanding the foregoing, Guarantor hereby undertakes and agrees that it shall pay any third party fees and expenses of Parent and Buyer necessary to permit each of them to timely perform their respective obligations (other than those comprising the Guaranteed Obligations) under the Merger Agreement.

(a) The Company further agrees and acknowledges that no Person other than the Guarantor has any obligations hereunder and that, notwithstanding that Guarantor may be a limited partnership, neither the Shareholders nor the Company has any remedy, recourse or right of recovery against, or contribution from, (i) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, representative, assignee or Affiliates of the Guarantor, (ii) any co-investor or prospective co-investor, lender or prospective lender, lead arranger, arranger or agent to Parent or Buyer or (iii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officers, members, managers, directors, employees, agents, attorneys, controlling persons, assignees or Affiliates of any of the foregoing (those persons and entities described in the foregoing clauses (i)-(iii) being referred to herein (collectively as "Guarantor Affiliates"), through the Guarantor, the Parent, Buyer or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any Legal Requirement, by or through a claim or Proceeding by or on behalf of the Guarantor or the Parent or Buyer against the Guarantor or any Guarantor Affiliate, or otherwise.

(b) The Company hereby covenants and agrees that it shall not institute, and shall cause Coastal and their respective Representatives not to institute, directly or indirectly, any Action or bring any other claim arising under, or in connection with, this Limited Guaranty, the Merger Agreement, or the Contemplated Transactions, against the Guarantor or any Guarantor Affiliate, except for (i) claims by the Company against the Guarantor under and in accordance with this Limited Guaranty (the "Retained Guaranty Claims") or (ii) claims by the Company against the Parent or Buyer under and in accordance with the Merger Agreement (the "Retained Merger Agreement Claims," and together with the Retained Guaranty Claims, the "Retained Claims").  Nothing in this Limited Guaranty shall affect or be construed to affect any liability of Parent or Buyer to the Company.

(c) Recourse against the Guarantor, as applicable, solely with respect to the Retained Guaranty Claims, and against the Parent or Buyer, solely with respect to the Retained Merger Agreement Claims, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company, and all of its Affiliates and Representatives (including any Shareholder), against the Guarantor or any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, this Limited Guaranty, the Merger Agreement or the Contemplated Transactions, including if Parent and Merger Sub fail to effect the Closing for any reason or no reason or they otherwise breach the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform thereunder (whether willfully, intentionally, unintentionally or otherwise), and such recourse for all Retained Claims shall be subject to the Maximum Amount and the other limitations described herein and therein (and except in the case of fraud).

(d) The Company acknowledges that the Guarantor is agreeing to enter into this Limited Guaranty in reliance on the provisions set forth in this Section 4.  This Section 4 shall survive termination of this Limited Guaranty.

5. Subrogation.    The Guarantor will not exercise any rights of subrogation or contribution against the Parent or Buyer, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been paid in full.

6. Termination.  This Limited Guaranty shall terminate, and the Guarantor shall not have any further liability or obligation under this Limited Guaranty from and after the earliest of (a) occurrence of the Effective Time after the irrevocable payment of the Purchase Price at Closing and, (b) termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which the Parent Termination Fee or the Parent Expense Fee is, in accordance with Section 9.2(c) of the Merger Agreement, due and owing by Parent (such a termination, a "Qualifying Termination")) and (c) the date six months after a Qualifying Termination unless prior to such date after such Qualifying Termination, the Company shall have commenced a suit, action or other proceeding against the Parent alleging the Parent Termination Fee or the Parent Expense Fee is due and owing or against the Guarantor that amounts are due and owing from the Guarantor pursuant to Section 1 of this Limited Guaranty (a "Qualifying Suit"); provided that if a Qualifying Termination has occurred and a Qualifying Suit is filed prior to the date six months after a Qualifying Termination, this Limited Guaranty shall terminate, and the Guarantor shall not have any further liability or obligation under this Limited Guaranty, and each of Parent and Merger Sub shall not have further liability or obligation under the Merger Agreement, from and after the earliest of (x) a final, non-appealable resolution of such Qualifying Suit determining that the Parent does not owe the Parent Termination Fee or the Parent Expense Fee, (y) a written agreement among the Guarantor and the Company terminating this Limited Guaranty and (z) payment of the Parent Termination Fee or the Parent Expense Fee, as applicable (but in no event in excess of the Parent Termination Fee or the Parent Expense Fee, as applicable) by the Guarantor and/or the Parent. In the event that the Company or any of its Affiliates or Representatives (including any Shareholder) institutes any suit, action or other proceeding or makes any claim (A) asserting that the provisions of this Section 6 or Sections 1, 2, 4, 7, 10, 14, 15, 16, 17, 19 or 22 hereof are illegal, invalid or unenforceable in whole or in part or that the Guarantor or any Guarantor Affiliate  is liable in excess of or to a greater extent than the Maximum Amount, (B) arising under, or in connection with, this Guaranty, the Merger Agreement or the Contemplated Transactions, other than a Retained Claim, or (C) in respect of a Retained Claim in any jurisdiction other than Indiana, then (x) the obligations of the Guarantor under this Limited Guaranty shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guaranty, the Guarantor shall be entitled to recover such payments from the Shareholders, the Company or any of their respective Affiliates, and (z) none of the Guarantor, the Parent, Buyer or any Guarantor Affiliate shall have any liability to any Shareholder, the Company, or any of their respective Affiliates or Representatives under this Limited Guaranty or with respect to the Contemplated Transactions.  Upon the request of the Guarantor after any termination of this Limited Guaranty pursuant to the provisions of this Section 6, the Company shall provide such Guarantor with written confirmation of the termination of this Limited Guaranty.

7. Continuing Guaranty.  Except to the extent that the obligations and liabilities of the Guarantor are terminated pursuant to the provisions of Section 6 hereof, this Limited Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and permitted transferees and assigns.  All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  Notwithstanding anything to the contrary contained in this Guaranty, the Company hereby agrees that, to the extent the Parent or Buyer is relieved of any of its representations, warranties, covenants or agreements contained in the Merger Agreement so as to render any continuing liability or obligations arising in connection with the Merger Agreement inapplicable, or the Parent is relieved of its specific performance obligations under Section 10.2 of the Merger Agreement or payment obligations under Section 9.2(c) of the Merger Agreement in respect of the Parent Termination Fee or the Parent Expense Fee, the Guarantor shall be similarly relieved of its Guaranteed Obligations under this Limited Guaranty.

8. Entire Agreement.  This Limited Guaranty, together with the Merger Agreement, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Parent and the Guarantor or any Guarantor Affiliate, on the one hand, and any Shareholder, the Company, and their respective Affiliates and Representatives, on the other hand.  The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the parties hereto.  No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Limited Guaranty exist between any of the parties hereto except as expressly set forth in this Limited Guaranty .

9. Amendments and Waivers.  This Limited Guaranty may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the parties hereto.  Any party to this Limited Guaranty may, at any time, by action taken by its board of directors, other governing body or officers thereunto duly authorized, waive any of the terms or conditions of this Limited Guaranty by an agreement in writing executed by such party. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Limited Guaranty or any rights or obligations of any party hereto under or by reason of this Limited Guaranty.

10. No Third Party Beneficiaries.  Except for the provisions of this Limited Guaranty which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto and the Guarantor Affiliates any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

11. Counterparts.  This Limited Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Limited Guaranty will become effective when duly executed by each party hereto.

12. Delivery by Facsimile or Electronic Transmission.  This Limited Guaranty and any signed agreement or instrument entered into in connection with this Limited Guaranty, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Limited Guaranty or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

13. Notices.  All notices, consents, waivers, and other communications under this Limited Guaranty must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate in advance by notice to the other parties):

THE COMPANY:	White River Capital, Inc.
6051 El Tordo
Rancho Santa Fe, CA 92067
Attn: John M. Eggemeyer, III, Chief Executive Officer
Telephone: 858-997-6740
Fax: 858-756-8301

WITH A COPY TO:	Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, IN 46204
Attn: Eric R. Moy, Esq.
Telephone: 317-231-7298
Fax: 317-231-7433

GUARANTOR:	Parthenon Investors IV, L.P.
Four Embarcadero Center, Suite 3610
San Francisco, CA 94111
Attn: Brian P. Golson Andrew C. Dodson
Telephone: 415-913-3900
Fax: 415-913-3913

WITH A COPY TO:	Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
Attn: Jeffrey Seifman, P.C. Shelly M. Hirschtritt, P.C. Tana M. Ryan
Telephone: 312-862-2000
Fax: 312-862-2200

14. Governing Law.  This Limited Guaranty shall be governed by, and construed in accordance with, the laws of the State of Indiana applicable to contracts executed in and to be performed in that state and irrespective of the principles of conflict of laws.

15. Jurisdiction; Venue; Waiver of Service of Process.  All actions and proceedings arising out of or relating to this Limited Guaranty shall be heard and determined in any Indiana state or federal court.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Indiana for the purpose of any action or proceeding arising out of or relating to this Limited

Guaranty brought by any party hereto; and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Limited Guaranty or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

16. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HERETO CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER; AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

17. Representations and Warranties.  The Guarantor hereby represents and warrants to the Company that (a) it has all limited partnership power and authority to execute, deliver and perform this Limited Guaranty; (b) the execution, delivery and performance of this Limited Guaranty by the Guarantor has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the Guarantor are necessary therefor; (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Guarantor in accordance with its terms, except in so far as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditor's rights generally, or by principles governing the availability of equitable remedies; (d) the execution, delivery and performance by the Guarantor of this Limited Guaranty do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable law or judgment binding on the Guarantor or its assets, or (iii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which the Guarantor is a party; and (e) the Guarantor has the readily available financial capacity to timely pay and perform its obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill the Guaranteed Obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 7 hereof.

18.  Specific Performance.  The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that Guarantor does not perform any provision of this Guaranty in accordance with its specified terms or otherwise breaches its terms and further agree that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Guaranty and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which it is entitled at law or in equity, and that the Company shall not be required to provide any bond or other security in connection with any such order or injunction.  For the avoidance of doubt, specific performance to consummate the Contemplated Transactions will only be available prior to a termination of this Agreement, and only if all the conditions to the obligations to complete the Closing and the Merger of the party against which specific performance is sought have been satisfied as of such time (other than such conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction of those conditions).

18. No Assignment.  None of the Guarantor or the Company may assign their respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company).

19. Severability.  Any term or provision of this Limited Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount and the provisions of Sections 2(d), 4, 5, and 6, hereof.  No party hereto shall assert, and each party shall use commercially reasonable efforts to cause its respective Affiliates, security holders and Representatives not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.  The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Legal Requirements governing this Limited Guaranty, the remaining provisions of this Limited Guaranty shall be unaffected and remain valid, legal and enforceable to the fullest extent permitted by Legal Requirements and, to the extent necessary, this Limited Guaranty shall be reformed, construed and enforced so as to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision that best gives effect to the intent of the parties hereto.

20. Confidentiality.  This Limited Guaranty shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and the Company; provided, that no such written consent shall be required (and the Guarantor, the Company and their respective Affiliates shall be free to release such information) for disclosures to such Person's respective Representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 21; provided further, that the Guarantor and the Company may disclose this Limited Guaranty to the extent the Company reasonably determines such disclosure is required by Law (including, without limitation, pursuant to disclosure obligations of the Company under the Securities Exchange Act of 1934, as amended, or the listing rules of the NYSE MKT market).

21. Headings.  The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

22. Relationship of the Parties.  Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guaranty are solely contractual in nature.  In no event shall the Parent, Buyer or the Guarantor be considered an "Affiliate" of any Shareholder or the Company for purposes of this Limited Guaranty.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.

GUARANTOR:
PARTHENON INVESTORS IV, L.P.

By: PCP Partners IV, L.P.
Its: General Partner

By: PCP Managers, LLC
Its: General Partner

By:	/s/ Brian P. Golson
Name: Brian P. Golson
Title: Managing Member

COMPANY:

WHITE RIVER CAPITAL, INC.

By:	/s/ John M. Eggemeyer, III
Name: John M. Eggemeyer, III
Title: Chief Executive Officer

Signature Page to Limited Guaranty

Appendix C

1775 Eye Street NW, Suite 800 Washington, D.C. 20006

Board of Directors
White River Capital, Inc.
6051 El Tordo
P.O Box 9876
Rancho Santa Fe, CA 92067

November 14, 2012

Directors of the White River Capital, Inc.:

We understand that White River Capital, Inc., an Indiana Corporation (the “Company” or “White River”), Coastal Credit Holdings, Inc., a Delaware Corporation (the “Parent”) and Coastal Credit Merger Sub, Inc., an Indiana Corporation and wholly-owned subsidiary of Parent (the “Buyer”) propose to enter into an Agreement and Plan of Merger substantially in the form of the execution draft dated November 14, 2012 (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of the Buyer with and into the Company.  Pursuant to the Merger, the separate corporate existence of Buyer shall cease, the Company will become a wholly-owned subsidiary of Parent and each share of common stock, no par value, or Performance Shares (as defined in the Merger Agreement and collectively with common stock, “Shares”) of the Company that is outstanding immediately prior to the effective time of the Merger will be canceled and (other than Shares held in the treasury of the Company and each Share owned by Buyer, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the effective time of the Merger) converted automatically into the right to receive cash in an amount equal to $21.93 per share, subject to increase or decrease in accordance with the terms of the Merger Agreement within a range of not more than $0.55 per share (the “Merger Consideration”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked Milestone Advisors, LLC (“Milestone”) whether, in our opinion, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company as provided in the Merger Agreement is fair to the shareholders of the Company from a financial point of view. For the purposes of the opinion set forth herein we have:

(i)	Reviewed certain publicly-available financial statements and other business and financial information of the Company;

(ii)	Reviewed certain internal financial statements and other financial data and operating data concerning the Company prepared by the management of the Company;

(iii)	Reviewed certain financial projections of the Company prepared by the management of the Company;

(iv)	Discussed the past and current operations, financial condition and prospects of the Company with management of the Company and the management of its subsidiary Coastal Credit, LLC (“Coastal Credit”);

(v)
Performed various valuation and financial analyses based on the financial projections of the Company prepared by the management of the Company, including illustrative discounted cash flow and future terminal value analyses;

Directors of White River Capital, Inc.
November 14, 2012

(vi)	Reviewed the reported prices, trading activity and trading multiples of the Company and other publicly available information of the Company;

(vii)	Compared the stock price performance, trading activity and trading multiples of the Company to other publicly-traded companies that we deemed generally comparable to the Company;

(viii)	Compared the financial performance of the Company with that of certain other publicly-traded companies that we believe are generally comparable to the Company;

(ix)	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that we believe are generally comparable to the Merger;

(x)	Reviewed the execution draft of the Merger Agreement dated November 14, 2012 and certain related documents; and

(xi)	Performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to or discussed with us by the Company or Coastal Credit or obtained by us from public sources. We further relied upon the assurances of the management of White River and Coastal Credit that they are not aware of any facts that would make any such information inaccurate or misleading. With respect to the financial forecasts prepared by the Company’s management, we have relied on representations that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of White River and Coastal Credit and we have assumed that the Company will perform in accordance with such forecasts. We expressed no view as to the reasonableness or achievability of such forecasts, or the assumptions on which they were based, and did not assume any responsibility or express any view with respect to such forecasts. We have not considered any aspect or implication of any transaction to which the Company or Coastal Credit is a party (other than as specifically described herein with respect to the proposed merger).

We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis, (ii) each party to the Merger Agreement will fully and timely perform all of the covenants and agreements, in all respects material to our analysis, required to be performed by such party, (iii) all conditions to the consummation of the Merger will be satisfied in all respects material to our analysis without waiver thereof, and (iv) the Merger will be consummated in a timely manner in accordance with the terms described in the Merger and documents provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the Merger, in any respect material to our opinion. We also have relied upon and assumed, without independent verification, that (a) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (b) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no material delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would

Directors of White River Capital, Inc.
November 14, 2012

result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on Company or any expected benefits of the Merger. In addition, we have relied upon and assumed, without independent verification, that the final form of the Merger will not differ in any material respect from the form of the execution draft dated November 14, 2012.

We were not requested to consider, and our opinion does not address, the Company's underlying business decision to enter into the Merger Agreement, the structure, tax consequences or accounting treatment of the Merger, or the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We were not requested to consider, and our opinion does not address, the non-financial terms of the Merger Agreement. Our opinion addresses only the aggregate consideration to be paid to holders of the outstanding stock of the Company pursuant to the Merger. We express no opinion or view with respect to the fairness of the amount, nature or any other aspect of the compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons.

We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Merger. We expect to receive fees for our services in connection with the Merger, a significant portion of which are contingent upon consummation of the Merger, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

Milestone Advisors, as part of its investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with asset purchases, mergers and other acquisitions of specialty finance companies, commercial banks, savings institutions, and other finance companies, as well as business valuations for other corporate purposes for financial services organizations. Milestone has experience in, and knowledge of, the valuation of auto finance companies.

This opinion is directed to, and for the use of, the Board of Directors in connection with its consideration of the Merger, and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any proxy statement sent to shareholders of the Company in connection with the Merger, as required by applicable law. In addition, we express no opinion or recommendation as to how the members of the Board of Directors, the shareholders of the Company, or any other person should vote in connection with the Merger.

Our opinion is necessarily based on market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.  It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or affirm our opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of the Company from a financial point of view. The issuance of this opinion was approved by our fairness opinion review committee.

Sincerely,

Milestone Advisors, LLC

White River Capital, Inc.
IMPORTANT SPECIAL MEETING INFORMATION	Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time on February 11, 2013.
Vote by Internet • Go to www.investorvote.com • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website
Vote by Telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

 ▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼
A Voting Items
1. Approval of the Agreement and Plan of Merger dated November 15, 2012 by and among Coastal Credit Holdings, Inc., Coastal Credit Merger Sub, Inc., and White River Capital, Inc. (the “Merger Agreement”), pursuant to which Coastal Credit Merger Sub, Inc. will be merged with and into White River Capital, Inc. (the “Merger”).  The Board of Directors recommends a vote FOR this proposal.

For	Against	Abstain
☐	☐	☐

2. Approval, on an advisory (non-binding) basis, of the compensation of the named executive officers of White River Capital, Inc. based on or related to the Merger and the agreements and understandings concerning such compensation.  The Board of Directors recommends a vote FOR this proposal.

For	Against	Abstain
☐	☐	☐

3.  Approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve the Merger Agreement and Merger described in Proposal 1.  The Board of Directors recommends a vote FOR this proposal.

For	Against	Abstain
☐	☐	☐
B Non-Voting Items
Change of Address – Please print new address below.

C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy – White River Capital, Inc.

Proxy Solicited by Board of Directors
for Special Meeting of Shareholders February 11, 2013

The undersigned appoints John M. Eggemeyer and Martin J. Szumski, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse hereof, all the shares of Common Stock of White River Capital, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders thereof to be held at The Inn at Rancho Santa Fe, 5951 Linea Del Cielo, Rancho Santa Fe, California 92067, on Monday, February 11, 2013, at 9:00 a.m. Pacific time, or at any adjournment thereof.

Unless otherwise marked, this proxy will be voted FOR the proposals set forth in this proxy card. In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement.  The Notice of Special Meeting of Shareholders and Proxy Statement and form of proxy for the special meeting are also available, without charge, at www.WhiteRiverCap.com, or from the SEC’s website at http://www.sec.gov. You also may request a copy of these materials, without charge, by sending an email to mszumski@whiterivercap.com. Please make your request no later than January 28, 2013 to facilitate timely delivery.  If you do not request materials pursuant to the foregoing procedures, you will not otherwise receive an email or electronic copy of the materials.  For meeting directions please call (858) 997-6740.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.